UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)

	☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
US FOODS HOLDING CORP.
(Name of the Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

US. FOODS
101649
200950
OPERATED BY: TRANS-PORTE INC. USDOT 745614
16
15
14

US. FOODS

2026
PROXY STATEMENT

NOTICE OF ANNUAL MEETING
THURSDAY, MAY 14, 2026
8 AM (CENTRAL DAYLIGHT TIME)

OUR CULTURE

DELIVER EXCELLENCE
I do it right for my customer every time

STOP WASTE
I drive productivity through continuous improvement

YOU MATTER
I work safely, care for my co-workers and enable their success

WIN TOGETHER
I team up with the right people, in the right way, at the right time

SPEAK UP
I seek the facts, talk straight and exchange objective feedback

PRELIMINARY COPY - SUBJECT TO COMPLETION
[DATE]

Dear Shareholder:
On behalf of the US Foods’ Board of Directors, I cordially invite you to join our US Foods’ 2026 Annual Meeting of Stockholders on May 14, 2026 at 8 a.m. Central Daylight Time.

Once again, we will host a completely virtual meeting, which enables access for as many of our valued shareholders as possible. You can find details of the business to be conducted at the Annual Meeting in the attached Notice of Annual Meeting and Proxy Statement.

Regardless of your ability to participate in the virtual Annual Meeting, ensuring that your shares are represented and your vote is submitted are of utmost importance. Please review this Proxy Statement and submit your vote today using the instructions in this Proxy Statement.

In 2025, the Board continued its oversight of the Company’s growth and talent strategy, prudent allocation of capital and corporate sustainability initiatives. These efforts contribute to the Company’s continued successful trajectory and progress against its four-pillar strategy: Culture, Service, Growth and Profit. In the first year of the Company’s 2025-2027 long-range plan, US Foods made significant progress under the leadership of Chief Executive Officer Dave Flitman and through the dedicated commitment of the Company’s 30,000 associates.

We thank those of you who met with the Company over the past year and provided valuable feedback on a broad range of topics from governance to sustainability. These interactions helped inform the Board’s and its Committees’ agendas and priorities for the year. We remain dedicated to maintaining ongoing communication with the Company’s shareholders and value your continued engagement.

As Chair of this great Company, I am incredibly grateful for your support. On behalf of the Board and our team, thank you for your ongoing trust in US Foods and for being a valued US Foods shareholder.

Sincerely,

David M. Tehle
Chair of the Board

“In the first year of the Company’s 2025-2027 long-range plan, US Foods made significant progress under the leadership of Chief Executive Officer Dave Flitman and through the dedicated commitment of the Company’s 30,000 associates.”

 - David M. Tehle, Chair of the Board

[DATE]
Dear Fellow Shareholder:
I am pleased to share that we delivered a strong first year of our 2025-2027 long-range plan. Despite a softer economic environment, our team of 30,000 talented associates executed our strategy and controlled the controllables. Our results are a testament to their extraordinary commitment to our company promise to help our customers Make It and our ambition to become the undisputed best in the industry–the safest, the fastest growing, the most profitable, leading digital and the best place to work.

To drive value for our customers, our associates and you, our shareholders, we made significant strides toward our ambition by making notable progress across all four pillars of our strategy:

Culture: Our Culture and our associates at US Foods are the foundation of our success. I am incredibly proud of our efforts to create an even safer workplace, including a 16% improvement in our injury and accident rates compared to 2024. However, we will not rest until we reach our goal of zero injuries and accidents. To foster a supportive culture where our associates can grow and thrive, last year we invested in nearly 1.2 million hours of learning opportunities, exceeding our goal of 1 million hours. Our commitment to our communities to help them Make It did not waver as we donated more than $12.5 million to support hunger relief, culinary education and disaster relief efforts. And our Serve Good portfolio, which is carefully curated to meet our defined sustainability standards, achieved more than $1 billion in sales for the second year in a row.

Service: We pride ourselves on providing world-class service to approximately 250,000 customer locations. To enhance our service to customers, we drove a year-over-year 15% improvement in our Operations Quality Composite, which measures our ability to deliver products to our customers without errors. We also completed the deployment of Descartes, a leading routing technology that enables a better experience for our customers by delivering their orders within a more precise time window and with greater routing efficiency. Importantly, we made significant advancements in our MOXē digital solutions platform, including additional AI capabilities such as our new AI-driven ordering feature, to further strengthen our digital leadership position.

Growth: In 2025, net sales increased 4.1% to $39.4 billion as we continued our focus on the fastest growing customer types: independent restaurants, healthcare and hospitality. We expanded our Pronto small truck delivery service to 46 markets and Pronto Next Day to 24 markets. We will continue to invest in expanding Pronto, which generated more than $1 billion in sales in 2025, underscoring its importance as a long-term growth driver. We continued to improve our center-of-plate protein and fresh produce offerings to independent restaurants, which grew approximately 150 basis points faster than the industry last year and nearly 400 basis points faster over the past two years. Finally, we announced that we will transition to a 100 percent variable compensation structure for our local salesforce to ensure stronger alignment with our strategic priorities, drive long-term growth and enable higher earnings potential for our sellers.

Profit: In 2025, we grew Adjusted EBITDA* 11% to a record $1.932 billion, expanded margins by 30 basis points and delivered record Adjusted Diluted Earnings Per Share* of $3.98. Our Adjusted Diluted EPS* growth of 26% led the industry and was more than twice our double-digit Adjusted EBITDA* growth rate. We increased Gross profit 5.1% to $6.9 billion driven by improved cost of goods, increased private label penetration and tighter inventory management. We made continued progress on cost of goods through our strategic vendor management efforts, realizing more than $150 million in savings last year. We also grew private label penetration by approximately 90 basis points to nearly 54 percent with our core independent restaurant customers. Additionally, our enhanced inventory management process resulted in approximately $40 million in Gross profit benefit and our focus on reducing indirect cost delivered approximately $45 million in savings.

“We made significant strides in 2025 toward our ambition to become the undisputed best in our industry. With a long runway of top‑ and bottom‑line growth ahead of us, we are well positioned to deliver sustained growth for many years to come.”

- Dave Flitman, Chief Executive Officer

Importantly, we remained disciplined in our capital deployment. We ended the year at 2.7 times net leverage*, within our 2 to 3 times target range. In 2025, we invested $410 million in cash capital expenditures to support our business and enable organic growth. We also repurchased approximately $930 million in shares last year and completed two small tuck-in acquisitions for more than $130 million.

In closing, we made significant strides in 2025 toward our ambition to become the undisputed best in our industry. Now that we are a third of the way through our 2025-2027 long-range plan, I remain highly confident we will reach our 2027 goals. And, with a long runway of top‑ and bottom‑line growth ahead of us, we are well positioned to deliver sustained growth for many years to come.

I invite you to attend our virtual US Foods’ 2026 Annual Meeting of Stockholders on May 14 at 8 a.m. Central Daylight Time. Your vote matters, so please submit your vote today! Meeting details and voting instructions are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Serving as CEO of US Foods continues to be a profound honor. I’m proud of our team's achievements and look forward to continuing to drive shareholder value by executing our long-range plan commitments and delivering excellent service to our customers.

Thank you for your continued trust and confidence in US Foods.

Sincerely,

Dave Flitman
Chief Executive Officer

* An asterisk denotes a non-GAAP measure. For more information, including reconciliations of our non-GAAP measures to the comparable GAAP measures, see Appendix A to this Proxy Statement. All percentages noted above are increases over fiscal year 2024.

PRELIMINARY COPY - SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 14, 2026
8:00 a.m. (Central Daylight Time)
We are pleased to provide notice of the 2026 Annual Meeting of Stockholders of US Foods Holding Corp. (including any adjournments, postponements, or continuations thereof, the “Annual Meeting”). This year’s Annual Meeting will be virtual. You will be able to attend the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/USFD2026.
MEETING AGENDA
As described in the 2026 proxy statement detailing the business to be conducted at the Annual Meeting (the “Proxy Statement”), the holders of our Common Stock, par value $0.01 per share (“Common Stock”), will be asked to:

1.	Elect eight director nominees to our board of directors (our “Board”);

2.	Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Proxy Statement;

3.	Ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal year 2026;

4.	Approve an amendment to our certificate of incorporation to provide stockholders the right to call a special meeting at a 25% ownership threshold; and

5.	Transact such other business that may properly come before the Annual Meeting.
RECORD DATE
Stockholders of record at the close of business on March 18, 2026, are entitled to notice of, and to vote at, the Annual Meeting.
PROXY VOTING
Your vote is important to us. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to vote your shares as soon as possible. Specific instructions for voting over the internet or by telephone or mail are included in the Notice. If you attend the virtual Annual Meeting and vote electronically during the meeting, your vote will replace any earlier vote.
ONLINE PROXY DELIVERY AND VOTING
As permitted by the Securities and Exchange Commission (the “SEC”), we are furnishing these proxy materials and the Company’s 2025 annual report to stockholders (the “Annual Report”) primarily via the Internet instead of mailing printed copies of those materials to each stockholder. We believe electronic delivery expedites your receipt of materials, reduces the environmental impact of our Annual Meeting, and reduces costs significantly. Beginning on or about [DATE], a Notice of Internet Availability of Proxy Materials (“Notice”) was mailed to each of our stockholders of record as of March 18, 2026. The Notice contains instructions on how you can access the proxy materials and vote online. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the Notice. As more fully described in the Notice, all stockholders may choose to access these materials online or may request printed or emailed copies.

By Order of the Board of Directors,

Timothy D. Johnson
Executive Vice President, Chief Legal Officer and Corporate Secretary

Access The Proxy Statement and Vote In One of Four Ways:

Internet Visit the website on your proxy or voting instruction form	Telephone Call the telephone number on your proxy or voting instruction card	Mail Sign, date, and return your proxy or voting instruction card in the enclosed envelope	At the Meeting Attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/USFD2026
Please refer to the Notice or the information forwarded by your bank, broker, or other nominee to see which voting methods are available to you.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 14, 2026.
The Proxy Statement and our Annual Report are available free of charge at www.virtualshareholdermeeting.com/USFD2026 and under the Annual Reports tab in the Financial Information section of our Investor Relations website (https://ir.usfoods.com/financials/annual-reports-proxy-statements/default.aspx).

TABLE OF CONTENTS

Proxy Summary	1
Proposal 1: Election of Directors	6
Corporate Governance	18
Director Compensation	30
Proposal 2: Advisory Vote on Executive Compensation	33
Compensation Discussion and Analysis	34
Compensation and Human Capital Committee Report	53
Executive Compensation	54
Pay Versus Performance	65
Proposal 3: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2026	69
Audit Committee Report	70
Proposal 4: Approve an amendment to our certificate of incorporation to provide stockholders the right to call a special meeting at a 25% ownership threshold	71
Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers	74
About the Annual Meeting	77
Other Matters	82
Appendix A — Non-GAAP Financial Measures	A-1
Appendix B - Amended and Restated Certificate of Incorporation	B-1
Appendix C - Amended and Restated Bylaws	C-1

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, forecasted financial performance, statements about future results of operations and other statements which are not purely historical facts or that necessarily depend upon future events. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words). These statements are not guarantees of future performance or results and are subject to risks, uncertainties and other important factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed in the forward-looking statements, including, among others: changes in consumer eating habits, including economic factors affecting consumer confidence and discretionary spending and the impact of advancements in pharmaceutical therapies, which may reduce the consumption of food prepared away from home; cost inflation/deflation and commodity volatility, including increases in fuel costs; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business and achieve the expected benefits from cost savings initiatives; the impact of climate change or related regulatory or market measures; the impact of governmental regulations related to our operations, including product safety; product recalls and product liability claims; our reputation in the industry; labor relations, increased labor costs and continued access to qualified labor; the level, interest rates and availability of indebtedness and restrictions under agreements governing our indebtedness; disruption of existing technologies and implementation of new technologies, including artificial intelligence; cybersecurity incidents and other technology disruptions; effective execution on the Company’s growth strategy, including acquisitions and the integration of acquired businesses; risks to the health and safety risks of our associates; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and the timing and scope of future repurchases by US Foods of its common stock. More information on these risks and other potential factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price is included in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this Proxy Statement are based on information available to us on the date hereof. For these statements, the Company claims the protection of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement.
WEBSITES
Links to websites included in this Proxy Statement are provided solely for convenience. Information contained on websites, including on our website, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.

ABOUT US FOODS
US FOODS AT A GLANCE(1)
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 customer locations to help their businesses succeed. With more than 70 broadline distribution centers and more than 90 cash and carry stores, US Foods and its 30,000 associates provide its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Illinois.
FISCAL YEAR 2025 PERFORMANCE HIGHLIGHTS(3)

Delivered Net Sales of $39.4 billion, up 4.1%	Grew total case volume 1.0%; independent case volume 3.3%	Increased Gross Profit 5.1% to $6.9 billion	Delivered Net Income of $676 million	Grew Adjusted EBITDA* 11.0% to $1.932 billion	Increased Diluted EPS 45.5% to $2.94 and Adjusted Diluted EPS* 26.3% to $3.98

WHERE YOU CAN LEARN MORE

LEARN MORE ABOUT US
You can learn more about US Foods, by visiting our website at www.usfoods.com or by viewing our social media content on the platforms noted below.

@usfoods	us_foods	US Foods	US Foods

(1)Unless otherwise indicated, information provided above is as of fiscal year end 2025.
(2)As of March 1, 2026.
(3)An asterisk denotes a non-GAAP measure. For more information, including reconciliations of our non-GAAP measures to the comparable GAAP measures, see Appendix A to this Proxy Statement. All percentages noted above are increases over fiscal year 2024.

PROXY SUMMARY
INFORMATION ABOUT THE ANNUAL MEETING
This Proxy Statement and accompanying proxy card was first sent to stockholders on [DATE]. You have received these proxy materials because the Board of Directors of US Foods Holding Corp. is soliciting your proxy to vote your shares during the Annual Meeting. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote your shares, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Time and Date:	8:00 a.m. (Central Daylight Time) on Thursday, May 14, 2026
Location:	Virtual Meeting (www.virtualshareholdermeeting.com/USFD2026)
Record Date:	The close of business on March 18, 2026 (the “Record Date”)
MATTERS TO BE VOTED UPON
At the Annual Meeting, the holders of our common stock, par value $0.01 per share (“Common Stock”), will be asked to vote upon the following matters:

	Board Recommendation	Page

Proposal 1 – Election of eight director nominees	“FOR” EACH OF OUR BOARD NOMINEES	6

Proposal 2 – Advisory approval of the compensation paid to our named executive officers, as disclosed in the Proxy Statement	“FOR”	33

Proposal 3 – Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2026	“FOR”	69

Proposal 4 – Approve an amendment to our certificate of incorporation to provide stockholders the right to call a special meeting at a 25% ownership threshold	“FOR”	71

STOCKHOLDERS ENTITLED TO VOTE
Stockholders entitled to vote at the Annual Meeting are those who owned Common Stock at the close of business on the Record Date. As of the Record Date, there were 220,242,295 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	1

PROXY SUMMARY
DIRECTOR NOMINEES
The following table provides summary information about our eight director nominees. All of the Company’s nominees are independent in accordance with applicable New York Stock Exchange (“NYSE”) listing standards, other than David E. Flitman, the Company’s Chief Executive Officer. In addition, all other directors who served during all or part of fiscal year 2025 were also determined to be independent in accordance with the NYSE listing standards. All current members of the Board are standing for election for a one-year term, expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Nominee and Position	Age	Director Since	Independent(1)	Committees				Compliance with Stock Ownership Guidelines
				AC	CHCC	NCGC	E

Cheryl A. Bachelder Former Chief Executive Officer of Popeyes Louisiana Kitchen, Inc.	69	2018	✓		C		●	✓
David W. Bullock Former Chief Financial Officer of Pinnacle Agriculture Holdings	61	2025	✓	●		●		✓
David E. Flitman Chief Executive Officer of US Foods	61	2023						✓
Marla C. Gottschalk Former Chief Executive Officer of The Pampered Chef, Ltd.	65	2022	✓	C		●	●	✓
Carl Andrew Pforzheimer Former Co-Chief Executive Officer of Tastemaker Acquisition Corporation	64	2017	✓	●				✓
Quentin Roach Senior Vice President and Chief Procurement Officer at Estée Lauder Companies Inc.	59	2022	✓	●	●			✓
David M. Tehle Former Executive Vice President and Chief Financial Officer of Dollar General Corporation	69	2016	✓		●		C	✓
Ann E. Ziegler Former Senior Vice President and Chief Financial Officer of CDW Corporation	67	2018	✓			C	●	✓
(1)All directors are independent in accordance with the standards of the NYSE, except for Mr. Flitman, our CEO.

2	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROXY SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS
The Company has a long-standing commitment to strong corporate governance, which promotes the long-term interests of our stockholders, strengthens Board and management accountability, and helps build trust in the Company. The Board has adopted policies and processes that foster effective Board and Committee oversight of critical matters including strategy, enterprise risk management, financial and other controls, cybersecurity and data security, compliance and ethics, corporate sustainability, Board composition and refreshment, and management succession planning. The Board and its Committees regularly review the Company’s corporate governance documents, policies, and processes in the context of current governance trends, recognized best practices, and legal and regulatory changes. The following sections provide an overview of our corporate governance structure, policies, and processes, including key aspects of our Board’s and its Committees’ operations.

Independence	✓	Defined guidelines for an independent Chair or Lead Independent Director of the Board
	✓	All director nominees other than our CEO are independent
	✓	Our independent directors meet in executive session on a regular basis without our CEO or other members of management present
	✓	Fully independent Board Committees
Accountability	✓	Annual election of all directors
	✓	Majority vote standard in uncontested director elections
	✓	One class of voting stock with equal voting rights
Evaluation and Effectiveness	✓	Annual Board and Committee self-evaluation process
	✓	Individual Director assessments
Composition and Refreshment	✓	13% of director nominees are persons of color and 38% of director nominees are female
	✓	All regular Board Committees are chaired by female directors
	✓	Balance of new and experienced directors, with an average tenure of five years for director nominees
Active Oversight and Engagement	✓	Robust oversight of risks related to the Company’s business, including comprehensive and strategic approach to enterprise risk management
	✓	Audit Committee oversight of cybersecurity matters
	✓	Nominating and Corporate Governance Committee oversight of corporate sustainability
	✓	Compensation and Human Capital Committee oversight of employee safety
	✓	Added 4 new directors over the past 4 years
Alignment with Stockholder Interests	✓	No stockholder rights plan (poison pill)
	✓	Executive officer and independent director stock ownership requirements
	✓	Double-trigger cash severance
Compensation Policies	✓	Dodd-Frank compliant clawback policy
	✓	Anti-hedging policy
	✓	Annual say-on-pay advisory votes
Commitment to Stockholder Rights and Robust Stockholder Engagement	✓	Stockholders can amend charter or bylaws by a majority vote
	✓	Proactive year-round engagement with stockholders
	✓	Incorporation of stockholder input informs our Board and Committee agendas, as well as our strategies and programs

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	3

PROXY SUMMARY
BOARD COMPOSITION
US Foods is proactive in seeking to ensure that its Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives while at the same time seeking to ensure that the Board is comprised of directors who have broad and diverse backgrounds, perspectives and experiences. The Board believes a range of perspectives and experiences among its members bolsters effective oversight of our management, elevates stewardship over strategy and supports creation of long-term value for our stockholders. The Board is committed to refreshment to align skills and expertise to the needs of the Company and actively seeks highly qualified individuals with varying professional backgrounds and other differentiating personal characteristics who combine a broad spectrum of experience and expertise with a reputation for integrity. We believe the current composition of our director nominees, illustrated below, reflects these principles and provides the Company with effective oversight.

INDEPENDENCE	AGE	TENURE

4	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROXY SUMMARY
EXECUTIVE COMPENSATION HIGHLIGHTS
After reviewing market trends, evaluating our Say-on-Pay vote results, and receiving feedback from stockholders, the Compensation and Human Capital Committee determined that our fiscal year 2025 annual and long-term incentive plans should follow a similar structure to our fiscal year 2024 compensation design. The fiscal year 2025 plan design emphasized our strategic and operational priorities and focused the Company and its management team on critical drivers of the Company’s future success.

2025 Long-Term Equity Incentive Plan (“LTIP”) Highlights. Our 2025 LTIP equity grants consisted of a mix of time-based restricted stock units (“RSUs”) (50%) and performance-based RSUs (“PRSUs”) (50%). The 2025 PRSUs are subject to performance goals related to Adjusted EBITDA growth rate (70%) and Adjusted Return on Invested Capital (“ROIC”) (30%). In addition, the Compensation and Human Capital Committee determined to introduce a PRSU multiplier, capped at 3x, that provides additional upside for achieving stretch hurdle stock prices to the underlying PRSU payout. These performance metrics are directly linked to our long-term growth strategy, which we believe will drive stockholder value. The 2025 PRSUs for the 2025-2027 performance period include Adjusted EBITDA and Adjusted ROIC growth targets established for each year in the three-year performance period (2025, 2026, and 2027) which were established at the beginning of the three-year performance period. The ultimate vesting and payout at the end of the 2025-2027 performance period will be determined by a simple average of each year’s payout percentages, subject to the multiplier described above.

2025 Annual Incentive Plan (“AIP”) Highlights. In fiscal year 2025, our AIP performance goals were designed to highlight the Company’s goal of continued top line growth and cost control, while also emphasizing operational improvements and share growth that would be critical to the achievement of our long-range plan. Similar to the prior year, the key metrics consisted of Adjusted EBITDA, improvement to our distribution cost per case, calculated based on the Company’s variable and fixed costs excluding fuel (“Distribution Cost Per Case”), the Company’s share among independent restaurant customers (“IND Market Share”) and a modifier based on safety performance. The structure of our fiscal year 2025 AIP applied the following weights to the these metrics: Adjusted EBITDA (70%), Distribution Cost Per Case (15%) and IND Market Share (15%) – and includes a +/- 10% modifier based on the Company’s safety improvement.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	5

Proposal 1: Election of Directors
The Board of Directors Unanimously Recommends a VOTE “FOR” Each of the Board’s Director Nominees

Our Board is currently comprised of the following eight directors: Cheryl A. Bachelder, David W. Bullock, David E. Flitman, Marla C. Gottschalk, Carl Andrew Pforzheimer, Quentin Roach, David M. Tehle, and Ann E. Ziegler.

Based upon the recommendation of the Nominating and Corporate Governance Committee, each current director has been nominated to serve for a one-year term until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified (or their earlier death, resignation or removal) and each director has agreed to serve as a director of the Company if elected.

Director Qualifications
US Foods is proactive in seeking to ensure that its Board possesses, in the aggregate, the strategic, operational and financial skills and experience necessary to fulfill its duties and seek to ensure that the Board is composed of directors who have broad and diverse backgrounds, perspectives and experiences. Our Corporate Governance Guidelines provide that individuals will be considered for nomination to the Board based on the entirety of their skills, experiences and perspectives, including their business and professional expertise, judgment, background, and such other relevant characteristics as the Board deems is necessary or appropriate. The Board believes that such a Board is best able to effectively oversee management, supervise strategy and support creation of long-term value for our stockholders. Additionally, with the assistance of the Nominating and Corporate Governance Committee, the Board regularly reviews board composition. Our Board is currently composed of current and former chief executive officers, former chief financial officers, a current chief procurement officer and experienced public company directors. We believe the current composition of the Board reflects a directorship with differentiated professional backgrounds and personal characteristics, who combine a broad spectrum of experience and expertise with a reputation for integrity.
The Board believes that thoughtful refreshment of the members of the Board is important to ensure that the Board continues to meet the changing needs of the Company and that new perspectives are regularly considered. The Board strives to maintain an appropriate balance of tenure, turnover, backgrounds, attributes, viewpoints and experiences. As part of the Board’s commitment to refreshment, four of our eight current directors were appointed in the last four years.
Director candidates are required to demonstrate a reputation for integrity, strong values, discipline, high ethical standards, a commitment to full engagement and participation on the Board and its Committees, and relevant experience, along with other skills and characteristics that meet the current needs of the Board, which can change from time to time. In selecting directors to our Board, the Nominating and Corporate Governance Committee and the Board consider whether candidates meet applicable independence standards where appropriate and evaluate any potential conflicts of interest with respect to each candidate.
Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. If a director nominee should become unavailable to serve at the time of the Annual Meeting, shares of Common Stock represented by proxy may be voted for the election of a substitute nominee to be designated by the Board. Alternatively, in lieu of designating a substitute, the Board may reduce the size of the Board accordingly.

6	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROPOSAL 1

DIRECTOR NOMINEE QUALIFICATIONS, SKILLS AND EXPERIENCE
The table below highlights the key areas of qualification, experience and skills relevant to US Foods, each as further described below. which are embodied by our director nominees, as well as certain demographic information. More detailed information is provided in each director nominee’s biography beginning on the next page.

	Bachelder	Bullock	Flitman	Gottschalk	Pforzheimer	Roach	Tehle	Ziegler

Qualifications, Skills and Experience
Food Industry	✓		✓	✓	✓	✓	✓	✓
Supply Chain and Logistics		✓	✓			✓
CEO Leadership	✓		✓	✓	✓
Sustainability and Corporate Responsibility			✓		✓	✓		✓
Accounting/Finance	✓	«	✓	«	✓	✓	✓	✓
Risk Management	✓	✓	✓	✓		✓	✓	✓
Technology		✓	✓	✓	✓		✓	✓
Marketing and Strategy	✓		✓	✓		✓		✓
Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓
Governance	✓	✓	✓	✓	✓	✓	✓	✓
Other Public Company Board(s)	✓	✓	✓	✓	✓		✓	✓
Demographic Background
Gender	F	M	M	F	M	M	M	F
Ethnicity	White	White	White	White	White	Asian / Black or African American	White	White
« = director designated as an audit committee “financial expert”

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	7

PROPOSAL 1

WHAT THESE SKILLS BRING TO US FOODS:

Food Industry	Experience in the food industry provides the Board with an enhanced understanding of the industry which is highly important to strategic planning and risk oversight of our business and operations.

Supply Chain and Logistics
Experience in supply chain management and logistics provides the Board with an enhanced understanding of a crucial aspect of the Company’s operations and is important to overseeing risk in our supply chain and operations.

CEO Leadership	CEO leadership experience brings different perspectives into the boardroom and is important for monitoring strategy, developing a high-performing executive leadership team, and capital allocation.

Sustainability and Corporate Responsibility
Sustainability and corporate responsibility experience is important for monitoring the environmental and corporate sustainability issues that are relevant to our Company, the sustainability of the communities in which we operate, and our related strategies and priorities.

Accounting / Finance	Accounting and finance experience is important in overseeing our financial reporting, internal controls, and capital allocation, which are critical to our success.

Risk Management	Experience in risk management is critical in overseeing the risks we face today and anticipating emerging risks that could impact us in the future.

Technology (including Cybersecurity)
Experience in technology is important to assess the tools we utilize to support our business infrastructure, supply chain and customer service, and also to oversee cybersecurity and information security risks.

Marketing and Strategy	Marketing and strategy experience is important in understanding our growth strategy and customer-centric focus.

Human Capital Management
Human capital management experience is important for a large workforce like ours to assess compensation practices, inclusion and belonging strategies, talent, training programs, and corporate culture which we depend upon to attract and retain key personnel, to maintain good relationships with our associates, including the unions that represent some of our associates, and to motivate our associates to perform and create long-term stockholder value.

Governance
Directors with corporate governance experience provide support for the Board to facilitate key decision making in an evolving landscape, deliver oversight in Board structure and formalities, and assist in management accountability, transparency, and promotion of stockholders’ interests.

Public Company Board Experience
Public company board experience provides a director with a solid understanding of the extensive and complex oversight responsibilities of public company boards and furthers the goals of greater transparency, accountability and protection of stockholders’ interests.

8	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROPOSAL 1
Biographical Information
Biographical information about our director nominees as of the date of this Proxy Statement, including their ages, professional experiences, Board tenure, Committee memberships, qualifications and other public company directorships, is set forth on the following pages.
Eight nominees for election as directors with a term expiring at the 2027 Annual Meeting, to be elected by the holders of our Common Stock.

	Cheryl A. Bachelder	Independent Director

	Director Since: 2018	Age: 69
Committees: •Compensation and Human Capital (Chair) •Executive

Experience:

Other Current Public Company Directorships: None Past Public Company Directorships: Pier 1 Imports, Inc.	Ms. Bachelder is the retired Chief Executive Officer of Popeyes Louisiana Kitchen, Inc., a multinational restaurant operator and franchisor, serving in this role from October 2007 to March 2017. She served on the board of directors of Pier 1 Imports, Inc. from 2012-2020. While on the board, she was acting CEO at Pier 1 from December 2018-November 2019; Pier 1 declared bankruptcy in 2020. Prior to her role with Popeyes, Ms. Bachelder served as President and Chief Concept Officer of KFC restaurants, a division of Yum! Brands, Inc. Ms. Bachelder’s earlier career included brand leadership roles at Domino’s Pizza, RJR Nabisco, Gillette, and Procter & Gamble. Ms. Bachelder also previously served on the board of directors, as Lead Director, of Chick-fil-A, Inc., a family-owned and privately held restaurant chain.

Skills and Qualifications:

■Ms. Bachelder is an accomplished executive, with extensive experience in the food industry and a track record of creating strong brand value.
■Her expertise provides valuable insights as US Foods executes its strategy.
■She is an experienced public company director, with expertise in human capital management, including oversight of executive compensation.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	9

PROPOSAL 1

	David W. Bullock	Independent Director

	Director Since: 2025	Age: 60
Committees: •Nominating and Corporate Governance •Audit Committee

Experience:

Other Current Public Company Directorships: None Past Public Company Directorships: BMC Stock Holdings (Chairman) Builders FirstSource, Inc.	Mr. Bullock is the former Chief Financial Officer of Pinnacle Agriculture Holdings LLC, an agricultural retail and wholesale distribution business, serving in the role from 2015 until his retirement in 2017. Mr. Bullock served as Chairman of the Board of Directors of BMC Stock Holdings from 2015 until May 2020 and then as a director until its January 2021 merger with Builders FirstSource, Inc., where he continued as a director until May 2022. Prior to that, he served as Chief Financial Officer of Graham Packaging Company Inc., a publicly-traded, global manufacturer of rigid plastics containers, from 2009 until the sale of the company in 2011. Mr. Bullock served as Chief Operating Officer, Executive Vice President, and Chief Financial Officer of UAP Holding Corporation, a publicly-traded distributor of agricultural-related products, from 2002 to 2008. Prior to this, he held various financial positions with FMC Corporation, Air Products and Chemicals Inc., and Westinghouse Electric. Currently, Mr. Bullock serves on the board of Verdesian Life Sciences, a privately-held company, and the boards of the non-profit organizations of Faith Alive USA Inc. and Mustangs 4 Military.

Skills and Qualifications:

■Mr. Bullock has substantial senior executive leadership experience, in particular his experience as a chief financial officer. He is designated as a financial expert for Audit Committee purposes.
■He is an experienced public company director, with expertise in risk management and human capital management expertise to the Board, including oversight of incentive compensation.
■Mr. Bullock provides our Board with insight into the agricultural industry.
■In 2025, Mr. Bullock achieved a certificate in cybersecurity from ISC2.

10	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROPOSAL 1

	David E. Flitman	Chief Executive Officer

	Director Since: 2023	Age: 61
Committees: •None

Experience:

Other Current Public Company Directorships: Avery Dennison Corporation Past Public Company Directorships: Veritiv Corporation Builders FirstSource, Inc. BMC Stock Holdings, Inc.	Mr. Flitman has served as the Chief Executive Officer since January 2023. Mr. Flitman previously served as Chief Executive Officer and a member of the board of directors of Builders FirstSource, Inc., from April 2021 to December 2022. He also served as President and Chief Executive Officer and a member of the board of directors of BMC Stock Holdings, Inc. from August 2018 until its merger with Builders FirstSource in January 2021. In addition, Mr. Flitman was Executive Vice President of Performance Food Group Company and President and Chief Executive Officer of its Performance Foodservice division from January 2015 to September 2018. From January 2014 to December 2014, Mr. Flitman held Chief Operating Officer and President USA & Mexico roles at Univar Solutions Inc. Mr. Flitman joined Univar in December 2012 as President USA. From November 2011 to September 2012, he served as Executive Vice President and President of Water and Process Services at Ecolab Inc. and from August 2008 to November 2011, he was Senior Executive Vice President of Nalco Holding Company. He also served as President of Allegheny Power System from February 2005 to July 2008. Before holding these executive positions, Mr. Flitman spent nearly 20 years in operational, commercial, and global business leadership positions at DuPont de Nemours, Inc. From July 2017 until November 2023, Mr. Flitman served as a member of the board of directors of Veritiv Corporation and as Chair of the Compensation and Leadership Development Committee. Since July 2025, Mr. Flitman has been a member of the board of directors of Avery Dennison and a member of their Talent and Compensation Committee since December 2025.

Skills and Qualifications:

■As an experienced public company CEO, Mr. Flitman brings a wealth of global business leadership experience, executive management skills and extensive commercial distribution experience across multiple industries, including food distribution.
■Mr. Flitman has a proven track record of driving operational excellence, profitable growth, stockholder returns and a people-centric, high-performing culture.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	11

PROPOSAL 1

	Marla C. Gottschalk	Independent Director

	Director Since: 2022	Age: 65
Committees: •Audit (Chair) •Nominating and Corporate Governance •Executive

Experience:

Other Current Public Company Directorships: Reynolds Consumer Products Inc. UL Solutions, Inc. Past Public Company Directorships: Big Lots, Inc. Potbelly Corporation	Ms. Gottschalk is the former Chief Executive Officer of The Pampered Chef Ltd., the premiere direct seller of high-quality kitchen and entertaining products, serving in the role from 2006 to 2013; and as President and Chief Operating Officer from 2003 to 2006. Prior to The Pampered Chef, Ms. Gottschalk served in a variety of senior roles at Kraft Foods, one of the largest global food and beverage companies, including as Executive Vice President and General Manager of the Post Cereal division, Senior Vice President of Financial Planning and Investor Relations, and Vice President of Marketing and Strategy of the Kraft Cheese Division. Ms. Gottschalk currently serves as a member of the board of directors and Chair of Nominating and Governance committee for UL Solutions Inc., a global leader in applied safety science delivering testing, inspection, certification and software services, and as a member of the board of directors and Chair of the Audit Committee of Reynolds Consumer Products Inc., a leading provide of household products.

Skills and Qualifications:

■Ms. Gottschalk is an accomplished executive with more than 25 years of experience in Consumer Products.
■Ms. Gottschalk is a Certified Public Accountant and is designated as a financial expert for Audit Committee purposes.
■Ms. Gottschalk is an experienced public company director with expertise in enterprise risk management, corporate governance and mergers and acquisitions.
■In 2025, Ms. Gottschalk achieved a certificate in cyber risk and strategy from the Diligent Institute.

12	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROPOSAL 1

	Carl Andrew Pforzheimer	Independent Director

	Director Since: 2017	Age: 64
Committees: •Audit

Experience:

Other Current Public Company Directorships: None Past Public Company Directorships: Tastemaker Acquisition Corp	Mr. Pforzheimer is a lecturer at Harvard Business School, where he teaches a course on the restaurant industry. Prior to that, Mr. Pforzheimer was the co-Chief Executive Officer of Tastemaker Acquisition Corp., a special-purpose corporation formed to make investments in the restaurant and hospitality industry. Previously, Mr. Pforzheimer founded Barteca Holdings, LLC, a multi-location restaurant group, where he served as Chief Executive Officer from 1995 until August 2016. Mr. Pforzheimer previously served on the board of directors of Tastemaker Acquisition Corp. from August 2020 until June 2023, and previously served as Chairman of the Board of Directors of Barteca from March 2012 until 2018. Mr. Pforzheimer currently serves, and has served, on the boards of directors of several private restaurant companies throughout the United States and several restaurant technology companies, including as Lead Director at Wisely, Inc., a restaurant technology company serving fast casual and full service restaurant chains across the country, until its acquisition by Olo Inc., a leading on-demand commerce platform, at the end of 2021. Mr. Pforzheimer is a member of the Education Policy Committee of the Culinary Institute of America and has also served on the board of directors of the Connecticut Restaurant Association.

Skills and Qualifications:

■Mr. Pforzheimer is a successful restaurateur with significant food industry leadership and customer service experience, providing the Board with unique insights into the restaurant and hospitality industries.
■He has substantive experience in sustainability, risk management and human capital management and provides the Board with valuable perspectives in these areas and others based on his executive leadership experience with independent restaurants.
■Mr. Pforzheimer provides our Board with unique insights into the restaurant and hospitality industries.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	13

PROPOSAL 1

	Quentin Roach	Independent Director

	Director Since: 2022	Age: 59
Committees: •Audit •Compensation and Human Capital

Experience:

Other Current Public Company Directorships: None Past Public Company Directorships: None	Mr. Roach is the Chief Procurement Officer at the Estée Lauder Companies, Inc., a leading prestige beauty company with a worldwide reputation for elegance, luxury and superior quality, working across the enterprise and leading luxury brands to deliver innovation, customer enthusiasm and sustainable value-creation. Previously, Mr. Roach served as Senior Vice President and Chief Procurement Officer at Mondelēz International, Inc., an American multinational confectionery, food, holding, and beverage and snack food company, from 2020-2022, overseeing company-wide expenditures, working capital management, risk mitigation processes, supply chain ESG initiatives, supplier performance management and innovation improvements. Prior to that, he was the Chief Procurement Officer and Senior Vice President of Global Supplier Management and Workplace Enterprise Services at Merck & Co., Inc., a publicly traded pharmaceutical company, serving in the role from 2016-2020, and various other leadership roles at Merck & Co., from 2011-2016. From 2008 to 2011 he was the Senior Vice President and Chief Procurement Officer at Bristol Myers Squibb, a publicly traded pharmaceutical company. From 2002 to 2008, Mr. Roach served in positions of increasing responsibility, including those related to supply chain management, at Bausch & Lomb, Strong Health, Delphi Corporation and General Motors Corporation.

Skills and Qualifications:

■Mr. Roach has substantial executive leadership experience across a number of industries and sectors.
■He has deep expertise in supplier relationship management, sourcing strategies and material procurement, as well as broader value chain management areas of manufacturing, quality, engineering, warehousing and distribution.
■Mr. Roach has extensive knowledge of risk management and business planning to improve organizational growth prospects.

14	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROPOSAL 1

	David M. Tehle	Chair and Independent Director

	Director Since: 2016	Age: 69
Committees: •Compensation and Human Capital •Executive (Chair)

Experience:

Other Current Public Company Directorships: None Past Public Company Directorships: Genesco Inc. Jack in the Box Inc. National Vision Holdings, Inc.	Mr. Tehle is the retired Executive Vice President and Chief Financial Officer of Dollar General Corporation, a publicly traded retailer, serving in the role from 2004 to 2015. Prior to Dollar General, Mr. Tehle was Chief Financial Officer of Haggar Corporation from 1997 to 2004 and held finance positions at several companies, including Ryder System, Inc., a transportation and logistics company, and Texas Instruments Incorporated, a semiconductor design and manufacturing company. Mr. Tehle previously served on the boards of directors of National Vision Holdings, Inc., a publicly traded optical retail company (from 2017-2024); Genesco, Inc., a publicly traded footwear-focused specialty retail company (from 2016-2019), and Jack in the Box, Inc. (from 2004-2024), a publicly traded quick service burger chain.

Skills and Qualifications:

■Mr. Tehle has extensive knowledge of financial reporting, internal controls and procedures, and risk management.
■He brings significant public company experience to the Board in addition to significant experience as chief financial officer of a public company.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	15

PROPOSAL 1

	Ann E. Ziegler	Independent Director

	Director Since: 2018	Age: 67
Committees: •Nominating and Corporate Governance (Chair) •Executive

Experience:

Other Current Public Company Directorships: Reynolds Consumer Products Inc. Wolters Kluwer N.V. Past Public Company Directorships: Groupon, Inc. Hanesbrands Inc.	Ms. Ziegler is the former Senior Vice President and Chief Financial Officer of CDW Corporation, a technology solutions provider, serving in the role from 2008 to 2017. From 2005 until 2008, Ms. Ziegler served as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Food and Beverage, a division of Sara Lee Corporation, a global consumer goods company. From 2003 until 2005, Ms. Ziegler served as Chief Financial Officer of Sara Lee Bakery Group. From 2000 until 2003, Ms. Ziegler served as Senior Vice President, Corporate Development of Sara Lee. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at the law firm Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Ziegler has served on the boards of directors of Reynolds Consumer Products Inc., a leading provider of household products and publicly traded company, since 2020, as well as the Supervisory Board of Wolters Kluwer N.V., a global provider of information software and services, since 2017. Ms. Ziegler also serves on the Board of Governors of the Smart Museum of Art of the University of Chicago. Ms. Ziegler previously served on the board of directors of Groupon, Inc., a publicly traded local marketplace company (from 2014 to 2020), and Hanesbrands, Inc., a publicly traded apparel company (from 2008 to 2023).

Skills and Qualifications:

■Ms. Ziegler brings significant executive leadership experience in the food and technology industries.
■She has extensive knowledge of financial reporting, internal controls and procedures, risk management, corporate governance, and mergers and acquisitions.
■She brings significant public company experience to the Board, in addition to significant experience as a chief financial officer of a public company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT DIRECTOR NOMINEES.

16	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROPOSAL 1
DIRECTOR NOMINATING PROCESS
The Nominating and Corporate Governance Committee recommends candidates to the Board it believes are qualified and suitable to become members of the Board. The Nominating and Corporate Governance Committee also considers the performance of incumbent directors in determining whether to recommend them for re-election. Recommendations may be received by the Nominating and Corporate Governance Committee from various sources, including current and former directors, a search firm retained by the Nominating and Corporate Governance Committee, stockholders, Company executives, and candidates themselves.
In the case of a vacancy on the Board, including a vacancy created by an increase in the size of the Board, the Nominating and Corporate Governance Committee may recommend to the Board an individual to fill the vacancy.
STOCKHOLDER NOMINATIONS
Stockholders who wish to identify director candidates for consideration by the Nominating and Corporate Governance Committee should write to the address provided in the section entitled “Communications with Our Directors” on page 26. Stockholders may also nominate directors for election to the Board as described in the section entitled “Stockholder Proposals for the 2027 Annual Meeting” on page 82. Nominations must comply with the requirements set forth in our Bylaws and applicable law.
The Nominating and Corporate Governance Committee does not have a separate, formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating and Corporate Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating and Corporate Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating individuals nominated by the Board, in addition to considering the information relating to the director nominee provided by the stockholder.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	17

CORPORATE GOVERNANCE
OUR CORPORATE GOVERNANCE PRINCIPLES
The Board believes that a commitment to strong corporate governance standards is an essential element of enhancing long-term stockholder value in a sustainable manner. The Board believes that its commitment to good governance is demonstrated in part by the continuous implementation of best governance practices, as highlighted on page 3, that the Board believes are in the best interests of our Company and stockholders.
The Board has adopted policies and processes that foster effective Board and Committee oversight of critical matters including strategy, enterprise risk management, financial and other controls, cybersecurity and data security, compliance and ethics, corporate sustainability, Board composition and refreshment, and management succession planning. The Board and its Committees regularly review the Company’s governance documents, policies and processes in the context of current governance trends, recognized best practices, and legal and regulatory changes.
STRONG TRACK RECORD OF REGULAR GOVERNANCE ENHANCEMENTS
Since our initial public offering in 2016, the Company and its Board have demonstrated a commitment to the continuous implementation of best governance practices through the following governance enhancements. The Board continually re-evaluates its corporate governance practices against peers, and maintains a stockholder engagement program so that management and the Board can better understand stockholder perspectives on an array of topics, including corporate governance.

Regular enhancements demonstrate the Board’s commitment to the continuous implementation of corporate governance best practices

2025	✓	Appointed a new director to the Board

	✓	Refreshed membership of our Audit Committee

2024	✓	Refreshed two of our four board committee chairs

	✓	Rotated membership of Nominating and Corporate Governance, Audit and Executive Committees

2023	✓	KKR exit transaction resulted in the elimination of multiple classes of stock through cancellation of Series A Preferred Stock

	✓	KKR exit transaction resulted in the restoration of the right of common stockholders to elect all directors

2022	✓	Declassified the Board so that each director is elected annually

	✓	Refreshed three of four committee chairs and rotated Committee assignments

	✓	Expanded Compensation and Human Capital Committee charter to capture its human capital oversight responsibilities

18	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

CORPORATE GOVERNANCE

IPO through 2021	✓	Expanded Nominating and Corporate Governance Committee Charter to reflect oversight of corporate sustainability strategies

	✓	Added directors and refreshed membership of Audit, Nominating and Corporate Governance, and Compensation and Human Capital Committees

	✓	Removed supermajority vote standard to remove directors and amend Charter and Bylaws

	✓	Adopted majority vote standard in uncontested director elections with director resignation policy

Independent Chair or Lead Independent Director
Our Corporate Governance Guidelines provide for an independent Chair or Lead Independent Director of the Board. If the Chair is not independent, the independent directors will elect an independent director to serve as Lead Independent Director. The Board believes the leadership structure of an independent Chair or Lead Independent Director of the Board best serves the Company and its stockholders at this time. This leadership structure facilitates robust communications between management and the Board and provides effective oversight by independent directors.

David E. Flitman	David M. Tehle

As Chief Executive Officer, Mr. Flitman:
■Determines the strategic direction for the Company
■Leads the development of the Company’s short- and long-term plans
■Sets meaningful and measurable operating and strategic goals for the Company
■Focuses on execution of the Company’s goals
■Establishes a strong performance culture
■Develops our organizational structure, operating model, and management succession plans
■Provides day-to-day leadership over operations
■Supplies the Board with regular updates on key issues, status of operations, and business developments
■Sets the “tone at the top”

As Independent Chair of the Board, Mr. Tehle:
■Confers with the CEO on the Company’s strategy and long-term plan
■Serves as a liaison between management and the Board
■Presides over Board meetings and facilitates leadership discussion
■Sets the Board’s schedule and prioritizes areas of focus
■Directs stockholder engagement and leads governance matters
■Provides management with feedback regarding information that is necessary for the independent directors to effectively perform their duties
■Leads the Board’s annual review of the CEO’s performance
■Serves as Chair of Executive Committee

The Board believes this allocation of responsibilities provides a clear and efficient leadership structure for the Company.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	19

CORPORATE GOVERNANCE
MEETINGS OF THE BOARD AND ITS COMMITTEES

9 Meetings of the Board held in fiscal year 2025	Each director attended at least 75% of all meetings of the Board and the Committees on which he or she served during fiscal year 2025.

Committee Membership	Audit	Compensation and Human Capital	Nominating and Corporate Governance	Executive

Cheryl A. Bachelder		C		✓
David W. Bullock	✓		✓
David E. Flitman
Marla C. Gottschalk	C		✓	✓
Carl Andrew Pforzheimer	✓
Quentin Roach	✓	✓
David M. Tehle		✓		C
Ann E. Ziegler			C	✓
C    Denotes Committee Chair

AUDIT COMMITTEE	Members: Ms. Gottschalk (Chair) Mr. Bullock Mr. Pforzheimer Mr. Roach	Meetings held in 2025: 7

Principal Roles and Responsibilities:
■Oversees the quality and integrity of the Company’s financial statements
■Reviews the Company’s compliance with legal and regulatory requirements
■Monitors the Company’s ethics and compliance function
■Determines the qualifications, independence, and performance of the Company’s independent auditors
■Assesses the performance of the Company’s internal audit function and the adequacy of the Company’s internal controls
■Manages the Company’s enterprise risk management program, with primary responsibility for oversight of the Company’s enterprise risk management, assessment, practices, and procedures (including with respect to cybersecurity risk and data security)
The Board has determined that (i) each Audit Committee member qualifies as independent under rules and standards promulgated by the NYSE and SEC; (ii) each Audit Committee member is “financially literate” as required by the corporate governance standards promulgated by the NYSE; and (iii) each of Ms. Gottschalk and Mr. Bullock is an “audit committee financial expert,” within the meaning of the regulations promulgated by the SEC.

20	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

CORPORATE GOVERNANCE

COMPENSATION AND HUMAN CAPITAL COMMITTEE	Members: Ms. Bachelder (Chair) Mr. Roach Mr. Tehle	Meetings held in 2025: 4

Principal Roles and Responsibilities:
■Establishes and monitors the Company’s overall compensation and benefits philosophy
■Maintains and determines the Company’s compliance with key workforce management and human capital policies and practices
■Sets corporate goals and objectives, including annual performance objectives, relevant to the compensation of the CEO and other executive officers
■Evaluates the CEO’s annual performance and approves the CEO’s annual compensation
■Approves annual compensation for other executive officers of the Company (based, in part, on recommendations of the Company’s CEO)
■Approves the design of any benefit plans which pertain exclusively to the Company’s directors or executive officers
■Reviews the Company’s programs, policies, and practices relating to (i) executive development and succession planning and (ii) cultural beliefs, talent and inclusion
■Undertakes an annual review and risk assessment of the Company’s compensation policies and practices
■Monitors the independence of the committee’s compensation consultant
■Oversees the preparation of the compensation information, including the Compensation and Human Capital Committee Report, required to be included in our annual proxy statement under the rules promulgated by the SEC
■Oversees security of the Company’s facilities and associates
Pursuant to the provisions of its charter, the Compensation and Human Capital Committee may delegate to management the authority to approve awards of stock, options, or other forms of award pursuant to the Company’s equity-based plans to participants who are not Section 16 officers.
In accordance with the provisions of its charter, the Compensation and Human Capital Committee has delegated to our Chief Human Resources Officer the authority to make one-time grants of RSUs and stock option awards under the provisions of the Company’s 2019 Long-Term Incentive Plan (the “2019 Plan”) to any associate who is not a Section 16 officer of the Company, so long as (i) the aggregate number of shares underlying such awards does not exceed 75,000 shares; and (ii) the specified value of such awards to any single participant does not exceed $200,000 on the grant date or $300,000 in the aggregate during any three-year period.
The Board has determined that each member of the Compensation and Human Capital Committee qualifies as independent under rules and standards promulgated by the NYSE and SEC.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	21

CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Members: Ms. Ziegler (Chair) Mr. Bullock Ms. Gottschalk	Meetings held in 2025: 4

Principal Roles and Responsibilities:
■Actively engages in the ongoing review of Board and Committee composition, as well as opportunities for refreshment
■Develops and recommends criteria for the selection of Board and Committee candidates
■Identifies and recommends to the Board candidates who are qualified to serve on the Board and its Committees
■Reviews the composition, size, structure, practices, policies, and activities of the Board and its Committees
■Considers the qualifications of any individual nominated for election to the Board by stockholders
■Proposes a slate of candidates for election as directors at each annual meeting of stockholders
■Oversees the Company’s annual self-evaluation process regarding the performance of the Board and its Committees, and recommends ways to improve Board and Committee performance
■Monitors the Company’s actions in furtherance of its corporate sustainability strategies, including reviewing with Company management (at least annually) the Company’s initiatives and accomplishes on environmental, social, and governance matters
■Develops and reviews, at least annually, the Company’s corporate governance policies, practices, and procedures to ensure they reflect evolving best practices
■Recommends appropriate compensation of directors for Board approval
■Oversees orientation programs and continuing education opportunities for directors
The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as independent under rules and standards promulgated by the NYSE and SEC.

EXECUTIVE COMMITTEE	Members: Mr. Tehle (Chair) Ms. Bachelder Ms. Gottschalk Ms. Ziegler

Principal Roles and Responsibilities:
■Exercises, to the fullest extent permitted by applicable law and the Company’s governing documents, all of the powers and authority granted to the Board with respect to urgent matters requiring Board action that should not await the Board’s next regularly scheduled meeting
The Executive Committee consists of our independent Chair of the Board, the chairs of each of the Audit Committee, Compensation and Human Capital Committee, and Nominating and Corporate Governance Committee, and any other director as may be appointed by the Board upon recommendation of the Nominating and Corporate Governance Committee. The Board has determined that each current member of the Executive Committee qualifies as independent under rules and standards promulgated by the NYSE and SEC.
The Executive Committee did not meet in fiscal year 2025.

22	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

CORPORATE GOVERNANCE
BOARD ATTENDANCE AT THE ANNUAL MEETING
All our directors attended the annual meeting of stockholders last year. Absent extraordinary circumstances, each director is expected to attend the annual meeting of stockholders.
DIRECTOR EDUCATION AND ORIENTATION
In order to ensure each director’s engagement with and understanding of our strategy, each director participates in an extensive orientation program upon joining the Board, including meeting with members of our executive leadership team and other key management team members to gain a deeper understanding of the Company’s businesses and operations. We also hold Committee-specific orientation sessions when a director joins a Committee for the first time. Directors make onsite market visits, join in supply chain discussions, engage in driver ride-alongs, and participate in immersive warehouse and process education. Company-wide discussions (e.g., “fireside chats”) are also scheduled with new directors, affording our directors the opportunity to interact with our associates and gain perspective on our Company and culture.
At the Board level, periodic briefing sessions are provided to directors on subjects that would assist them in discharging their duties both at the full Board and Committee levels. Access to director resources is provided to our Board members and each director is given the opportunity to become a member of the National Association of Corporate Directors, in each case, at the Company’s expense. Moreover, newly elected and existing directors are strongly encouraged to attend continuing education programs sponsored by third parties to better understand the responsibilities and duties for service on a public company board, and the Company reimburses our directors for the cost of attendance and related travel to such continuing education programs.
ANNUAL BOARD, COMMITTEE AND DIRECTOR EVALUATIONS
The Nominating and Corporate Governance Committee oversees the annual self-evaluation process for the Board, each Committee and individual assessment of each director. As part of the evaluation process, each director completes a Board, Committee and Director evaluation questionnaire developed by the Nominating and Corporate Governance Committee. Questionnaire responses were compiled and reviewed by internal legal counsel and the Chair of the Board. The Committees reviewed feedback from their respective Committee self-evaluations (and in the case of the Nominating and Corporate Governance Committee, feedback from the other Committees and the full Board), as did the full Board, in executive session led by the Committee chair and the Chair of the Board, respectively. Directors also reviewed feedback received from other Board members.
These self-evaluations are generally designed to assess whether the Board or the respective Committee is functioning effectively and to provide a mechanism for the Board or the respective Committee to identify potential areas for improvement. Key learnings from the Board and Committee self-evaluations also play an important role in informing the Board’s approach to refreshment and succession planning. For example, in a typical year, in furtherance of the Board’s commitment to maintaining a Board comprised of members with an effective mix of qualifications, skills and backgrounds, the Board self-evaluation specifically asks directors to assess the Board’s progress against that commitment.
RISK OVERSIGHT
We face a broad array of enterprise risks, including market, operational, strategic, legal, regulatory, reputational, cybersecurity/data security, environmental, social, and financial risks. Our approach to enterprise risk management is designed to effectively identify, assess, monitor, prioritize, and mitigate the Company’s principal risks. The Board as a whole has responsibility for enterprise risk oversight, with a focus on the most significant risks facing the Company. In addition, certain Committees of the Board have been assigned oversight of risk areas that are particularly relevant to their respective areas of responsibility and oversight. For example, the Audit Committee oversees our enterprise risk management program and reviews policies and practices with respect to risk assessment and risk management, including discussing with Company management the major financial risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee also reviews policies and practices with respect to cybersecurity risk and the Company’s data security policies. The Compensation and Human Capital Committee considers the risks to our business associated with our compensation policies and practices from the perspective of enterprise risk. The Nominating and Corporate Governance Committee reviews the Company’s corporate governance structure, director

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CORPORATE GOVERNANCE
succession matters, and environmental, social, and governance matters as part of their oversight of our corporate sustainability program. All Committees report to the full Board on risk matters as appropriate.
The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, and to provide information about management’s identification, assessment, and mitigation strategies for critical risks. Management is responsible for the Company’s day-to-day risk management activities. This includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, reputational, financial, operational, legal, compliance and reporting levels. The Board maintains an open dialogue with, has regular access to, and receives ongoing updates from, management and, when appropriate, outside advisors and experts, with respect to any potential risks identified by Company management. The Board believes that this division of labor among the Board, its Committees, and Company management allows the Company to appropriately monitor risks over the short-, intermediate-, and long-term.

BOARD OF DIRECTORS OVERSIGHT

■Receives updates on our business operations, financial results, and long-range plan at its regularly scheduled meetings
■Monitors overall culture and risk management environment
■Advises management on shaping corporate purpose, values, and strategy
■Reviews an annual enterprise risk management report, which includes probability and potential economic and reputational impact assessments, as well as mitigation actions and monitoring plans
■Receives updates (at least annually) from management regarding the Company’s top enterprise risks
■Evaluates an annual cybersecurity report from Company management

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AUDIT COMMITTEE OVERSIGHT

■Reviews and considers our annual audit risk assessment, which identifies risks related to our internal control over financial reporting and informs our internal and external audit plans
■Appoints our independent auditor and monitors their independence, including a review of the proposed hiring of any of its current or former employees and review of non-audit fees and services provided
■Oversees the implementation of new accounting standards
■Reviews the use and consistent presentation of non-GAAP measures in our earnings releases and SEC filings
■Considers the impact of risk on our financial position and the adequacy of our risk-related internal controls
■Oversees enterprise risk management assessment and receives annual reports on significant risk areas
■Oversees cybersecurity risk and receives a quarterly cybersecurity report, which includes a review of potential threats and vulnerabilities and oversees our cybersecurity framework, which is designed to protect confidentiality, integrity, and availability of critical assets and information
■Receives quarterly updates on litigation, ethics and compliance and food safety trends, and other applicable regulatory developments

COMPENSATION AND HUMAN CAPITAL COMMITTEE OVERSIGHT	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OVERSIGHT

■Assesses, on an annual basis, whether our compensation plans, policies, and practices encourage excessive or inappropriate risk taking by employees
■Evaluates our executive compensation programs to ensure adequate ties to Company performance
■Reviews risks related to talent acquisition, retention and development, employee safety, security, as well as management succession planning

■Conducts an annual review of our corporate governance policies and practices
■Oversees corporate governance, receiving quarterly updates on emerging corporate governance issues and trends
■Manages annual self-evaluation process for the Board and its Committees
■Monitors and oversees our corporate sustainability strategies and progress against our stated goals, including our greenhouse gas emission (“GHG”) reduction commitments
■Oversees succession planning and Board refreshment efforts

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CORPORATE GOVERNANCE
Oversight of Certain Key Risks: Certain of the Company’s key risks are specifically allocated to the Board and its Committees as part of the Company’s overall enterprise risk management process as follows:

Risk	Oversight

Pricing/Margin Pressure	Board
Supply Chain Cost Structure	Board
Group Purchasing Organization (GPO) Disintermediation and Dependency	Board
Labor Relations	Board
Associate Safety	Compensation and Human Capital Committee
Cyber Security and Aging Technology and Scarcity of Resources	Audit Committee
Food Safety	Audit Committee
STOCKHOLDER ENGAGEMENT
The Board and management believe ongoing engagement with our stockholders is important to better understand their perspectives on our Company, as well as keeping stockholders informed about the business, and addressing investors’ areas of interest. We proactively engage with stockholders throughout the year and maintain an open dialogue to discuss their areas of focus. As part of our conversations, we provide our stockholders with updates on our corporate governance, executive compensation, corporate sustainability initiatives, and human capital management programs. The feedback we receive from our stockholders helps inform our Board and Committee agendas. Our stockholder engagement efforts complement the ongoing dialogue throughout the year among stockholders and management on our long-term strategy, business results, operations, and outlook.
YEAR-ROUND COMMITMENT TO STOCKHOLDER ENGAGEMENT

Before Annual Meeting	Annual Meeting
■Discuss stockholder proposals with proponents, on a case-by-case basis
■Incorporate stockholder feedback from off-season discussions into proxy statement and other disclosures
■Report on engagement to the Nominating and Corporate Governance Committee
■Publish proxy statement and annual report ■Provide a forum for direct engagement among Board, management, and stockholders ■Receive direct voting feedback

After Annual Meeting	Off-Season Engagement
■Discuss responses to vote results and consider whether additional action is appropriate ■Review and discuss environmental, social, and governance trends ■Consider topics for off-season engagement
■Engage with stockholders to better understand viewpoints and inform Board and management discussions
■Participate in investor and governance-related events to learn about emerging trends and further engage with stockholders
■Evaluate potential changes to policies and practices in light of stockholder feedback

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CORPORATE GOVERNANCE

RESPONSIVENESS TO STOCKHOLDER FEEDBACK
Since we became a public company, we have taken a number of actions based on stockholder feedback to strengthen our corporate governance, compensation and human capital, and corporate sustainability programs and related disclosure. For example, in recent years we:
■In response to a vote in favor of a stockholder proposal, introduced Proposal 4 (see page 71) which would provide stockholders the ability to call a special meeting
■Refreshed certain of our Committee Chairs and Committee composition
■Refreshed our Committee charters to ensure that the Compensation and Human Capital Committee charter codified its human capital oversight responsibilities and the Nominating and Corporate Governance Committee charter reflected oversight of our corporate sustainability priorities and strategies.
■Declassified our Board, removed supermajority vote standards to remove directors, and adopted a majority vote standard in uncontested director elections with a director resignation policy.
■Included additional discussion in our proxy statements regarding our leadership transition, related compensation arrangements, and succession planning.
■Enhanced our disclosure of Board skills and attributes through the inclusion of a skills and attributes matrix in our annual proxy statement.
■Reinstated our practice of awarding PRSUs as part of our LTIP design, with PRSUs comprising 50% of long-term awards.
■Established a management-level Sustainability Steering Committee and significantly improved environmental reporting in our annual corporate sustainability report.
These examples evidence our continued commitment to remain responsive on a variety of feedback received from stockholders.
COMMUNICATIONS WITH OUR DIRECTORS
All interested parties, including our stockholders, who wish to contact the Company’s directors may send written correspondence, to the attention of the Chief Legal Officer and Corporate Secretary, at the following address:
US Foods Holding Corp.
9399 W. Higgins Road, Suite 100
Rosemont, IL 60018
Communications may be addressed to an individual director (including our Chair of the Board), or to non-management directors as a group.

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CORPORATE GOVERNANCE
CORPORATE SUSTAINABILITY
Our Nominating and Corporate Governance Committee, pursuant to its charter, oversees our corporate sustainability program, including program strategy, areas of focus, goals, and progress. The Nominating and Corporate Governance Committee receives quarterly reports from management regarding our corporate sustainability initiatives and accomplishments.
Our Chief Financial Officer and Chief Legal Officer lead a cross-functional Sustainability Steering Committee to advance our corporate sustainability objectives. This Committee is comprised primarily of US Foods Executive and Senior Leadership Team members from across the enterprise, including Supply Chain, Merchandising, Human Resources, Investor Relations, Legal and Communications. The Sustainability Steering Committee meets quarterly to plan for and assess progress against sustainability commitments and priorities.
OUR CORPORATE SUSTAINABILITY STRATEGY
Our corporate sustainability strategy is organized around our commitments in three key focus areas:

PRODUCTS Supporting an ethical, sustainable, and resilient supply chain by prioritizing responsible sourcing practices and offering customers a best-in-class portfolio of differentiated products.	PEOPLE Embracing a culture that is safe, supportive, and responsible, and doing our part to make our Company the best place to work.	PLANET Measuring, monitoring, and minimizing our environmental impact, including action to respond to climate change, by increasing fleet and facilities efficiency and engaging with our supply chain.
KEY INITIATIVES
Key Initiatives for our corporate sustainability strategy in fiscal year 2025 and beyond include:

PRODUCTS ■Responsible Sourcing ■Product Innovation and Assortment ■Food Safety and Quality	PEOPLE ■Associate Safety, Recruiting and Talent Management ■Learning and Development ■Culture and Engagement ■Community Giving and Volunteerism	PLANET ■Fleet Efficiency ■Reduced Energy ■Deforestation ■Risk Management ■Supplier Engagement
WHERE YOU CAN LEARN MORE
Transparency and accountability are central to our corporate sustainability strategy. Each year we publish an annual corporate sustainability report aligned with internationally accepted sustainability reporting standards. Within each report, select key performance metrics and disclosures are externally assured. For more information about our commitments and our progress toward meeting those commitments, please visit https://www.usfoods.com/about-us-foods/sustainability.html, where you will find our most recent corporate sustainability report and additional information regarding our corporate sustainability strategy, efforts, initiatives, and accomplishments.

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CORPORATE GOVERNANCE
CODE OF CONDUCT
Our Code of Conduct is guided by our values and expectations which we believe are important to delivering exceptional service with the highest degree of honesty and integrity. We require all of our directors, officers, and associates, including our principal executive officer, principal financial officer/principal accounting officer, controller, or persons performing similar functions, as applicable, to understand and abide by the Code of Conduct, as it sets out expectations for how we work with each other, and with customers, suppliers, communities, and government officials, representing our commitment to continuously deliver excellence with honesty and integrity.
Our Code of Conduct addresses the following, among other topics:
■Equal opportunity;
■Workplace safety;
■Conflicts of interest;
■Food safety;
■Competition and fair dealing;
■Compliance with laws;
■Anti-corruption and anti-bribery;
■Responsible sourcing / human rights;
■Accurate books and records;
■Professional conduct, including customer relationships and receipt of payments or gifts;
■Insider trading;
■Confidential information;
■Intellectual property;
■Accurate communications and financial disclosures;
■Philanthropy; and
■Environmental stewardship and sustainability.
Our Code of Conduct, which is reviewed periodically by our Audit Committee, requires strict adherence to all laws and regulations applicable to our business and requires employees to report any violations or suspected violations of the Code of Conduct. We have published the Code of Conduct on our investor relations website (https://ir.usfoods.com).
Reporting a Concern or Violation
Our Code of Conduct explains that there are a variety of ways for an employee to get help or report a concern, including through an employee’s manager, any other US Foods manager, Human Resources, an associate’s local legal team member or any other member of the legal department (including any member of the Ethics and Compliance team), or anonymously through the Check-In Line. Our Check-In Line is an externally hosted hotline, which is available 24 hours a day, seven days a week, with translation services if needed.
If a concern raised through any one of our multiple channels for reporting relates to our accounting, internal controls or other financial or audit matters, such concern is forwarded to our Vice President, Internal Audit who is responsible for reporting such matters to the Chair of our Audit Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.
SUCCESSION PLANNING AND TALENT DEVELOPMENT
Our Board works with our CEO and senior management in the Company’s thoughtful and orderly approach to long-term leadership development and management succession planning on at least an annual basis. As part of this process, our CEO reports to the Board on management succession planning, including our policies and principles for succession planning and performance review, as well as our policies regarding succession in the case of an emergency or retirement of our CEO. Succession candidates are considered, taking into account demonstrated performance, leadership qualities, and the potential to take on more complex responsibilities, as well as various succession-related factors, including retention risk, the competitive landscape for executive talent, and succession time horizons.

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CORPORATE GOVERNANCE
In addition to formal succession planning, directors also have exposure to Company leaders through Board and Committee presentations and discussions, as well as informal events and interactions with key talent throughout the year, both in small-group and one-on-one settings.
CORPORATE GOVERNANCE MATERIALS
The Board has adopted Corporate Governance Guidelines in furtherance of its commitment to the principles of good corporate governance. The Board and the Nominating and Corporate Governance Committee review the Corporate Governance Guidelines annually and make amendments, as they deem necessary or appropriate, based on stockholder feedback, changes in the rules and regulations promulgated by the NYSE and SEC, and corporate best practices.
As described above, the Board has also adopted a Code of Conduct that applies to all of our directors, officers, and associates, including our principal executive officer, principal financial officer/principal accounting officer, controller or persons performing similar functions, as applicable. Our directors agree to comply with the Code of Conduct annually. As a matter of course, we make available all legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our investor relations website (https://ir.usfoods.com).
Copies of our Corporate Governance Guidelines; the charters of each of the Audit Committee, the Compensation and Human Capital Committee, the Nominating and Corporate Governance Committee and the Executive Committee; our Code of Conduct; and our Insider Trading Policy are publicly available and may be found by visiting the “Governance—Governance Documents” page of our investor relations website (https://ir.usfoods.com/governance/governance-documents/default.aspx).
ANTI-HEDGING AND ANTI-PLEDGING POLICY
To further align the interests of our directors and executive officers with those of our stockholders, our directors and executive officers are prohibited under the terms of the Company’s Insider Trading Policy from engaging in transactions that involve short-term trades, short sales, exchange traded options, hedging, margin loans, or pledging of or relating to our Common Stock.
The Company’s Insider Trading Policy does not currently prevent our associates, other than executive officers, from engaging in hedging, pledging or other speculative transactions, but it allows management to consider whether to prohibit our associates from engaging in these transactions.
RELATED PARTY TRANSACTIONS
The Audit Committee has adopted a written policy related to the review and approval of related party transactions. Under the policy, the Audit Committee evaluates, and if appropriate, approves any proposed transactions involving the Company and in which any of our directors, nominees for director, executive officers, or significant stockholders (or persons related to any of them) has a direct or indirect interest. Under the policy, certain related party transactions are deemed to be pre-approved, for example, where the rates or charges involved are determined by competitive bids. In determining whether to approve a proposed related party transaction, the Audit Committee considers, among other things, whether: the terms of the transaction are fair to the Company and would apply if the transaction did not involve a related party; there are compelling business reasons for the Company to enter into the related party transaction and the nature of any available alternative transactions; the transaction would impair the independence of an otherwise independent director; or the transaction would create an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship.
Other than compensation of our directors and executive officers, as outlined in the sections entitled “Director Compensation” and “Compensation Discussion and Analysis”, beginning on pages 30 and 34, respectively, there were no transactions during fiscal year 2025, and there are no currently proposed transactions, in which the Company was or is to be a participant, in which the amount involved exceeded $120,000 and in which any Company director, nominee, executive officer or any of their immediate family members, or any beneficial holder of more than 5% of our Common Stock, either had or will have a direct or indirect material interest.

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DIRECTOR COMPENSATION
OVERVIEW OF NON-EMPLOYEE DIRECTOR COMPENSATION
For fiscal year 2025, our director compensation program consisted of the following retainer payments:
■Annual Cash Retainer for Board Service. Non-employee directors serving on the Board each receive an annual cash retainer of $100,000, payable quarterly in arrears.
■Annual Cash Retainer for Chair of the Board. The Chair of our Board receives an additional annual cash retainer of $175,000, payable quarterly in arrears.
■Annual Cash Retainer for Committee Chairs. The Chair of the Audit Committee receives an additional annual cash retainer of $25,000. The Chair of the Compensation and Human Capital Committee and the Chair of the Nominating and Corporate Governance Committee each receive an additional annual cash retainer of $20,000. Each additional cash retainer is paid quarterly, in arrears.
■Annual Cash Retainer for Committee Members. Members of the Audit Committee receive an additional cash retainer of $12,500. Members of the Compensation and Human Capital Committee and the Nominating and Corporate Governance Committee each receive an additional annual cash retainer of $10,000. Each additional cash retainer is paid quarterly, in arrears.
In addition to the cash retainers set forth above, for fiscal year 2025, each non-employee director receives an annual equity grant of RSUs, with a grant date value of $175,000, which vests on the earlier of the first anniversary of the grant date and the first annual meeting of stockholders that occurs after the grant date. Our directors are permitted to make certain elections to delay the receipt of shares upon vesting, provided that an irrevocable election to defer such receipt until after their departure from the Board is signed by the end of the tax year prior to the grant date and any subsequent deferral election will not take effect until the date that is 12 months after signing an irrevocable election form.
All non-employee directors are entitled to receive reimbursements of expenses for all services as a director, including Committee participation. Reimbursement for non-employee director travel includes airfare, reasonable ground transportation costs, lodging and meal expenses incident to service on the Board or its Committees, subject in each case to the Company’s travel and expense policies. Non-employee directors may also receive reimbursement for the cost of attendance and related travel for continuing education programs in accordance with the Company’s Corporate Governance Guidelines.
As an employee of the Company, Mr. Flitman does not receive additional compensation for serving on the Board.
COMMITTEE OVERSIGHT OF DIRECTOR COMPENSATION
The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board regarding our director compensation. The Nominating and Corporate Governance Committee annually reviews our director compensation practices. In completing its review, the Nominating and Corporate Governance Committee receives assistance from Meridian Compensation Partners, LLC (“Meridian”). The Board reviews the recommendations of the Nominating and Corporate Governance Committee and determines the form and amount of director compensation. The Nominating and Corporate Governance Committee did not recommend, and the Board did not implement, any changes to our director compensation program that applied to fiscal year 2025. However, following a market assessment of board of director compensation among Company peers, the Nominating and Corporate Governance Committee recommended and the Board approved an updated non-employee director compensation program, effective as of January 1, 2026, which increased the following payments: the annual retainer for Board service increased from $100,000 to $105,000; the annual retainer for the Chair of the Audit Committee increased from $25,000 to $30,000; and the value of the annual director equity grant increased from $175,000 to $185,000.

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DIRECTOR COMPENSATION
DIRECTOR STOCK OWNERSHIP GUIDELINES
Our stock ownership guidelines, which apply to each of our non-employee directors, provide that each non-employee director is expected to own and retain shares of our Common Stock, vested or unvested restricted stock units, and vested “in-the-money” options with an aggregate value of at least five times the annual cash retainer (currently, this equates to $525,000), within five years of the date the director joins the Board. All applicable non-employee directors were in compliance with (or were on track to be in compliance with) the guidelines at the end of fiscal year 2025. If the ownership target has not been met within the required time period, and until the ownership target is reached, a non-employee director is required to retain 50% of the net shares acquired upon any future vesting of restricted stock units and/or the exercise of stock options, after deducting shares used to pay applicable taxes and/or the exercise price.
SUMMARY OF FISCAL YEAR 2025 DIRECTOR COMPENSATION
The following table reflects the fees earned by our non-employee directors who were compensated for their service in fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(3)(5) ($)		Option Awards(6) ($)	Total ($)

Ms. Bachelder	120,000	175,000	(4)	—	295,000
Mr. Bullock(1)	84,210	175,000	(4)	—	259,210
Ms. Gottschalk	135,000	175,000	(4)	—	310,000
Mr. Gupta(2)	71,225	—	(4)	—	71,225
Mr. Pforzheimer	112,500	175,000	(4)	—	287,500
Mr. Roach	122,500	175,000	(4)	—	297,500
Mr. Tehle	285,000	175,000	(4)	—	460,000
Ms. Ziegler	120,000	175,000	(4)	—	295,000

(1)Mr. Bullock joined the Board on January 7, 2025.
(2)Sunil Gupta did not stand for re-election at our 2025 annual meeting of stockholders. The above table reflects non-employee director compensation earned by Mr. Gupta through May 22, 2025.
(3)The amounts reported in this column represent the grant date fair value of the RSUs granted to our non-employee directors in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”).
(4)On May 22, 2025, each non-employee director (except for Mr. Gupta, whose service ceased following the 2025 annual meeting) received a grant of 2,306 RSUs, which vest upon the earlier to occur of the first anniversary of the grant date or, for any director who is not re-elected or does not stand for re-election, the Annual Meeting date, subject to the director’s continued service through the vesting date (unless the director’s service was terminated due to death or disability). The value shown was calculated by multiplying the number of RSUs granted by $75.89, the closing price of a share of our Common Stock on the grant date.

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DIRECTOR COMPENSATION
(5)The following table reflects the aggregate number of outstanding and unvested RSUs held by each non-employee director at the end of fiscal year 2025, all of which vest on May 14, 2026:

Name	Aggregate RSUs (#)

Ms. Bachelder	2,306
Mr. Bullock	2,306
Ms. Gottschalk	2,306
Mr. Pforzheimer	2,306
Mr. Roach	2,306
Mr. Tehle	2,306
Ms. Ziegler	2,306
(6)The following table reflects the aggregate number of outstanding stock options held by each non-employee director at the end of fiscal year 2025. Those non-employee directors who are not listed in the table did not hold any stock options at the end of fiscal year 2025.

Name	Aggregate Stock Options (#)

Mr. Tehle	2,436

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PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board of Directors Unanimously Recommends a VOTE “FOR” this Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation and our executive compensation philosophy, policies, and practices described in this Proxy Statement.
With this Say-on-Pay proposal, we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our NEOs, as disclosed in this Proxy Statement. Although the vote on this proposal is advisory and non-binding on the Company and the Board and its committees, we value the perspectives of our stockholders, and the Compensation and Human Capital Committee will consider the outcome of the vote when making future executive compensation decisions. We provide stockholders an opportunity to vote on executive compensation annually. Accordingly, the next Say-on-Pay advisory vote will occur at the 2027 annual meeting.
As discussed in the sections entitled “Compensation Discussion and Analysis” beginning on page 34 and “Executive Compensation” beginning on page 54, which we urge you to review carefully, our executive compensation program is designed to attract, motivate, and retain the right talent and appropriately incentivize our executive officers to stay committed to executing our long-range plan and increasing long-term stockholder value.
We believe our fiscal year 2025 executive compensation program demonstrates our philosophy of aligning pay with performance and is supported by sound compensation policies and practices.
The Board unanimously recommends that our stockholders vote for the following resolution:
“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement.”

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COMPENSATION DISCUSSION AND ANALYSIS
NAMED EXECUTIVE OFFICERS (“NEOs”)
The Compensation and Human Capital Committee determines and approves the compensation of our NEOs. Our NEOs for fiscal year 2025 and their positions were as follows:

David E. Flitman	Chief Executive Officer
Dirk J. Locascio	Executive Vice President, Chief Financial Officer
Steven M. Guberman	Executive Vice President, Chief Transformation Officer and Nationally Managed Business
Randy J. Taylor	Executive Vice President, Field Operations and Local Sales
John A. Tonnison	Executive Vice President, Chief Information and Digital Officer
EXECUTIVE SUMMARY
COMPENSATION PHILOSOPHY
Our overall executive compensation philosophy remained unchanged in fiscal year 2025. Our executive compensation program is designed to attract, motivate, develop, and retain the right talent, in the right places, at the right time. The following guiding principles form the basis of our executive compensation philosophy:

Appropriately balance annual and long-term incentive compensation opportunities to align with our goals, priorities, and stockholder value creation	Balance risk and reward to encourage sustainable financial performance	Offer fiscally responsible programs that ensure accountability in meeting our performance goals

FISCAL YEAR 2025 HIGHLIGHTS
2025 was a strong start to our three-year long-range plan. We grew Adjusted EBITDA(1) 11% to a record $1.932 billion, expanded Adjusted EBITDA margin by 30 basis points to 4.9%, and increased Adjusted Diluted EPS(1) 26% to a record $3.98.
We delivered these strong results despite a softer economic environment by capturing incremental market share across our target customer types and executing our operational excellence and productivity initiatives. Significant achievements against our strategy in 2025 include:
(1) For more information, including reconciliations of our non-GAAP measures to the comparable GAAP measures, see Appendix A to this Proxy Statement. All percentages noted above are increases over fiscal year 2024.

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COMPENSATION DISCUSSION AND ANALYSIS
2025 COMPENSATION DESIGN
After reviewing market trends, evaluating our Say-on-Pay vote results (which received 96% approval last year) and receiving feedback from stockholders, the Compensation and Human Capital Committee determined that our fiscal year 2025 annual and long-term incentive plans should follow a similar structure to our fiscal year 2024 compensation design. The Compensation and Human Capital Committee believes that the fiscal year 2025 compensation plans emphasize our strategic and operational priorities, and that the criteria contained therein focus on the critical drivers of the Company’s future success.
2025 Base Salary (page 43)
At its Q4 2024 meeting, the Compensation and Human Capital Committee increased Mr. Flitman’s base salary by 7.7% to $1,400,000 effective as of January 1, 2025. In increasing Mr. Flitman’s base salary, the Compensation and Human Capital Committee considered his tenure and strong performance in his role, company performance, and overall competitiveness with other similarly situated chief executive officers.
At its Q1 2025 meeting, the Compensation and Human Capital conducted a comprehensive review of the base salaries of our executive leadership team, consisting of competitive market data derived from our compensation peer group, as well as the individual performance and experience. Based on this comprehensive review, the Compensation and Human Capital Committee determined that in order to retain key talent and remain competitive, each of Mr. Guberman’s and Mr. Taylor’s base salary should increase by 8.8% to $620,000, effective as of March 23, 2025, positioning each of them closer to the median when compared to other similarly situated executive officers in our peer group.
2025 Annual Incentive Plan (also referred to herein as “AIP”) Awards (page 44)
In 2025, our AIP performance goals were designed to highlight the Company’s need for continued top line growth and cost control, while also emphasizing operational improvements and share growth that would be critical to the achievement of our long-range plan. The structure of our fiscal year 2025 AIP utilized the following performance metrics - Adjusted EBITDA (70%), Distribution Cost Per Case (15%) and IND Market Share (15%) – and includes a +/- 10% modifier based on the Company’s safety improvement.
In 2025, the AIP target and maximum bonus percentages for the NEOs remained the same as fiscal year 2024. However, the Compensation and Human Capital Committee has discretion to reduce or eliminate AIP bonus payments if, regardless of achievement against the performance metrics, the Company’s financial performance did not warrant such payments.
2025 Long-Term Equity Incentive Plan (also referred to herein as “LTIP”) Awards (page 46)
Our 2025 LTIP equity grants consisted of a mix of time-based restricted stock units (“RSUs”) (50%) and performance-based RSUs (“PRSUs”) (50%). The 2025 RSUs vest ratably on an annual basis over three years, subject to continued employment through the applicable vesting date. The 2025 PRSUs are subject to performance goals related to Adjusted EBITDA growth rate (70%) and Adjusted Return on Invested Capital (“ROIC”) (30%). In addition, in order to reinforce retention of key talent and further align executive compensation with stockholder interests, the Compensation and Human Capital Committee determined to introduce a PRSU multiplier, capped at 3x, that provides additional upside for achieving stretch hurdle prices to the underlying PRSU payout. These performance metrics are directly linked to our long-term growth strategy, which we believe will continue to drive stockholder value. The performance measures for the 2025 PRSUs for the 2025-2027 performance period include Adjusted EBITDA and Adjusted ROIC growth targets established for each year in the three-year performance period (2025, 2026, and 2027) which are established at the beginning of the three-year performance period. The ultimate vesting and payout at the end of the 2025-2027 performance period will be determined by a simple average of each year’s payout percentages, subject to the multiplier described above. As of March 17, 2026, the first stock price hurdle multiplier condition was met, which would result in a 1.5x multiplier being applied to the final PSRU payout amount, if any, subject to achievement of the performance goals and achievement of a higher stock price hurdle multiplier.
In 2025, the Compensation and Human Capital Committee reviewed each of our NEOs LTIP target values as compared to other similarly situated executive officers in our peer group, as well as the individual’s performance and experience. Based on this comprehensive review, the Compensation and Human Capital Committee determined that in order to retain key talent and remain

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COMPENSATION DISCUSSION AND ANALYSIS
competitive, our NEOs LTIP target values should increase in order to position our NEOs closer to the median when compared to the other similarly situated executive officers in our peer group, with the percent increases as compared to 2024 set forth below:

Named Executive Officer	LTIP Percent Increase	2025 Aggregate LTIP Grant Value ($)

David E. Flitman	26%	9,100,000
Dirk J. Locascio	10%	2,200,000
Steven M. Guberman	11%	1,500,000
Randy J. Taylor	36%	1,500,000
John A. Tonnison	17%	1,400,000
Performance Under Prior Performance Awards (page 47)
In 2021, the Company granted PRSUs to our NEOs with a four-year performance period that provide the opportunity to earn threshold, target and maximum payout based on stock price / TSR hurdles maintained for 30 consecutive trading days (the “2021 Value Creation Awards”). On October 23, 2024, the target hurdle price reflecting an increase of 60% over the grant date price was met, resulting in the vesting of target shares on March 29, 2025.
In 2022, the Company granted PRSUs to our NEOs that vested in March 2025 at 158% based on our achievement of Adjusted EBITDA and Adjusted ROIC growth goals set by the Compensation and Human Capital Committee at the beginning of 2022 for the three-year performance period ended at the end of fiscal 2024.
In 2023, the Company granted PRSUs to our NEOs that vested in March 2026 at [XX]% based on our achievement of Adjusted EBITDA and Adjusted ROIC growth goals set by the Compensation and Human Capital Committee at the beginning of 2023 for the three-year performance period ended at the end of fiscal 2025.
In 2023, the Company granted PRSUs to our CEO that vest in two equal tranches based on share price performance. The first share price hurdle was satisfied in 2023, resulting in the first tranche vesting in January 2025. In 2024, the second share price hurdle was satisfied, will result in the final tranche of shares vesting in January 2027, subject to continued employment.

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COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION PRACTICES
Each year, the Compensation and Human Capital Committee evaluates whether our executive compensation program is consistent with both our pay-for-performance philosophy, as well as best practices among our peer group and the overall market. The following table reflects the features of our executive compensation program, which we believe reinforces our pay-for-performance philosophy and best practices among our peers and the overall market.

WHAT WE DO...
✓	Pay-for-Performance Philosophy. We directly link a substantial portion of our executive officers’ compensation opportunities to our financial and/or stock performance.

✓	Long-Term Performance Targets. As part of our normal cycle, we grant PRSU awards with performance goals over a three-year period.

✓
“Double-trigger” Change in Control (“CIC”) Severance Benefits. We only provide executive officers with enhanced CIC severance benefits if their employment is terminated by the Company without cause or by the executive officer for good reason within 18 months following a CIC.

✓	Benchmarking. We review external market data when making compensation decisions and generally target compensation opportunities within a competitive range of market.

✓	Stock Ownership Guidelines. We require stock ownership equal to 6x base salary for our CEO and 3x base salary for our other executive officers.

✓
Clawback Policy. We maintain a policy that requires the Company to recover erroneously awarded incentive-based compensation to our executive officers in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws.

✓	Independent Compensation Consultant. The Compensation and Human Capital Committee selects and engages its own independent consultant, Meridian.

✓	Annual Say-on-Pay Vote. We provide stockholders with the opportunity to cast an advisory vote on our executive compensation on an annual basis.

WHAT WE DON’T DO...
X	No Excessive Perquisites. We do not provide excessive perquisites to our executive officers.

X
No Uncapped Incentive Compensation Opportunities. Our AIP and LTIP performance-based equity awards have maximum payouts of 200% of their target levels, subject to a potential safety multiplier for the AIP and a potential stock price hurdle multiplier for the LTIP.

X
No Accelerated Vesting of Equity Awards upon CIC. We do not provide for accelerated vesting of LTIP awards upon a CIC, except where awards are not assumed or there is a qualifying termination within 18 months following the CIC.

X	No Employment Agreements for Defined Terms. We do not have fixed-term employment agreements with any of our executive officers, including our CEO.

X	No Repricing of Underwater Stock Options. We do not allow repricing of outstanding stock options without stockholder approval.

X
No Excise Tax Reimbursements or Gross-Ups. We do not reimburse our executive officers for CIC excise taxes or for taxes related to their annual executive allowance or limited perquisites (except for tax gross ups related to imputed income from spousal travel to company events that are provided to all attendees, not just executive officers).

X	No Supplemental Retirement Benefits. We do not offer supplemental retirement benefit plans to any of our executive officers.

X	No Stock Hedging. We do not allow our executive officers to engage in hedging transactions involving our stock.

X	No Stock Pledging. We do not allow our executive officers to engage in pledging transactions involving our stock.

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COMPENSATION DISCUSSION AND ANALYSIS
PAY-FOR-PERFORMANCE ALIGNMENT
Emphasis on Performance-Based Equity
Consistent with past practices of incentivizing achievement of long-term financial goals and link executive pay to our financial performance, the Compensation and Human Capital Committee determined that one-half of the grant date LTIP value should be awarded in the form of PRSUs and one-half of the grant date LTIP value should be awarded in the form of RSUs. The Compensation and Human Capital Committee did not approve any additional types of equity awards to our NEOs in connection with the fiscal year 2025 LTIP grant.
PHILOSOPHY OF OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed to attract, motivate, develop, and retain the right talent, in the right places, at the right time. We strive to provide a total compensation package to our executive officers that is competitive with employers who compete with us for talent and is equitable among our workforce, balancing pay-for-performance alignment with retention considerations. The guiding principles described in the section entitled “Executive Summary” above form the basis of our executive compensation philosophy.
OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program for fiscal year 2025 was built upon the following framework:

Base Salary

Description	■Fixed amount based on market, role, and individual-based factors.
Objective	■Attracts talent and supports retention. Forms basis for AIP target award.
Considerations	■Determined based on competitive market data and considering level of responsibility, individual experience, tenure, qualifications, and, when applicable, individual performance.
Fiscal Year 2025 Decisions	■Salary increases were provided to Messrs. Flitman, Guberman and Taylor in fiscal year 2025 to align compensation levels to competitive market practices.

AIP Award

Description	■Variable, performance-based, annual cash awards based on achievement against pre-set performance goals.
Objective	■Links executive pay to our financial performance. ■Drives the achievement of annual business objectives.
Considerations
■AIP targets, as a percentage of base salary, are determined based on competitive market data.
■AIP performance goals are constructed with input from management and Meridian, with target performance representing attainable performance and maximum performance representing exemplary performance.

Fiscal Year 2025 Decisions
■Performance goals based on Adjusted EBITDA, Distribution Cost Per Case and IND Market Share, with a +/- 10% modifier based on safety performance.
■The AIP target and maximum bonus percentages for the NEOs remained the same as 2024 and are consistent with market benchmarking.

LTIP Award

Description
■Variable, performance-based equity compensation in the form of PRSUs, which are earned based on achievement of pre-set performance goals over a three-year performance period.
■Time-based equity compensation in the form of RSUs, the value of which is directly tied to our share price.

Objective
■PRSUs incentivize achievement of three-year financial goals and link executive pay to our financial performance.
■RSUs encourage executive retention through multi-year vesting schedule.
■Both PRSUs and RSUs support our long-range plan by providing executive officers with an ownership stake in the Company and aligning executive officers’ interests with those of our stockholders.

Considerations	■LTIP target grant date values are determined based on competitive market data. ■PRSU goals are Adjusted EBITDA growth rate and Adjusted ROIC growth.
Fiscal Year 2025 Decisions
■Increased LTIP target values for our NEOs to align compensation levels to competitive market practices.
■Executive officers’ 2025 LTIP target value allocated equally between grants of time-based RSUs and PRSUs.
■Included a PRSU multiplier for achieving stretch hurdle stock prices.

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COMPENSATION DISCUSSION AND ANALYSIS
CONSIDERATION OF 2025 SAY-ON-PAY VOTE
At our 2025 annual meeting, stockholders continued to show strong support for our executive compensation program, with approximately 96% of the votes cast approving, on an advisory basis, the compensation paid to our NEOs. Taking into account this stockholder feedback, the Compensation and Human Capital Committee determined, that, similar to the prior year, our executive compensation program for fiscal year 2025 continued to emphasize performance and retention-based compensation opportunities designed to incentivize our executive officers to execute our long-range plan and increase long-term stockholder value.
We value the perspectives of our stockholders. Past and future advisory votes on executive compensation serve as an additional tool to guide the Compensation and Human Capital Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders by providing the Committee with important information regarding stockholder priorities and their views on competitive market practice.
HOW WE MAKE COMPENSATION DECISIONS
The Compensation and Human Capital Committee, in consultation with management and Meridian, its independent compensation consultant, regularly evaluates whether our executive compensation program reinforces our pay-for-performance philosophy and enhances long-term stockholder value creation.
COMPENSATION AND HUMAN CAPITAL COMMITTEE OVERSIGHT
The Compensation and Human Capital Committee is responsible for overseeing our executive compensation program. The Compensation and Human Capital Committee determines and approves all compensation for our NEOs, including the framework and components of our executive compensation program. When setting compensation levels, the Compensation and Human Capital Committee is assisted by our CEO, who evaluates the performance of and presents an annual compensation recommendation for each of our other executive officers.
Our Chair of the Board, working closely with the Chair of the Compensation and Human Capital Committee and our Board, evaluate our CEO’s performance and annual goal setting. For fiscal year 2025, our Chair of the Board consulted with our CEO in setting his goals, and our CEO provided a self-assessment of his performance against such goals. Our Chair of the Board solicited feedback from the full Board regarding our CEO’s performance, and our Board met with Mr. Flitman in executive session to share feedback regarding his performance. Feedback from the Board and from Mr. Flitman’s self-assessment was also shared with the Compensation and Human Capital Committee to inform its decisions regarding CEO compensation.
The Compensation and Human Capital Committee, with the assistance from its independent compensation consultant, Meridian, and inputs from members of our human resources, legal, and finance organizations, annually assesses whether our compensation plans, policies, and practices encourage excessive or inappropriate risk taking by our associates. As a result of this assessment, in fiscal year 2025, the Compensation and Human Capital Committee concluded that our compensation plans, policies, and practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company.
INDEPENDENT COMPENSATION CONSULTANT
Meridian provides independent advice to the Compensation and Human Capital Committee in connection with matters pertaining to executive compensation. The scope of services Meridian provides includes:
■Attending, as requested, select Compensation and Human Capital Committee meetings and assisting with associated preparation work;
■Supporting the Compensation and Human Capital Committee’s decision-making with respect to executive compensation matters;
■Providing advice on our compensation peer group;

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COMPENSATION DISCUSSION AND ANALYSIS
■Providing competitive market studies;
■Providing advice on our incentive plan documents;
■Conducting an annual compensation risk assessment; and
■Updating the Compensation and Human Capital Committee on emerging best practices and changes in the regulatory and compensation governance environment.
Meridian is engaged directly by the Compensation and Human Capital Committee to provide these services. In fiscal year 2025, Meridian did not provide any services to management that were unrelated to executive compensation. In addition, as described in the section entitled “Director Compensation” on page 30, Meridian assists the Nominating and Corporate Governance Committee in the review of our non-employee director compensation program.
After evaluating information presented in accordance with the independence considerations set forth in the rules of the NYSE, the Compensation and Human Capital Committee concluded that Meridian was independent.
HUMAN RESOURCES DEPARTMENT
Our Human Resources Department (“HR”) also works with Meridian to compile benchmarking data (consisting of peer group analysis and supplemental external compensation survey data analysis) and provide recommendations with respect to annual base salary, AIP, and LTIP compensation decisions to the Compensation and Human Capital Committee.
As requested by the Compensation and Human Capital Committee, HR works with Meridian to gather and analyze relevant competitive market data and to identify and evaluate various alternatives for features of our executive compensation program.
ROLE OF CEO IN DETERMINING EXECUTIVE COMPENSATION
Our CEO assists the Compensation and Human Capital Committee by evaluating the performance of our other executive officers and recommending compensation levels based on such performance, experience, and tenure. Our CEO also consults with management regarding recommendations for the Company’s performance goals used in the Company’s AIP and LTIP. In preparing recommendations to the Compensation and Human Capital Committee, our CEO consults benchmarking data and other market surveys from Meridian and HR. Our CEO structures his recommendations to adhere to the principles and objectives described in the section entitled “Philosophy of Our Executive Compensation Program” above.
Our CEO is not involved in, or present during, discussions of the Compensation and Human Capital Committee or Board related to his own compensation.
USE OF COMPETITIVE MARKET DATA
We believe our executive compensation program should be competitive with the external market for executive talent. For our executive officers, we generally construct external market comparisons by examining peer group proxy statement data and compensation market survey data. We generally target base salary, AIP target, and LTIP opportunity to be within a competitive range of the median for similar executive positions in our peer group. Although the elements of our compensation packages are structured with market practice as a guide, the Compensation and Human Capital Committee believes in the importance of retaining flexibility in structuring our compensation programs and adjusting compensation for the evolving business environment.
Annually, the Compensation and Human Capital Committee and Meridian review our peer group to evaluate whether it continues to reflect companies that are similar to us in business, size, and complexity and with which we compete for top executive talent. In selecting our peer group, we:
■Included only publicly-traded U.S. companies and other companies that file periodic reports with the SEC in order to ensure access to data.
■Identified potential peers from the following categories:
■Food distributors;

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COMPENSATION DISCUSSION AND ANALYSIS
■Non-food distributors in high-volume/low-margin businesses, such as trading companies and distributors, retail distributors, health care distributors, and technology distributors;
■Food/staples retailers; and
■Food products companies.
■Narrowed the list of potential peers based on comparable revenue and EBITDA margin.
PEER GROUP
Each year, the Compensation and Human Capital Committee, with the assistance of Meridian, reviews the Company’s previous year’s peer group of companies for executive pay and program comparison purposes. Following this review, to better reflect the Company’s current size and portfolio of businesses, the Compensation and Human Capital Committee determined to remove Owen’s & Minor, Inc. and Campbell Soup Company and add Aramark and Albertsons Companies Inc. Set forth below is the Company’s fiscal year 2025 peer group:
■Albertsons Companies Inc.
■Aramark
■Arrow Electronics, Inc.
■Avnet, Inc.
■CDW Corporation
■Conagra Brands, Inc.
■Genuine Parts Company
■Henry Schein, Inc.
■The Kraft Heinz Company
■Performance Food Group
■TD SYNNEX Corporation
■Sysco Corporation
■Tyson Foods, Inc.
■United Natural Foods, Inc.
■WESCO International, Inc.
■W.W. Grainger, Inc.
INTERNAL ANALYSIS IN SETTING COMPENSATION ELEMENTS
With respect to annual base salary, AIP awards, and LTIP awards, the Compensation and Human Capital Committee also considers the internal equity of the compensation awarded by using comparisons within the Company based on, among other factors, role, title, tenure, and relative responsibilities.
OVERVIEW OF 2025 ANNUAL INCENTIVE PLAN DESIGN
Our AIP is designed to offer cash compensation opportunities for eligible associates, including our executive officers, based upon the Company’s annual financial performance. Payments under our AIP are generally made in the first quarter of the fiscal year following the plan year completion. Our executive officers are not eligible to receive an AIP award unless they were employed by the Company at time of payment, subject to the terms of any executive severance agreement.
■Full Year Goals: We continued our practice of setting performance targets based on annual measures.
■Goals to Drive Annual Business Objectives: To focus our executive officers on our strategic and operational priorities, profitable market share growth, optimized gross margins and operational efficiency, the Compensation and Human Capital Committee approved 2025 AIP goals consisting of:
■70% Adjusted EBITDA
■15% Distribution Cost Per Case
■15% IND Market Share
■+/- 10% Modifier for Safety Performance
In Q1 2025, the Compensation and Human Capital Committee approved the 2025 AIP design framework, the metrics for the performance goals, the Company’s 2025 performance goals, and annual target awards for our NEOs. The framework for the 2025 AIP for our NEOs was based on the following:

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COMPENSATION DISCUSSION AND ANALYSIS

AIP Award	=	Eligible Earnings	X	AIP Target Percentage	X	Business Performance Factor	x	Safety Modifier
■Eligible Earnings equal the NEO’s base salary earnings during the applicable plan year. If an NEO’s salary changed during the year, those changes are reflected in the NEO’s Eligible Earnings for purposes of calculating his target award under the AIP.
■The AIP Target Percentage is the percentage used to determine the NEO’s target award (i.e., the award the NEO would receive if the target level of performance was achieved). The AIP Target Percentage is multiplied by Eligible Earnings to determine the NEO’s target award. Individual AIP Target Percentages are reviewed annually against competitive market data. The Compensation and Human Capital Committee approves AIP Target Percentages for each NEO at the beginning of each plan year.
■The Business Performance Factor is calculated based on the Company’s actual performance against predetermined annual goals for Adjusted EBITDA, Distribution Cost Per Case and IND Market Share. The Business Performance Factor is multiplied by each NEO’s target award.
■The Safety Modifier is calculated based on the Company’s Accident Frequency Rate (AFR) and Injury Frequency Rate (IFR) improvement goals. The Safety Modifier is then multiplied by each NEO’s Business Performance Factor to arrive at the cash bonus award payable to the NEO.
Potential cash bonus awards under the 2025 AIP, not inclusive of the safety modifier, ranged from 0% to 200% of the NEO’s target award. After application of the safety modifier, the maximum payout percentage could be 220%. The Compensation and Human Capital Committee believes that our executive officers’ annual cash bonuses should be based on the Company’s achievement of its performance goals. For this reason, the 2025 AIP did not include any individual performance component. However, the Compensation and Human Capital Committee did retain the ability to use negative discretion to reduce or eliminate an AIP award based on individual performance, though the Compensation and Human Capital Committee did not exercise such discretion during fiscal year 2025.
OVERVIEW OF 2025 LONG-TERM EQUITY INCENTIVE PLAN AWARDS

LTIP awards are made pursuant to the 2019 Plan which is designed to align our NEOs’ interests with our long-term performance and provide the Company with an important means to recruit, retain, and motivate key personnel. LTIP awards are designed to compensate our NEOs for their long-term commitment to the Company, while motivating sustained increases in our financial performance and stockholder value. Moreover, the LTIP awards create long-term incentive opportunities that are competitive with the opportunities offered by the companies with which we compete for talent.
In fiscal year 2025, based on stockholder feedback, proxy advisor expectations and market practice, we continued our practice of including PRSUs as a significant portion of the total 2025 LTIP mix, with PRSUs and RSUs each representing 50% of the total LTIP mix.

The Compensation and Human Capital Committee set each NEO’s individual LTIP grant date target value based on competitive market data. The number of RSUs and PRSUs underlying the LTIP awards is based on the target value of the LTIP awards and the closing price of our Common Stock on the date of grant. RSUs vest ratably on an annual basis over three years, subject to the NEO’s continued employment through the applicable vesting date. PRSUs fully vest on the third anniversary of the grant date if, and only to the extent that, certain performance goals are achieved during the three-year performance period ending on the last day of the Company’s 2026 fiscal year, subject to the executive’s continued employment with the Company.

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COMPENSATION DISCUSSION AND ANALYSIS
The performance goals set for the 2025 PRSUs are based on a mix of Adjusted EBITDA growth rate and Adjusted ROIC growth, with growth targets established for each year in the three-year performance period (2025, 2026, and 2027) at the beginning of the three-year performance period. In addition, the 2025 PRSUs apply a multiplier, capped at 3x, that provides upside for achieving stretch stock price hurdles. The ultimate payout and vesting at the end of the three-year performance period will be determined by the simple average of the resulting payout percentages based on each year’s performance against that year’s growth rate, subject to the multiplier described above. PRSUs are earned at between 0% and 200% of the target award amount based on the achievement of the performance goals at the end of the performance period, subject to increase based on the multiplier described above. As of March 17, 2026, the first stock price hurdle multiplier condition was met, which would result in a 1.5x multiplier being applied to the final PSRU payout amount, if any, subject to achievement of the performance goals and achievement of a higher stock price hurdle multiplier.
COMPONENTS OF 2025 EXECUTIVE COMPENSATION PROGRAM
For fiscal year 2025, our NEOs’ compensation primarily consisted of a base salary, an AIP award, and LTIP awards.
BASE SALARY
The following table shows the annual base salary rates that were in effect for fiscal year 2025, as approved by the Compensation and Human Capital Committee:

Named Executive Officer	Fiscal Year 2025 Base Salary ($)

David E. Flitman	1,400,000(1)
Dirk J. Locascio	725,000
Steven M. Guberman	620,000(2)
Randy J. Taylor	620,000(2)
John A. Tonnison	620,000
(1) Mr. Flitman’s base salary was increased from $1,300,000 to $1,400,000, effective January 1, 2025.
(2) Each of Messrs. Taylor’s and Guberman’s base salary was increased from $570,000 to $620,000, effective March 23, 2025.

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COMPENSATION DISCUSSION AND ANALYSIS
FISCAL YEAR 2025 ANNUAL INCENTIVE PLAN AWARDS
Eligible Earnings, the AIP Target Percentages, and AIP Target Awards for our NEOs under our fiscal year 2025 AIP were as follows:

Named Executive Officer	Fiscal Year 2025 Eligible Earnings ($)	AIP Target Percentage (%)	Fiscal Year 2025 AIP Target Award ($)

David E. Flitman	1,400,000	180	2,520,000
Dirk J. Locascio	725,000	100	725,000
Steven M. Guberman(1)	608,904	100	608,904
Randy J. Taylor(1)	608,904	100	608,904
John A. Tonnison	620,000	100	620,000
(1)Each of Messrs. Taylor’s and Guberman’s base salary was increased from $570,000 to $620,000, effective March 23, 2025. Eligible earnings reflect blended salary for fiscal year 2025.

Business Performance Factors and Potential Payouts
In 2025, our AIP performance goals were designed to highlight the Company’s need for continued top line growth and cost control, while also emphasizing operational improvements and share growth that would be critical to the achievement of our long-range plan. For 2025, the Compensation and Human Capital Committee determined to maintain the same metrics as the previous year, Adjusted EBITDA, Distribution Cost Per Case metrics, independent restaurant customers (“IND Market Share”) and a modifier based on safety performance. The threshold, target, and maximum goals and unweighted payout percentages for fiscal year 2025 are set forth in the following table:

Weight	Performance Metric	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)

70%	Adjusted EBITDA(1)	$1.794B	$1.915B	$2.078B
15%	Distribution Cost Per Case(2)	$0.089	$0.01	-$0.101
15%	2025 IND Market Share(3)	15 bps	50 bps	100 bps
(1)For more information, including reconciliations of our non-GAAP measures to the comparable GAAP measures, see Appendix A to this Proxy Statement.
(2)Improvement to Distribution Cost Per Case as compared to fiscal year end 2024, where a negative value indicates an improved (lower) Distribution Cost Per Case. While the threshold and target amounts are positive, reflecting an increase in Distribution Cost Per Case as compared to fiscal year end 2024, nevertheless the selected amounts reflect material improvement in productivity performance that offsets most cost inflation.
(3)bps measured as the increase between the 2025 full year average IND Market Share and the 2024 full year average IND Market Share.

Safety Improvement Modifier
The modifier based on the company’s safety improvement was set as follows:

2025 AFR/IFR(1)	2025 AIP Modifier

15.79% YOY Improvement	+10%
5.26% YOY Improvement	0%
No YOY Improvement	-10%
(1)     AFR refers to accident frequency rate. IFR refers to injury frequency rate.

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COMPENSATION DISCUSSION AND ANALYSIS
The Compensation and Human Capital Committee believes the threshold and target levels of performance represented challenging but attainable performance, while the maximum level represented extremely challenging and exemplary performance. Prior to application of the relative weightings and the safety modifier, the threshold payout percentage for each goal was 25% and the maximum payout percentage was 200%. The actual payout percentage would then be subject to the safety modifier of between negative 10% to positive 10%.
Fiscal Year 2025 AIP Actual Performance
Based on the Company’s actual performance against the goals described below, the business performance factor for the fiscal year 2025 AIP was determined by the Compensation and Human Capital Committee as follows:

		FISCAL YEAR 2025 AIP			BUSINESS PERFORMANCE FACTOR PAYOUT
WEIGHTING		THRESHOLD (25% Payout)	TARGET (100% Payout)	MAXIMUM (200% Payout)

70%	Adjusted EBITDA(1)		$1.932B Actual ▼		111% (77% Weighted)

		$1.794B	$1.915B	$2.078B

15%	Distribution Cost Per Case(2)	‘$0.044 Actual ▼			59% (9% Weighted)

		$0.089	$0.010	-$0.101

15%	IND Market Share(3)	25 bps Actual ▼			46% (7% Weighted)

		15 bps	50 bps	100 bps

		2025 AIP BUSINESS PERFORMANCE FACTOR PAYOUT BEFORE MODIFIER			93%
2025 AFR/IFR performance was a 16 percent improvement over 2024, overachieving our goal, resulting in a +10% AIP modifier equal to 9%.
		2025 AIP BUSINESS PERFORMANCE FACTOR PAYOUT AFTER MODIFIER			102%
(1)For more information, including reconciliations of our non-GAAP measures to the comparable GAAP measures, see Appendix A to this Proxy Statement.
(2)Improvement to Distribution Cost Per Case as compared to fiscal year end 2024, where a negative value indicates an improved (lower) Distribution Cost Per Case. While the threshold and target amounts are positive, reflecting an increase in Distribution Cost Per Case as compared to fiscal year end 2024, nevertheless the selected amounts reflect material improvement in productivity performance that offsets most cost inflation.
(3)bps measured as the increase between the 2025 full year average IND Market Share and the 2024 full year average IND Market Share.

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COMPENSATION DISCUSSION AND ANALYSIS
FISCAL YEAR 2025 AIP ACTUAL AWARDS
Accordingly, based on the Company’s performance for fiscal year 2025, the fiscal year 2025 AIP awards approved by the Compensation and Human Capital Committee and paid to each NEO in 2025 were as follows:

Named Executive Officer	Fiscal Year 2025 AIP Actual Award ($)

David E. Flitman	2,577,868
Dirk J. Locascio	741,648
Steven M. Guberman	622,887
Randy J. Taylor	622,887
John A. Tonnison	628,156
FISCAL YEAR 2025 LONG-TERM INCENTIVE PLAN AWARDS
For 2025, the Compensation and Human Capital Committee, wishing to incentivize financial performance, determined that one-half of the grant date LTIP value should be awarded in the form of PRSUs and one-half of the grant date LTIP value should be awarded in the form of RSUs. The Compensation and Human Capital Committee did not approve any additional types of equity awards to our NEOs in connection with the 2025 annual LTIP grant. In addition, the Compensation and Human Capital Committee approved a PRSU multiplier that provides upside for achieving stretch stock price hurdles. The aggregate grant date value and the number of RSUs and PRSUs that were awarded to our NEOs under the 2025 LTIP, and the vesting conditions attributable to each of the awards, are as follows:

Named Executive Officer	Fiscal Year 2025 Aggregate Grant Value ($)	Number of RSUs(1) (#)	Number of PRSUs(2) (#)

David E. Flitman	9,100,000	69,392	69,392
Dirk J. Locascio	2,200,000	16,776	16,776
Steven M. Guberman	1,500,000	11,439	11,439
Randy J. Taylor	1,500,000	11,439	11,439
John A. Tonnison	1,400,000	10,676	10,676
(1)The number of RSUs awarded was calculated by dividing one-half of the grant date value set by the Compensation and Human Capital Committee by the closing price of our Common Stock on the grant date. The RSUs vest in three equal tranches annually on each anniversary of the grant date, generally subject to the NEO’s continued employment through the applicable vesting date.
(2)The number of PRSUs awarded was calculated by dividing one-half of the grant date value set by the Compensation and Human Capital Committee by the closing price of our Common Stock on the grant date. The PRSUs vest on the third anniversary of the grant date if, and only to the extent that, certain performance goals are achieved during a three-year performance period ending on the last day of the Company’s 2027 fiscal year, subject to the executive’s continued employment with the Company.The amounts reported for each PRSU award have been determined based on achieving the target value of performance and does not apply any multiplier. The number of PRSUs that vest, if any, is subject to a multiplier, capped at 3x, that provides additional upside for achieving stretch hurdle stock prices to the underlying PRSU payout. Stock price hurdles are achieved if the share price for the Company's common stock equals or exceeds a certain specified per share amount on any 30 consecutive days during the period between the date of grant and the end of the performance period. As of March 17, 2026, the first stock price hurdle multiplier condition was met, which would result in a 1.5x multiplier being applied to the final PSRU payout amount, if any, subject to achievement of the performance goals and achievement of a higher stock price hurdle multiplier.

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COMPENSATION DISCUSSION AND ANALYSIS
PERFORMANCE UNDER PRIOR-YEAR PERFORMANCE BASED AWARDS
Fiscal Year 2021 Value Creation Awards
In 2021, the Company granted PRSUs with a four-year performance period that provide the opportunity to earn threshold, target and maximum payout based on stock price / Total Shareholder Return (“TSR”) hurdles maintained for 30 consecutive trading days (the “2021 Value Creation Awards”). During 2024, the threshold hurdle price of $48.04 was met on March 28, 2024 and the Target hurdle price of $59.12 was met on October 23, 2024. Accordingly, the Target amount of 2021 Value Creation Awards vested for each NEO on March 29, 2025 in the following amounts:

Named Executive Officer	2021 Value Creation Awards (Units) Earned at Target

David E. Flitman(1)	—
Dirk J. Locascio	25,373
Steven M. Guberman	25,373
Randy J. Taylor(2)	—
John A. Tonnison	25,373
(1) Mr. Flitman was not employed by the Company in 2021 and therefore did not receive the 2021 Value Creation Awards.
(2) Mr. Taylor was not eligible to receive the 2021 Value Creation Awards at the time of the grant date.

Fiscal Year 2022 Performance-Based Awards
The PRSUs that were granted to our NEOs in 2022 vested in March 2025 at 158% based on our achievement of Adjusted EBITDA and Adjusted ROIC growth goals set by the Compensation and Human Capital Committee at the beginning of 2022 for the three-year performance period ended at the end of fiscal 2024.
Based on the Company’s actual annual Adjusted EBITDA growth rate for each fiscal year in the three-year performance period, the vesting percentage for the corresponding tranches of these PRSUs was determined as follows:

	Adjusted EBITDA Growth Rate (70% Weighting)			Payout Percent
Fiscal Year	THRESHOLD (25% Payout)	TARGET (100% Payout)	MAXIMUM (200% Payout)

2022		24.01% Actual ▼		102%

	11.4%	23.7%	36.1%

2023		18.98% Actual ▼
				200%
	6%	12%	18%

2024		10.84% Actual ▼
				171%
	4%	8%	12%

			Weighted Vesting Percentage (70%)	110%

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

Based on the Company’s actual annual Adjusted ROIC(1) growth for each fiscal year in the three-year performance period, the vesting percentage for the corresponding tranche of these PRSUs was determined as follows:

	Adjusted ROIC Growth Rate (30% Weighting)			Payout Percent
Fiscal Year	THRESHOLD (25% Payout)	TARGET (100% Payout)	MAXIMUM (200% Payout)

2022	+501 bps Actual ▼
76%
	+400 bps	+600 bps	+800 bps

2023		+552 bps Actual ▼
200%
	+100 bps	+200 bps	+300 bps

2024		+240 bps Actual ▼
200%
	+50 bps	+90 bps	+130 bps

			Weighted Vesting Percentage (30%)	48%

(1)For more information, including reconciliations of our non-GAAP measures to the comparable GAAP measures, see Appendix A to this Proxy Statement.

Accordingly, based on the Company’s actual Adjusted EBITDA growth rate and Adjusted ROIC growth during the three-year performance period ended at the end of fiscal 2024, the vesting percentage of the PRSUs granted in fiscal 2022 to our NEOs, and which vested on March 28, 2025, was 158% of the target shares underlying those awards.

Named Executive Officer	2022 PRSU (Units) Earned at 158% of Target

David E. Flitman(1)	—
Dirk J. Locascio	21,335
Steven M. Guberman	26,667
Randy J. Taylor	5,868
John A. Tonnison	21,335
(1) Mr. Flitman was not employed by the Company at the time of the grants and therefore did not receive the 2022 PRSUs.

Fiscal Year 2023 Performance-Based Awards
The PRSUs that were granted to our NEOs in 2023 vested in March 2026 at [XX]% based on our achievement of Adjusted EBITDA and Adjusted ROIC growth goals set by the Compensation and Human Capital Committee at the beginning of 2023 for the three-year performance period ended at the end of fiscal 2025.
Based on the Company’s actual annual Adjusted EBITDA growth rate for each fiscal year in the three-year performance period, the vesting percentage for the corresponding tranches of these PRSUs was determined as follows:

48	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

	Adjusted EBITDA Growth Rate (70% Weighting)			Payout Percent
Fiscal Year	THRESHOLD (25% Payout)	TARGET (100% Payout)	MAXIMUM (200% Payout)

2023				[x]

	7.15%	19.05%	30.96%

2024
				[x]
	4.49%	8.97%	13.46%

2025
				[x]
	3.50%	7.00%	10.50%

			Weighted Vesting Percentage (70%)	[x]

Based on the Company’s actual annual Adjusted ROIC growth for each fiscal year in the three-year performance period, the vesting percentage for the corresponding tranche of these PRSUs was determined as follows:

	Adjusted ROIC Growth Rate (30% Weighting)			Payout Percent
Fiscal Year	THRESHOLD (25% Payout)	TARGET (100% Payout)	MAXIMUM (200% Payout)

2023
[x]
	+230 bps	+350 bps	+465 bps

2024
[x]
	+75 bps	+150 bps	+225 bps

2025
[x]
	+45 bps	+90 bps	+135 bps

			Weighted Vesting Percentage (30%)	[x]

Accordingly, based on the Company’s actual Adjusted EBITDA growth rate and Adjusted ROIC growth during the three-year performance period ended at the end of fiscal 2025, the vesting percentage of the PRSUs granted in fiscal 2023 to our NEOs, and which vested on March 27, 2026, was [XX]% of the target shares underlying those awards.

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COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officer	2023 PRSU (Units) Earned at [XX]% of Target

David E. Flitman	[XX]
Dirk J. Locascio	[XX]
Steven M. Guberman	[XX]
Randy J. Taylor	[XX]
John A. Tonnison	[XX]

CEO January 2023 PRSUs
In connection with his hiring, Mr. Flitman was granted a PRSU award that vests in two equal tranches of 84,081 each, subject to continued employment, if the following conditions are met: (i) the first tranche would vest on the second anniversary of the grant date, or January 5, 2025, if the share price for the Common Stock equals or exceeds $40 per share on any 30 consecutive days during the period between the date of grant and January 5, 2025; and (ii) the second tranche would vest on the fourth anniversary of the grant date, or January 5, 2027, if the share price for the Common Stock equals or exceeds $55 per share on any 30 consecutive days during the period between the date of grant and January 5, 2027. The performance criteria for the first tranche of PRSUs was satisfied on July 14, 2023 and the award vested January 5, 2025. On September 25, 2024, the performance criteria for the second tranche of PRSUs was satisfied and therefore the shares will vest on January 5, 2027, subject to continued employment.
EXECUTIVE SEVERANCE AGREEMENTS
All of our executive officers are employed “at will” and have no defined term of employment with us. Each of our executive officers has an executive severance agreement with the Company which provides additional compensation considerations in the event of (i) termination of the executive’s employment by the Company other than for “cause” or (ii) termination of the executive’s employment by the executive with “good reason.” The executive severance agreements are designed to provide standard protections to both the executive officer and the Company and help us to ensure continuity and aid in recruitment and retention. We believe that the severance benefits are reasonable and appropriate to protect our executive officers against circumstances over which they do not have control.
The key terms of our executive severance agreements include:
■Severance Benefits. In the event of a qualifying termination and subject to the execution of a release, severance benefits include: (1) accrued and unpaid base salary through the date of termination, (2) a prorated AIP award for the year of termination, (3) salary continuation for 18 months (24 months for Mr. Flitman), (4) a fixed bonus equal to 1.5x (2x for Mr. Flitman) the executive’s then-current AIP target award, payable in equal annual installments over 18 months (24 months for Mr. Flitman), and (5) if the executive timely elects to continue health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), a lump-sum payment equal to the aggregate premium cost for COBRA benefit continuation during the severance period. A change in control of the Company, by itself, does not trigger any severance benefits. In the event of a qualifying termination within 18 months following a change in control of the Company, and subject to the execution of a release, severance benefits include: (1) accrued and unpaid base salary through the date of termination, (2) a prorated AIP award for the year of termination, (3) a lump sum payment equal to 24 months (36 months for Mr. Flitman) of the executive’s annual base salary, (4) a fixed bonus equal to 2x (3x for Mr. Flitman) the executive’s then-current AIP target award, and (5) if the executive timely elects to continue health coverage pursuant to COBRA, a lump-sum payment equal to the aggregate premium costs for COBRA benefit continuation during the severance period.
■Restrictive Covenants. Executive officers are subject to certain non-disclosure, non-competition, non-solicitation, and non-interference covenants. Additionally, executive officers must maintain the confidentiality of, and refrain from disclosing or using,

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COMPENSATION DISCUSSION AND ANALYSIS
our confidential information at all times and our trade secrets for any period of time during which the information remains a trade secret under applicable law.
■Clawback of Severance Benefits. An executive’s severance benefits are subject to “clawback” if he or she violates any of the above restrictive covenants or if a financial restatement results from fraud attributable to the executive. In addition to recovery of severance compensation pursuant to the foregoing, the Company may be entitled to recoup certain incentive compensation from the executive under our Clawback Policy, as described below.
■No Excise Tax Reimbursements or Gross-Ups. Executive officers are not reimbursed for excise taxes in connection with a change in control of the Company. Further, no gross-ups on any severance benefits are provided to executive officers.
RETIREMENT BENEFITS AND OTHER COMPENSATION
The only retirement benefits currently provided to our executive officers are (1) those under the US Foods 401(k) Plan (our tax-qualified 401(k) savings plan), which is offered to all eligible associates, and (2) the continued vesting of annual LTIP awards granted beginning in March 2020, provided that the executive has attained age 60 with at least five years of service and the awards have been outstanding for over a year prior to retirement.
Consistent with our pay-for-performance philosophy, we limit executive perquisites. Each of our executive officers receives an annual executive allowance, which is intended to defray expenses such as those for executive physicals, financial and legal planning, and professional organization membership. Certain of our executive officers also receive a monthly cellular phone allowance. We generally do not reimburse our executive officers for taxes related to their annual executive allowance or their other compensation or benefits. In addition to these limited perquisites, the Compensation and Human Capital Committee approved for Mr. Flitman to use private, chartered aircraft for personal commute flights between his home and the Company’s Headquarters (or vice versa). The Compensation and Human Capital Committee and Board believe that additional security is appropriate for the position of CEO. The personal use of aircraft is fully taxable to Mr. Flitman and is not grossed up to cover any personal income tax liability. See the notes to the Summary Compensation Table for a description of the limited perquisites provided to our NEOs.
Timing of Grants of Equity Awards
Our Board and Compensation and Human Capital Committee carefully review any potential material nonpublic information before granting any equity awards, other than awards that we grant on a predetermined schedule. We do not time our equity award grants either to take advantage of a depressed stock price, or an anticipated increase in stock price, and we have limited the amount of discretion that can be exercised in connection with the timing of equity award grants.
Our Company has certain practices related to the timing of the grants of awards. Neither the Board nor the Compensation and Human Capital Committee currently takes material nonpublic information into account when determining the timing of equity award grants in order to take advantage of a depressed stock price or an anticipated increase in stock price. Similarly, it is the Company’s practice to not release material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.
We generally make awards on pre-determined dates. Annual equity awards to eligible employees, including our executives, are typically made on the last Monday of the first fiscal quarter; annual awards to members of our Board are typically made on the day of the annual stockholders’ meeting; and awards to new hires are typically made to eligible employees on the first Monday of the month following date of hire. We do not grant executive bonus awards in the form of stock.
The Company did not grant any stock options, stock appreciation rights or similar option-like instruments in 2025.
CLAWBACK POLICY
In accordance with SEC and NYSE rules, the Compensation and Human Capital Committee adopted a policy for the recovery of erroneously awarded compensation, effective December 1, 2023. Pursuant to the policy, the Company is required to recover or “clawback” any erroneously awarded incentive-based compensation to our executive officers in the event that the Company is

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COMPENSATION DISCUSSION AND ANALYSIS
required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. This policy applies to all incentive-based compensation received by an executive officer of the Company during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement and after the effective date of the policy.
STOCK OWNERSHIP POLICY FOR EXECUTIVE OFFICERS
Each of our executive officers is required to satisfy certain stock ownership guidelines. These guidelines have been designed to closely align our executive officers’ financial interests with those of our stockholders. The guidelines require equity holdings with a value of six times base salary for our CEO and three times base salary for our executive officers. All of our executive officers were in compliance with (or were on track to be in compliance with) the guidelines at the end of fiscal year 2025.
The following forms of Company equity qualify towards the stock ownership guidelines: (i) common stock owned outright, including restricted stock, vested RSUs, and common stock acquired from the exercise of stock options; (ii) common stock held by an executive officer pursuant to the Company’s Employee Stock Purchase Plan; and (iii) unvested RSUs and unvested restricted stock. An executive officer’s stock ownership also includes equity owned jointly with, or separately, by the individual’s immediate family member(s) (spouse and/or dependent children) and equity held in trust for the individual’s immediate family member(s).
Executive officers have five years from their hire or promotion date to reach the applicable guideline. If the ownership target has not been met within the required time period, and until the ownership target is reached, an executive officer is required to retain 50% of the net shares acquired upon any future vesting of RSUs and restricted stock and/or the exercise of stock options, after deducting shares used to pay applicable taxes and/or the exercise price.
The Compensation and Human Capital Committee reviews executive stock ownership levels annually for executive officers and ensures compliance where necessary. In evaluating the stock ownership levels of each executive officer, the Company uses the average closing stock price measured over a 30-day period to value stock holdings. The base salary used in the calculation of the stock ownership guidelines is based on the annualized base salary at the time compliance is evaluated.

52	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation and Human Capital Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company. Based on the review and discussions, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2025.
Compensation and Human Capital Committee
Cheryl A. Bachelder, Chair
Quentin Roach
David M. Tehle

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EXECUTIVE COMPENSATION
FISCAL YEAR 2025 SUMMARY COMPENSATION TABLE
The following table provides information regarding the compensation of the NEOs, listed by name and current position below, for fiscal year 2025, as well as fiscal year 2024 and fiscal year 2023, where applicable:

Name and Principal Position	Year	Salary ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)

David E. Flitman Chief Executive Officer(1)	2025	1,399,231		13,296,895		2,577,868		789,592	18,063,586
	2024	1,300,000	—	7,215,014	—	1,726,677	—	1,009,016	11,250,707
	2023	1,285,000	3,000,000	23,215,061	—	2,059,939	—	324,257	29,884,257
Dirk J. Locascio Executive Vice President, Chief Financial Officer	2025	725,000	—	3,214,617	—	741,648	—	33,100	4,714,366
	2024	725,000	—	2,000,096	—	641,970	—	32,975	3,400,041
	2023	719,231	1,750,000	4,000,031	—	768,216	—	32,600	7,270,078
Steven M. Guberman Executive Vice President, Chief Transformation Officer and Nationally Managed Business	2025	608,462		2,191,941	—	622,887	—	52,988	3,476,278
	2024	570,000	—	1,350,010	—	504,721	—	40,406	2,465,137
	2023	565,569	—	1,350,022	—	590,549	20,738	32,000	2,558,879
Randy J. Taylor Executive Vice President, Field Operations and Local Sales(2)	2025	608,462	—	2,191,941	—	622,887	—	37,778	3,461,068

John A. Tonnison Executive Vice President, Chief Information and Digital Officer	2025	620,000		2,045,735	—	628,156	—	26,131	3,320,021
	2024	620,000		1,200,058	—	494,095	—	26,238	2,340,392
	2023	615,385	—	1,200,066	—	591,566	—	27,200	2,434,217
(1)Mr. Flitman joined the Company as CEO on January 5, 2023.
(2)Mr. Taylor was not an NEO of the Company during fiscal years 2023 and 2024.
(3)The amount reported in this column for fiscal year 2023 for (i) Mr. Flitman represents the one-time, make-whole cash award in connection with his leadership transition compensation arrangement and (ii) Mr. Locascio represents the one-time, cash retention bonus awarded in recognition of Mr. Locascio’s continued service through the leadership transition.
(4)The amounts reported in these columns represent the grant date fair value of the RSUs and PRSUs granted to the NEOs in each fiscal year. The grant date fair values have been calculated in accordance with the ASC Topic 718. The assumptions made in the valuation reflected in these columns are set forth in the following notes to the Company’s Consolidated Financial Statements:

For Stock and Option Awards Granted in Fiscal Year	Consolidated Financial Statements For the Year Ended	Included with Form 10-K Filed	Note

2025	December 27, 2025	February 12, 2026	12
2024	December 28, 2024	February 13, 2025	15
2023	December 30, 2023	February 15, 2024	16
For PRSUs granted during fiscal year 2025, because they include both performance and market conditions (a multiplier based on achieving stock price hurdles) the grant date fair values set forth in the Stock Awards column for each NEO were calculated based on the assumption that the performance conditions would be achieved at target and using a Monte-Carlo simulation to estimate the impact of the market conditions on the grant date fair value. Assuming maximum performance is achieved, and using a Monte-Carlo simulation to estimate the impact of the market conditions on the grant date fair value, the grant date value of such PRSUs would be as follows:

54	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

	Value of PRSUs
Named Executive Officer	At Target ($)	Assuming Maximum Performance ($)

David E. Flitman	8,746,862	17,493,724
Dirk J. Locascio	2,114,615	4,229,230
Steven M. Guberman	1,441,886	2,883,230
Randy J. Taylor	1,441,886	2,883,230
John A. Tonnison	1,345,710	2,691,420
(5)The amounts reported in this column for fiscal year 2025 represent the fiscal year 2025 AIP award payments which were paid in March 2026. For additional information, see the section entitled “Fiscal Year 2025 Annual Incentive Plan Awards” on page 44.
(6)The amount reported in this column for Mr. Guberman represents the actuarial change in the present value of accumulated benefits under the US Foods Consolidated Defined Benefit Retirement Plan maintained by the Company. These amounts have been determined as of the measurement dates used for financial statement reporting purposes for the applicable fiscal year, and have been calculated using interest rate and mortality assumptions consistent with those used in the Company’s audited financial statements for the applicable fiscal year. For additional information, see section entitled “Pension Benefits” on page 61.
(7)Amounts shown in the All Other Compensation column for fiscal year 2025 are comprised of the following:

Named Executive Officer	Perquisites(a) ($)	401(k) Match ($)	Total ($)

David E. Flitman	775,592	14,000	789,592
Dirk J. Locascio	19,100	14,000	33,100
Steven M. Guberman	38,988	14,000	52,988
Randy J. Taylor	23,778	14,000	37,778
John A. Tonnison	18,500	7,631	26,131
(a)Includes (i) for each NEO an executive allowance, (ii) for Mr. Locascio, miscellaneous expenses and/or reimbursements, (iii) for Messrs. Guberman and Taylor, travel costs related to spousal attendance at Company events to recognize the highest performing sales people in the Company and related tax gross-up payments to offset imputed income for the cost of such spousal travel (where such gross-ups are provided to all attendees, not just the named executive officers) and (iv) for Mr. Flitman, the incremental cost to the Company of the use of private aircraft ($755,592) and an executive allowance.

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EXECUTIVE COMPENSATION
FISCAL YEAR 2025 GRANTS OF PLAN-BASED AWARDS
The following table provides information regarding plan-based awards granted to the NEOs during fiscal year 2025:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

David E. Flitman
2025 AIP	—	2/5/2025	629,654	2,518,616	5,037,231
RSUs (2025 LTIP)	3/24/2025	2/5/2025							69,392(4)	4,550,033
PRSUs (2025 LTIP)	3/24/2025	2/5/2025				34,696	69,392	138,784		8,746,862
Dirk J. Locascio
2025 AIP	—	2/5/2025	181,250	725,000	1,450,000
RSUs (2025 LTIP)	3/24/2025	2/5/2025							16,776(4)	1,100,002
PRSUs (2025 LTIP)	3/24/2025	2/5/2025				8,388	16,776	33,552		2,114,615
Steven M. Guberman
2025 AIP	—	2/5/2025	152,115	608,462	1,216,923
RSUs (2025 LTIP)	3/24/2025	2/5/2025							11,439(4)	750,055
PRSUs (2025 LTIP)	3/24/2025	2/5/2025				5,720	11,439	22,878		1,441,886
Randy J. Taylor
2025 AIP	—	2/5/2025	152,115	608,462	1,216,923
RSUs (2025 LTIP)	3/24/2025	2/5/2025							11,439(4)	750,055
PRSUs (2025 LTIP)	3/24/2025	2/5/2025				5,720	11,439	22,878		1,441,886
John A. Tonnison
2025 AIP	—	2/5/2025	155,000	620,000	1,240,000
RSUs (2025 LTIP)	3/24/2025	2/5/2025							10,676(4)	700,025
PRSUs (2025 LTIP)	3/24/2025	2/5/2025				5,338	10,676	21,352		1,345,710
(1)The amounts reported in these columns represent the threshold, target, and maximum awards payable to the NEOs under our fiscal year 2025 AIP.
(2)These amounts represent the PRSUs granted to the NEOs as LTIP awards under the 2019 Plan, as further discussed in the section entitled “Fiscal Year 2025 Long-Term Incentive Plan Awards” on page 46. The PRSUs vest on the third anniversary of the grant date if, and only to the extent that, certain performance goals are achieved during a three-year performance period ending on the last day of the Company’s 2027 fiscal year, subject to the executive’s continued employment with the Company. The amounts reported for each 2025 PRSU award do not apply any multiplier. The number of PRSUs that vest, if any, is subject to a multiplier, capped at 3x, that provides additional upside for achieving stretch hurdle stock prices to the underlying PRSU payout. Stock price hurdles are achieved if the share price for the Company's common stock equals or exceeds a certain specified per share amount on any 30 consecutive days during the period between the date of grant and the end of the performance period.
(3)The amounts reported in this column represent the grant date fair value of each of the equity awards calculated in accordance with ASC Topic 718. For PRSUs granted during fiscal year 2025, because they include both performance and market conditions (a multiplier based on achieving stock price hurdles) the grant date fair values for such awards were calculated based on the assumption that the performance conditions would be achieved at target and using a Monte-Carlo simulation to estimate the impact of the market conditions on the grant date fair value.
(4)These amounts represent time-based RSUs granted to the NEOs as LTIP awards under the 2019 Plan, as further discussed in the section entitled “Fiscal Year 2025 Long-Term Incentive Plan Awards” on page 46. The RSUs are scheduled to vest in three equal tranches annually on each anniversary of the grant date, subject to the executive’s continued employment with the Company.
DESCRIPTION OF PLAN BASED AWARDS
ANNUAL INCENTIVE PLAN (AIP) AWARDS
Our AIP awards are annual cash incentive award opportunities granted to our executive officers under our fiscal year 2025 AIP for the 2025 period. Target levels for these awards are generally set as a percentage of base salary. Target percentages are reviewed annually against competitive market data.

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EXECUTIVE COMPENSATION
These awards are cash awards designed to reward executive officers for achieving financial performance goals, which for fiscal year 2025 consisted of annual Adjusted EBITDA and improvement in our Distribution Cost Per Case and Independent Market Share, and a Safety Modifier. The performance targets are described in the “Compensation Discussion and Analysis” section under the subheading “Fiscal Year 2025 Annual Incentive Plan Awards” beginning on page 44.
RESTRICTED STOCK UNITS (RSUs)
RSUs are time-based awards granted to our executive officers under our 2019 Plan. The RSUs generally vest ratably on an annual basis over three years, and an executive’s right to the RSUs is generally subject to continued employment by the Company. If any of the following circumstances arise during the vesting period, however, the RSUs will fully vest: (i) immediately prior to a change in control if the RSUs would not otherwise be continued, converted, assumed or replaced in connection with the transaction; (ii) immediately if the executive’s employment is terminated “without cause” or “for good reason” during the 18 months following a change in control in which the RSUs are continued, converted, assumed or replaced in connection with the transaction; or (iii) immediately upon an executive’s death or permanent disability (with regard to recent grants). In addition, with regard to recent annual grants, in the event of an executive’s retirement during the vesting period (if the retirement is one or more years following the grant date), the RSUs will continue to vest in accordance with the vesting schedule, subject to the executive’s continued compliance with certain covenants. If an executive’s employment is terminated for “cause” or an executive voluntarily resigns (other than the Special Retention Awards described below), the RSUs will be forfeited. The annual RSUs granted in fiscal year 2025 are more fully described in the “Compensation Discussion and Analysis” section under the subheading “Fiscal Year 2025 Long-Term Incentive Plan Awards” beginning on page 46.
PERFORMANCE-BASED RESTRICTED STOCK UNITS (PRSUs)
PRSUs are performance-based awards granted to our executive officers under our 2019 Plan. The PRSUs generally vest to the extent that certain performance goals are achieved during the performance period, and an executive’s right to the PRSUs is generally subject to continued employment by the Company. If any of the following circumstances arise during the performance period, however, the PRSUs will fully vest at the “target” performance level: (i) immediately prior to a change in control if the PRSUs would not otherwise be continued, converted, assumed or replaced in connection with the transaction; or (ii) immediately if the executive’s employment is terminated “without cause” or “for good reason” during the 18 months following a change in control in which the PRSUs are continued, converted, assumed or replaced in connection with the transaction. In the event of an executive’s death, permanent disability, or retirement during the performance period (if the retirement is one or more years following the grant date), the PRSUs will vest proportionately on the vesting date based on both achievement of performance goals and the executive’s period of employment during the performance period. If an executive’s employment is terminated for “cause” or an executive voluntarily resigns, the PRSUs will be forfeited. The PRSUs granted in fiscal year 2025 are more fully described in the “Compensation Discussion and Analysis” section under the subheading “Fiscal Year 2025 Long-Term Incentive Plan Awards” beginning on page 46.
STOCK OPTIONS
No stock options were granted to our executive officers in fiscal year 2025. For stock options granted in prior fiscal years, such stock options have an exercise price equal to the closing stock price on the grant date. The executive’s right to the stock option is generally subject to continued employment by the Company. If any of the following circumstances arise during the vesting period, however, the stock options will fully vest and become exercisable: (i) immediately prior to a change in control if the stock options would not otherwise be continued, converted, assumed or replaced in connection with the transaction; (ii) immediately if the executive’s employment is terminated “without cause” or “for good reason” during the 18 months following a change in control in which the stock options are continued, converted, assumed or replaced in connection with the transaction; or (iii) immediately upon an executive’s death or permanent disability (with regard to recent grants). In addition, with regard to recent grants, in the event of an executive’s retirement during the vesting period (if the retirement is one or more years following the grant date), the stock option will continue to vest in accordance with the vesting schedule, subject to the executive’s continued compliance with certain covenants.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	57

EXECUTIVE COMPENSATION
Once vested, stock options can be exercised, but must be exercised before the relevant option expiration date. In the event of an executive’s death or permanent disability, vested stock options remain exercisable for one year (but not beyond the option expiration date). In the event of an executive’s retirement (with regard to recent grants), vested stock options remain exercisable for five years (but not beyond the option expiration date). In the event of an executive’s termination for “cause,” all outstanding vested and unvested stock options are immediately forfeited. In the event of an executive’s termination for any other reason, vested stock options remain exercisable for 90 days (but not beyond the option expiration date).

58	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2025
The following table provides information regarding each NEO’s outstanding stock options, RSUs, and PRSUs as of December 27, 2025:

	Option Awards					Stock Awards
Name	Date of Award	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

David E. Flitman	3/24/2025					69,392(2)	5,299,467	69,392(7)	5,299,467
	3/25/2024	—	—	—	—	44,587(3)	3,405,109	66,880(8)	5,107,626
	3/27/2023	—	—	—	—	33,552(4)	2,562,366	100,656(9)	7,687,099
	2/6/2023	—	—	—	—	88,277(5)	6,741,714	—	—
	1/5/2023	—	—	—	—	—	—	168,162(6)	12,842,560
Dirk J. Locascio	3/24/2025	—	—	—	—	16,776(2)	1,281,183	16,776(7)	1,281,183
	3/25/2024	—	—	—	—	12,360(3)	943,933	18,540(8)	1,415,900
	3/27/2023	—	—	—	—	27,903(4)	2,130,950	27,902(9)	2,130,876
	3/29/2021	26,825	—	36.95	3/29/2031	—	—	—	—
	3/23/2020	22,752	—	13.29	3/23/2030	—	—	—	—
	3/25/2019	34,651	—	34.56	3/25/2029	—	—	—	—
	3/26/2018	21,863	—	33.56	3/26/2028	—	—	—	—
	6/3/2017	25,101	—	30.39	6/3/2027	—	—	—	—
Steven M. Guberman	3/24/2025	—	—	—	—	11,439(2)	873,596	11,439(7)	873,596
	3/25/2024	—	—	—	—	8,343(3)	637,155	12,514(8)	955,694
	3/27/2023	—	—	—	—	6,278(4)	479,451	18,834(9)	1,438,353
	3/29/2021	26,825	—	36.95	3/29/2031	—	—	—	—
	3/23/2020	85,252	—	13.29	3/23/2030	—	—	—	—
	3/25/2019	34,651	—	34.56	3/25/2029	—	—	—	—
	3/26/2018	25,721	—	33.56	3/26/2028	—	—	—	—

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	59

EXECUTIVE COMPENSATION

	Option Awards					Stock Awards
Name	Date of Award	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Randy J. Taylor	3/24/2025	—	—	—	—	11,439(2)	873,596	11,439(7)	873,596
	3/25/2024	—	—	—	—	6,798(3)	519,163	10,197(8)	778,745
	3/27/2023	—	—	—	—	1,744(4)	133,189	5232(9)	399,568
	6/05/2023	—	—	—	—	2,801(10)	213,912	—	—
	3/29/2021	6,707	—	36.95	3/29/2031	—	—	—	—
	3/23/2020	15,072	—	13.29	3/23/2030	—	—	—	—
	3/25/2019	5,199		34.65	3/25/2029
	3/26/2018	6,431		33.56	3/26/2028
John A. Tonnison	3/24/2025					10,676(2)	815,326	10,676(7)	815,326
	3/25/2024	—	—	—	—	7,416(3)	566,360	11,124(8)	849,540
	3/27/2023	—	—	—	—	5,581(4)	426,221	16742(9)	1,278,587
	8/2/2021	29,534	—	33.57	8/2/2031		—	—	—
(1)The aggregate market values reported in these columns are calculated by multiplying the unvested shares by $68.17, the closing price of a share of our Common Stock as reported on the NYSE on December 27, 2024, the last trading day of fiscal year 2024.
(2)One third of this RSU award is scheduled to vest in three equal tranches annually on each anniversary of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date. As of December 27, 2025, this award had three remaining vesting dates (March 24, 2026, March 24, 2027 and March 24, 2028). One third of this RSU award vested on March 24, 2026.
(3)One third of this RSU award is scheduled to vest in three equal tranches annually on each anniversary of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date. As of December 27, 2025, this award had two remaining vesting dates (March 24, 2026 and March 24, 2027). One third of this RSU award vested on March 24, 2026.
(4)One third of these RSU awards are scheduled to vest in three equal tranches annually on each anniversary of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date. As of December 27, 2025, these awards had one remaining vesting date (March 27, 2026). For Mr. Locascio, the award amount includes RSUs granted as part of the Company’s 2023 LTIP grants, as well as a special grant of time-based RSUs granted to the NEOs under the 2019 Plan.
(5)One third of this RSU award is scheduled to vest in three equal tranches annually on each anniversary of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date. As of December 27, 2025, this award had one remaining vesting dates (February 6, 2026). One third of this RSU award vested on February 6, 2026.
(6)This PRSU award vests in two equal tranches of 84,081 each if the following conditions are met: (i) the first tranche of 84,081 shares will vest on the second anniversary of the grant date, or January 5, 2025, if the share price for the Common Stock equals or exceeds $40 per share on any 30 consecutive days during the period between the date of grant and January 5, 2025; and (ii) the second tranche of 84,081 shares will vest on the fourth anniversary of the grant date, or January 5, 2027, if the share price for the Common Stock equals or exceeds $55 per share on any 30 consecutive days during the period between the date of grant and January 5, 2027. The performance criteria for the first tranche of PRSUs was satisfied on July 14, 2023, and the performance criteria for the second tranche of PRSUs was satisfied on September 25, 2024.
(7)These PRSU awards are scheduled to vest on the third anniversary of the grant date if, and only to the extent that, certain performance goals are achieved during a three-year performance period ending on the last day of the Company’s 2027 fiscal year, subject to the executive’s continued employment with the Company through the vesting date. The amounts reported for each PRSU award have been determined based on achieving the target value of performance and does not apply any multiplier. The number of PRSUs that vest, if any, is subject to a multiplier, capped at 3x, that provides additional upside for achieving stretch hurdle stock prices to the underlying PRSU payout. Stock price hurdles are achieved if the share price for the Company's common stock equals or exceeds a certain specified per share amount on any 30 consecutive days during the period between the date of grant and the end of the performance period. As of March 17, 2026, the first stock price hurdle multiplier condition was met, which would result in a 1.5x multiplier being applied to the final PSRU payout amount, if any, subject to achievement of the performance goals and achievement of a higher stock price hurdle multiplier.
(8)These PRSU awards are scheduled to vest on the third anniversary of the grant date if, and only to the extent that, certain performance goals are achieved during a three-year performance period ending on the last day of the Company’s 2026 fiscal year, subject to the executive’s continued employment with the Company through the vesting date. The amounts reported for each PRSU award have been determined based on achieving the target value of performance.
(9)These PRSU awards are scheduled to vest on the third anniversary of the grant date if, and only to the extent that, certain performance goals are achieved during a three-year performance period ending on the last day of the Company’s 2025 fiscal year, subject to the executive’s continued employment with the Company through the vesting date. The amounts reported for each PRSU award have been determined based on achieving the target value of performance. These PRSU awards vested on March 27, 2026 and were paid out at [XX]% of the target amount.
(10)One third of this RSU award is scheduled to vest in three equal tranches annually on each anniversary of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date. As of December 27, 2025, this award had one remaining vesting date (June 6, 2026).

60	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

EXECUTIVE COMPENSATION
FISCAL YEAR 2025 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the exercise of stock options and the vesting of stock awards for each of the NEOs during fiscal year 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

David E. Flitman	—	—	228,203	15,620,209
Dirk J. Locascio	32,500	1,993,075	85,293	5,529,024
Steven M. Guberman	97,877	4,551,713	68,117	4,403,093
Randy J. Taylor	—	—	15,051	1,011,463
John A. Tonnison	—	—	75,805	4,912,600
(1)The amount reported in this column was calculated by multiplying the number of shares acquired on exercise by the difference between the closing price per share of our Common Stock on the date of exercise and the exercise price of the stock option.
(2)The amount reported in this column was calculated by multiplying the number of shares of our Common Stock that vested by the closing price per share of our Common Stock on the vesting date.
PENSION BENEFITS
US FOODS CONSOLIDATED DEFINED BENEFIT RETIREMENT PLAN
Mr. Guberman was our only NEO entitled to benefits payable under our defined benefit (pension) plan. Mr. Guberman previously accrued benefits under the US Foods, Inc. Defined Benefit Pension Plan and the Alliant Foodservice, Inc. Pension Plan, both of which were consolidated into the US Foods Consolidated Defined Benefit Retirement Plan. His pension benefits were paid out as part of a plan termination project completed in 2024.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following tables provide information regarding potential payments by the Company to each of the NEOs in various termination and change in control scenarios. The amounts reported in the tables assume that the triggering event took place on December 26, 2025 (the last business day of fiscal year 2025), and that any Company equity is continued, converted, assumed, or replaced in connection with a change in control transactions. These amounts are merely estimates based on compensation, benefit, and equity levels for each executive in effect on that date. The tables report only amounts that are increased, accelerated, or otherwise payable to the NEO as a result of the applicable termination or change in control scenario, and have not been adjusted to reflect any excise tax under Sections 280G and 4999 of the Internal Revenue Code that may be assessed on the payments and/or benefits (nor reduced to cause the payments and/or benefits not to be subject to excise tax). The tables also exclude any amounts that are generally available to all salaried associates and do not discriminate in favor of the NEOs. We are not able to determine the actual amounts that would be payable to an NEO unless and until an actual termination scenario occurs. For additional information, see the section entitled “Executive Severance Agreements” beginning on page 50.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	61

EXECUTIVE COMPENSATION
DAVID E. FLITMAN
CHIEF EXECUTIVE OFFICER

	Voluntary Termination			Involuntary Termination
Payments and Benefits Payable Upon Termination	Good Reason	Change in Control and Good Reason	Retirement or Without Good Reason(1)	For Cause	Not For Cause	Change in Control and Not For Cause	Permanent Disability or Death	Change in Control (without termination)

Cash Compensation(2)	$10,360,000	$14,280,000	—	—	$10,360,000	$14,280,000	$2,520,000	—
Long-term Equity Incentives(3)	$11,540,071	$42,524,114	—	—	$11,540,071	$42,524,114	$40,597,932	—
Benefits
LTD Insurance Payment(4)	—	—	—	—	—	—	$512,000	—
Health and Welfare Benefits Continuation(5)	$36,774	$36,774	—	—	$36,774	$36,774	—	—
TOTAL	$21,936,845	$56,840,888	—	—	$21,936,845	$56,840,888	$43,629,932	—
DIRK J. LOCASCIO
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

	Voluntary Termination			Involuntary Termination
Payments and Benefits Payable Upon Termination	Good Reason	Change in Control and Good Reason	Retirement or Without Good Reason(1)	For Cause	Not For Cause	Change in Control and Not For Cause	Permanent Disability or Death	Change in Control (without termination)

Cash Compensation(2)	$2,900,000	$3,625,000	—	—	$2,900,000	$3,625,000	$725,000	—
Long-term Equity Incentives(3)	—	$9,184,027	—	—	—	$9,184,027	$8,787,068	—
Benefits
LTD Insurance Payment(4)	—	—	—	—	—	—	$1,256,000	—
Health and Welfare Benefits Continuation(5)	$36,247	$48,329	—	—	$36,247	$48,329	—	—
TOTAL	$2,936,247	$12,857,356	—	—	$2,936,247	$12,857,356	$10,768,068	—

STEVEN M. GUBERMAN
EXECUTIVE VICE PRESIDENT, CHIEF TRANSFORMATION OFFICER AND NATIONALLY MANAGED BUSINESS

	Voluntary Termination			Involuntary Termination
Payments and Benefits Payable Upon Termination	Good Reason	Change in Control and Good Reason	Retirement or Without Good Reason(1)	For Cause	Not For Cause	Change in Control and Not For Cause	Permanent Disability or Death	Change in Control (without termination)

Cash Compensation(2)	$2,480,000	$3,100,000	—	—	$2,480,000	$3,100,000	$620,000	—
Long-term Equity Incentives(3)	—	$5,257,845	$3,873,487	—	—	$5,257,845	$4,983,501	—
Benefits
LTD Insurance Payment(4)	—	—	—	—	—	—	$536,000	—

62	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

Health and Welfare Benefits Continuation(5)	$37,957	$50,609	—	—	$37,957	$50,609	—	—
TOTAL	$2,517,957	$8,408,454	3,873,487	—	$2,517,957	$8,408,454	$6,139,501	—
RANDY J. TAYLOR
EXECUTIVE VICE PRESIDENT, FIELD OPERATIONS AND LOCAL SALES

	Voluntary Termination			Involuntary Termination
Payments and Benefits Payable Upon Termination	Good Reason	Change in Control and Good Reason	Retirement or Without Good Reason(1)	For Cause	Not For Cause	Change in Control and Not For Cause	Permanent Disability or Death	Change in Control (without termination)

Cash Compensation(2)	$2,480,000	$3,100,000	—	—	$2,480,000	$3,100,000	$620,000	—
Long-term Equity Incentives(3)	—	$3,392,203	—	—	—	$3,392,203	$3,112,024	—
Benefits
LTD Insurance Payment(4)	—	—	—	—	—	—	$1,304,000	—
Health and Welfare Benefits Continuation(5)	$11,868	$15,824	—	—	$11,868	$15,824	—	—
TOTAL	$2,491,868	$6,508,027	—	—	$2,491,868	$6,508,027	$5,036,024	—
JOHN A. TONNISON
EXECUTIVE VICE PRESIDENT, CHIEF INFORMATION AND DIGITAL OFFICER

	Voluntary Termination			Involuntary Termination
Payments and Benefits Payable Upon Termination	Good Reason	Change in Control and Good Reason	Retirement or Without Good Reason(1)	For Cause	Not For Cause	Change in Control and Not For Cause	Permanent Disability or Death	Change in Control (without termination)

Cash Compensation(2)	$2,480,000	$3,100,000	—	—	$2,480,000	$3,100,000	$620,000	—
Long-term Equity Incentives(3)	—	$4,751,360	—	—	—	$4,751,360	$4,479,214	—
Benefits
LTD Insurance Payment(4)	—	—	—	—	—	—	$904,000	—
Health and Welfare Benefits Continuation(5)	$22,338	$29,784	—	—	$22,338	$29,784	—	—
TOTAL	$2,502,338	$7,881,144	—	—	$2,502,338	$7,881,144	$6,003,214	—
(1)Retirement is treated the same as a voluntary termination by the NEO without good reason under the terms of our executive severance agreements. For equity awards granted on or after March 23, 2020, under the terms of the applicable award agreement, outstanding time-based equity awards will continue to vest in accordance with the vesting schedule set forth in the applicable award agreement in the event of the NEO’s “retirement,” subject to continued compliance with his restrictive covenant agreements with the Company (including, without limitation, non-competition and non-solicitation agreements), provided that the awards will not continue to vest if the NEO retired on or prior to the one-year anniversary of the grant date. As of the assumed date of termination, only Mr. Guberman met the criteria for “retirement” for our NEOs (which is attainment of 60 years of age and a minimum of five (5) years of service), and his amount has been included in the tables with respect to the continued vesting of these awards due to a qualifying retirement.
(2)In the event of a termination by the NEO for “good reason” or a termination by the Company without “cause,” cash compensation was calculated as follows:
a.18 months of base salary (24 months for Mr. Flitman) as in effect immediately before the termination or, if following a change in control, 24 months of base salary (36 months for Mr. Flitman) as in effect immediately before the termination;
b.the NEO’s AIP award for the year in which the termination occurs, prorated to the date of termination and based on actual performance, or, if following a change in control, based on the NEO’s then current target percentage; and
c.an amount equal to the NEO’s then-current AIP target award multiplied by 1.5 (2.0 for Mr. Flitman) or, if following a change in control, an amount equal to the NEO’s then-current AIP target award multiplied by 2.0 (3.0 for Mr. Flitman).
In the event of the NEO’s permanent disability or death, the NEO would receive AIP accrued at the time of such event, based on actual results for the time of such NEOs service. Consistent with prior years, we have calculated the amounts shown in the tables above based on actual AIP results for the full year without pro ration, and have assumed that the NEO’s current base salary and AIP Target Percentage were in effect for the entirety of fiscal year 2025.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	63

EXECUTIVE COMPENSATION
(3)The amounts reported represent the aggregate value of long-term equity incentive awards that would vest under the specified termination scenario based on the closing price of a share of our Common Stock on December 26, 2025, and assume that any Company equity is continued, converted, assumed, or replaced in connection with a change in control transaction. Under the terms of our annual equity award agreements, upon the NEO’s termination by the Company without “cause” or resignation by the NEO for “good reason,” in either case within the 18-month period immediately following the change in control, all RSUs will fully vest (with any PRSUs vesting at the “target” performance level) and all outstanding stock options will fully vest and become exercisable. Effective for equity awards granted on or after March 23, 2020, under the terms of the applicable award agreement, in the event of the NEO’s permanent disability or death, all RSUs will fully vest and all time-based, unvested stock options will fully vest and become exercisable for one (1) year thereafter (but in no event beyond the options’ normal expiration date). In the event of the NEO’s permanent disability or death, PRSUs will vest proportionately on the vesting date based on both achievement of performance goals and the executive’s period of employment during the performance period.
For the RSUs granted in 2023 as Special Retention Awards, these special RSU awards will fully vest immediately if an executive is terminated “without cause” during the vesting period.
(4)The amounts reported include cash payments that the NEO would receive under our enhanced Long-Term Disability insurance program. Under the enhanced program, the benefit is increased from 60% of monthly earnings, subject to a maximum monthly benefit of $12,000, to 66 2/3% of monthly earnings, subject to a maximum monthly benefit of $20,000. Accordingly, the amounts reported in this row reflect the difference between the maximum benefits under the standard and enhanced Long-Term Disability insurance programs ($8,000) multiplied by the number of months until the NEO’s retirement age under the Social Security Act.
(5)These amounts represent the estimated cost of the continuation of medical and dental coverage through COBRA for the NEO and his covered dependents for 18 months (or 24 months, in the case of Mr. Flitman) or, if following a change in control, for 24 months. Although each NEO is also entitled to certain career transition and outplacement services and access to certain office and administrative services for a period not to exceed 12 months following the termination, we have not included an amount attributable to these services as their value is not reasonably ascertainable.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our CEO to the annual total compensation of the Company’s median employee. To determine this pay ratio, we took the following steps:
■Identification of Median Employee: As permitted by SEC rules, we elected to use the same median employee for fiscal year 2025 as we used for fiscal year 2024. Since the date used to select the median employee, there have been no changes in the Company’s employee population or compensation arrangements that we believe would significantly impact the pay ratio disclosure. The consistently applied compensation measure that we used to identify our median employee was fiscal year 2023 salary and wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for all employees, excluding our CEO and the individuals noted below, who were employed by us on December 16, 2023. We annualized the compensation data for all of our full-time employees, which included 5,904 employees who were hired during fiscal year 2023 but did not work for us for the entire fiscal year. We did not annualize the compensation for temporary or seasonal workers, and we did not include contractors in our calculations of the median employee. As permitted by SEC rules, we excluded approximately 800 employees who joined the Company as a result of the Company’s acquisitions of Renzi Bros. and Saladino’s.
■Calculation of Median Employee Annual Compensation: We have aggregated all of the elements of the median employee’s compensation for fiscal year 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $104,652. The difference between the median employee’s salary and wages (the consistently applied compensation measure used to identify the median employee) and the median employee’s annual total compensation represents the estimated annual value of the employee’s health and welfare benefits (estimated for the employee and his or her eligible dependents at $12,006), employer matching contributions under our 401(k) plan of $0, a telecommunications allowance of $300, and a cash bonus under the Company’s AIP in the amount of $14,290.
■Calculation of CEO Annual Compensation: We used the amount reported for fiscal 2025 in the Total column of the Summary Compensation Table above and added the estimated annual value of his health and welfare benefits (estimated for him and his eligible dependents at $18,387).
The annual total compensation of our median employee was $104,652. For fiscal year 2025, our CEO’s annualized compensation was $18,081,972 and the resulting CEO pay ratio was 173 to 1.

64	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PAY VERSUS PERFORMANCE
The following table provides information regarding compensation paid to the Company’s chief executive officers and other NEOs along with the cumulative TSR of the Company and a peer group index, the Company’s Net Income, and the Company’s Adjusted EBITDA which is considered the most important financial measure used by the Company to link compensation actually paid to the Company’s NEOs to Company performance. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the section entitled “Compensation Discussion and Analysis”, beginning on page 34.

	Summary Compensation Table Total Compensation for CEO Flitman ($)	Compensation Actually Paid to CEO Flitman ($)(1)	Summary Compensation Table Total Compensation for CEO Iacobucci ($)	Compensation Actually Paid to CEO Iacobucci ($)	Summary Compensation Table Total Compensation for CEO Satriano ($)	Compensation Actually Paid to CEO Satriano ($)	Average Summary Compensation Table Total Compensation for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($)(2)	Value of Initial Fixed $100 Investment(3) Based on:		(Stated in millions)
Year									Cumulative TSR (Company) ($)	Cumulative TSR (Peer Group ($)	Net Income (Loss) ($)	Adjusted EBITDA ($)(4)

2025	18,063,585	23,963,878	N/A	N/A	N/A	N/A	3,742,933	6,296,524	229.27	179.96	676	1,932
2024	11,250,707	27,971,943	N/A	N/A	N/A	N/A	2,639,514	6,808,032	204.65	168.69	494	1,741
2023	29,884,257	34,791,429	4,628,234	(4,062,524)	N/A	N/A	3,642,530	5,122,362	136.33	123.95	506	1,559
2022	N/A	N/A	4,848,233	4,838,268	12,853,892	(5,566,000)	3,163,794	3,069,797	102.13	108.92	265	1,310
2021	N/A	N/A	N/A	N/A	13,744,942	14,264,225	3,429,976	3,478,342	104.56	123.19	164	1,057
(1)The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules and shown in the table below.
(2)For 2025, reflects compensation information for our NEOs, other than any person serving as CEO, as outlined in the section entitled “Compensation Discussion and Analysis”, beginning on page 34. For 2024 and 2023, reflects the compensation information for Mr. Flitman, Mr. Locascio, Mr. Hancock and Mr. Guberman. For 2022, reflects compensation information for Mr. Locascio, Mr. Tonnison, Mr. Hancock and Mr. Guberman. For 2021 and 2020, reflects compensation information for Mr. Locascio, Mr. Iacobucci, Mr. Guberman, and Jay A. Kvasnicka, Executive Vice President, Field Operations.
(3)Cumulative TSR assumes an initial investment of $100 as of the market open on January 1, 2021 (market close on the last trading day of fiscal year 2020) for the Company’s Common Stock as well as the common stock of companies in our peer group as measured by the S&P 500 Consumer Staples Distribution & Retail. For 2021, the measurement period was one year; for 2022, the measurement period was two years; for 2023, the measurement period was three years; for 2024, the measurement period was four years; and for 2025 the measurement period is five years.
(4)See Appendix A for a reconciliation of Adjusted EBITDA.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	65

PAY VERSUS PERFORMANCE
To calculate the compensation actually paid amounts in the table above, the following table shows the respective adjustments to the amounts reported in the Summary Compensation Table (“SCT”):

	FY2025		FY2024		FY2023			FY2022			FY2021
Adjustments	CEO Flitman ($)	Other NEOs Average ($)	CEO Flitman ($)	Other NEOs Average ($)	CEO Flitman ($)	CEO Iacobucci ($)	Other NEOs Average ($)	CEO Satriano ($)	CEO Iacobucci ($)	Other NEOs Average ($)	CEO Satriano ($)	Other NEOs Average ($)

Total from SCT	18,063,585	3,742,933	11,250,707	2,639,514	29,884,257	4,628,234	3,642,530	12,853,892	4,848,233	3,163,794	13,744,942	3,429,976
Adjustments for defined benefit and actuarial plans
Minus: Pension value reported in SCT	—	—	—	—	—	—	(5,185)	—	—	—	—	—
Plus: Pension value attributable to service in current year and any change in pension value attributable to plan amendments made in the current year	—	—	—	—	—	—	—	—	—	—	—	—
Impact of adjustments for defined benefit and actuarial plans	—	—	—	—	—	—	(5,185)	—	—	—	—	—
Adjustments for stock and options awards
Minus: SCT Amounts	(13,296,895)	(2,411,059)	(7,215,014)	(1,437,556)	(23,215,061)	(4,250,051)	1,912,530	(6,000,054)	(2,500,079)	1,812,570	(11,420,007)	(2,355,888)
Plus: Value of equity granted during fiscal year, unvested as of end of fiscal year	9,332,702	1,827,154	9,497,737	1,892,376	28,122,232	—	2,508,055	—	2,636,266	1,910,758	10,059,039	1,976,990
Plus/Minus: Change in fair value of equity outstanding at beginning and end of fiscal year(1)	9,441,207	2,829,683	14,015,234	3,345,672	—	—	820,125	—	(79,323)	(294,818)	834,895	199,197
Plus/Minus: Change in value for awards vested in fiscal year	423,279	307,812	423,279	368,025	—	62,302	69,367	937,314	233,171	102,632	1,045,356	228,066
Minus: Forfeited awards in fiscal year			—	—	—	(4,503,009)	—	(13,357,152)	—	—	—	—
Impact of adjustments for stock and option awards	5,900,292	2,553,591	16,721,236	4,168,518	4,907,171	(8,690,758)	1,485,016	(18,419,892)	(9,965)	(93,997)	519,283	48,366
Compensation Actually Paid (As calculated)	23,963,878	6,296,524	27,971,943	6,808,032	34,791,429	(4,062,524)	5,122,362	(5,566,000)	4,838,268	3,069,797	14,264,225	3,478,342
(1)Calculation methodology is in accordance with SEC guidance: Black-Scholes was used for stock option valuation with values ranging from $14.25 - $26.33 and Monte Carlo simulation used for certain performance-based restricted stock units.
FINANCIAL PERFORMANCE MEASURES
The following table identifies the most important financial performance measures used by the Compensation and Human Capital Committee to link the “compensation actually paid” to our CEOs and other NEOs in fiscal year 2025 to company performance.

Financial Performance Measures
Adjusted EBITDA
Distribution Cost Per Case
Adjusted Return on Invested Capital (ROIC)
IND Market Share
For additional details regarding our most important financial performance measures, see the sections entitled “Compensation Discussion and Analysis — Overview of 2025 Annual Incentive Plan Design” and “Compensation Discussion and Analysis — Overview of 2025 Long-Term Equity Incentive Plan Awards, beginning on pages 41 and 42, respectively.

66	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PAY VERSUS PERFORMANCE
RELATIONSHIP BETWEEN PAY AND FINANCIAL PERFORMANCE
As described in more detail in the “Compensation Discussion and Analysis” section, beginning on page 34, our executive compensation program reflects a pay-for-performance philosophy. The below graphical illustrations demonstrate the relationship between compensation actually paid to our NEOs over the last three fiscal years as compared to Net Income, Adjusted EBITDA, and cumulative TSR over the last five fiscal years. In addition, the last chart includes a comparison of our cumulative TSR in comparison to the cumulative TSR of our peer group.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	67

PAY VERSUS PERFORMANCE

68	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROPOSAL 3: Ratification of Appointment of Independent Registered Public Accounting Firm
The Board of Directors and its Audit Committee Unanimously Recommend a VOTE “FOR” this Proposal

Deloitte has acted as our independent registered public accounting firm since 2006 and has been appointed by the Audit Committee to audit our financial statements for fiscal year 2026. Representatives from Deloitte are expected to be present at the Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.
Although we are not required to seek stockholder ratification of the appointment of the independent registered public accounting firm, the Board believes it is a sound corporate governance practice. If the appointment of Deloitte is not ratified at the Annual Meeting, the fiscal year 2026 appointment will remain unchanged, but the Audit Committee will consider the outcome of the vote on this proposal in determining whether it will appoint Deloitte as the independent registered public accounting firm for fiscal year 2027.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES
Before the Company engages Deloitte to provide any audit or non-audit services, each engagement is submitted to the Audit Committee for its approval. The Audit Committee has adopted a policy concerning approval of audit and non-audit services proposed to be provided by the independent registered public accounting firm to the Company. The policy requires that all services, including audit services and permissible audit-related, tax, and non-audit services, proposed to be provided by the independent registered public accounting firm to the Company be pre-approved by the Audit Committee. The Audit Committee has also adopted procedures authorizing the Chair of the Audit Committee to pre-approve interim requests for services under a specified dollar threshold, provided that the pre-approval is reviewed with the full Audit Committee at its next meeting. The pre-approval policy was in effect for services to be performed by Deloitte with respect to fiscal year 2025.
FEES PAID TO DELOITTE
The following table sets forth the aggregate fees billed by Deloitte for audit services rendered in connection with consolidated financial statements and reports for fiscal year 2025 and fiscal year 2024 and for audit-related, tax, and other services rendered during fiscal year 2025 and fiscal year 2024 for the Company and its subsidiaries (all of which were pre-approved by the Audit Committee), as well as applicable out-of-pocket costs incurred in connection with the services:

Fee Category	2025	2024

Audit Fees(1)	$3,971,750	$3,987,139
Audit-Related Fees(2)	$22,740	$180,000
Tax Fees(3)	$337,414	$511,068
All Other Fees(4)	$—	$—
TOTAL FEES:	$4,331,904	$4,678,207
(1)Includes the aggregate fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and the quarterly reviews of its consolidated financial statements. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)Includes the aggregate fees for professional services rendered in connection with the Company’s SEC filings (exclusive of those noted in footnote 1 above) and other research and consultation services, including due diligence related to mergers and acquisitions.
(3)Includes the aggregate fees for professional services rendered for tax compliance, consultation, and planning.
(4)Consists of the aggregate fees for all services other than those described above, including consulting work related to operational compliance with regulations.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	69

AUDIT COMMITTEE REPORT
In assisting the Board in overseeing and monitoring the quality and integrity of the Company’s financial statements, the Audit Committee:
1.Reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended December 27, 2025 (the “Audited Financial Statements”) and the report on internal control over financial reporting with management;
2.Discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
3.Received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte its independence from the Company and management.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2025.
Audit Committee
Marla C. Gottschalk, Chair
David W. Bullock
Carl Andrew Pforzheimer
Quentin Roach

70	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROPOSAL 4: Approve an amendment to our certificate of incorporation to provide stockholders the right to call a special meeting at a 25% ownership threshold
The Board of Directors Unanimously Recommends a VOTE “FOR” this Proposal

Listening to Our Stockholders and Acting on Stockholder Feedback
The Board regularly reviews the Company’s corporate governance practices in the context of evolving trends and stockholder perspectives, and recognizes that providing stockholders the ability to call special meetings is viewed by some stockholders as an important component of an effective corporate governance framework. As part of our commitment to effective corporate governance practices and to acknowledge and respond to the vote outcome on the stockholder proposal presented at the 2025 annual meeting requesting creation of a stockholder right to call special meetings, we conducted an analysis of the prevalence of the right of stockholders to call a special meeting at our peer companies as well as at companies within the S&P 400 Index. We also evaluated the proxy voting guidelines of our largest institutional investors to understand their disclosed perspectives. Based on those analyses, we believe that proposing an amendment to our Restated Certificate of Incorporation (as amended and restated, the “Amended and Restated Certificate”) to permit stockholders owning a sufficient percentage of the Company to call a special meeting is an appropriate response to the vote outcome on the 2025 stockholder proposal.
In arriving at the proposed stockholder special meeting right we carefully considered how to design the embedded ownership threshold requirement. We solicited advice from external advisors to help us evaluate the merits of various ownership thresholds and we also conducted a stockholder outreach campaign to collect feedback from our stockholders. Those outreach efforts, which included contacts with stockholders who collectively represented approximately 80% of our outstanding shares, resulted in us having numerous substantive discussions with stockholders collectively representing more than 24% of our outstanding shares. During these discussions, the feedback was that a 15% ownership threshold was low, and there was broad support for an ownership threshold of 25%. Given this feedback, the Board determined that 25% was the appropriate ownership threshold for the stockholder special meeting right.
Management Proposal
After evaluating the stockholder feedback from our outreach efforts and supported by our review of peer company corporate governance practices, the Nominating and Corporate Governance Committee recommended, and the Board unanimously approved and declared advisable, and recommends that our stockholders adopt, an amendment to our Restated Certificate of Incorporation to allow stockholders who own at least 25% of the outstanding Common Stock of the Company, and who comply with certain other applicable requirements and procedures, to call a special meeting of the stockholders (this “Proposal 4”). Under our existing Restated Certificate of Incorporation, special meetings of our stockholders may be called only by or at the direction of the Board pursuant to a resolution of the Board adopted by a majority of the total number of directors then in office.
Our Board believes that a 25% ownership threshold, with appropriate procedural and informational requirements, strikes an appropriate balance between ensuring stockholders have the right to call a special meeting in the event of a critical, time-sensitive issue, while still adequately protecting the interests of the Company, including against the potential misuse of the right by special interest groups. We note that, as of January 2026, among the 55% of S&P 400 companies that permit stockholders to call a special meeting, 63% have set their ownership threshold at 25% or higher.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	71

PROPOSAL 4

Special meetings require the expenditure of considerable time, effort and resources, and diversion of Board and management time away from overseeing and running our business. Accordingly, special meetings called by stockholders should be limited to circumstances where stockholders holding a meaningful stake in the Company believe a matter to be voted on by stockholders is sufficiently urgent to justify convening a special meeting prior to the next regularly occurring annual meeting. Special meeting rights with ownership thresholds lower than 25% risk enabling a small number of stockholders to advance their own personal agenda, without regard to the broader, long-term interests of the Company and its other stockholders.
In addition, we believe that the Company already provides our stockholders with numerous avenues to make their views known and to communicate with the Board, management, and other stockholders to effect change. The Company maintains a robust stockholder engagement program with a track record of taking action in direct response to stockholder feedback, as evident in our stockholder outreach undertaken after our 2025 annual meeting. We encourage and facilitate regular communication with stockholders about important issues relating to our business and corporate governance and regularly incorporate feedback from those engagements into our policies and practices. For additional information, see the section entitled “Stockholder Engagement” beginning on page 25.
Contingent upon the effectiveness of the Amended and Restated Certificate, the Board has approved an amendment and restatement of our Bylaws (the “Amended and Restated Bylaws”) to adopt certain changes to implement the special meeting right, which will include, among other things, provisions setting forth the following procedural and informational requirements:
■Information required: Any special meeting request must set forth information regarding the specific purpose(s) and business proposed to be conducted at the special meeting and information regarding the requesting stockholders. Requesting stockholders must provide, among other things, the same information currently required by our Bylaws’ advance notice provisions.
■Ownership threshold and “net long” elements: Requesting stockholders must demonstrate that they own at least 25% of the outstanding Common Stock of the Company and must maintain that position through the date of the special meeting. Ownership of the Company’s Common Stock will be determined based on a “net long” ownership definition (generally requiring full voting and investment rights and full economic interest with respect to the shares used to meet the ownership threshold). Requesting stockholders will not be required to own the Company’s Common Stock for any prescribed minimum holding period prior to making a request.
■Blackout periods and other invalidity: The secretary of the Company (the “Secretary”) will not be required to call a special meeting of stockholders if (i) the procedures in our bylaws or in our certificate of incorporation are not complied with; (ii) the business requested to be conducted at the special meeting is not a proper subject for stockholder action under applicable law; (iii) an identical or substantially similar item of business is to be covered at a stockholder meeting called by the Board to be held within sixty (60) days after the request is received or an identical or substantially similar item was presented at a stockholder meeting held within the one hundred and twenty (120) days prior to the receipt of notice for the requested special meeting; (iv) the request is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders; or (v) in certain cases, the requesting stockholders revoke their request or their stock ownership falls below the 25% ownership threshold.
■Business to be conducted: The business conducted at any special meeting requested by stockholders will be limited to the purposes stated in the request for the special meeting, but the Board may include additional matters for consideration.

72	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

PROPOSAL 4

The description in this Proposal 4 should be read in conjunction with the full text of the Amended and Restated Certificate and the Amended and Restated Bylaws, which are included as Appendix B and Appendix C, respectively, to this proxy statement. Each of Appendix B and C is marked to show the proposed changes to the existing certificate of incorporation and bylaws described above.
If this Proposal 4 is approved, we will promptly file with the Secretary of State of the State of Delaware the Amended and Restated Certificate, and the Amended and Restated Bylaws will become effective. As required by Delaware law, if our stockholders do not approve this Proposal 4, the Amended and Restated Certificate and Amended and Restated Bylaws would not become effective, and stockholders will not have the ability to require the Company to call a special meeting of stockholders.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth information as of March 18, 2026, the Record Date, unless otherwise indicated in the footnotes below, with respect to the beneficial ownership of our Common Stock by: (i) each individual or entity known to us to own beneficially more than 5% of our capital stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group. For each applicable beneficial owner, percent ownership has been computed based on a total of 220,242,295 shares of our Common Stock outstanding as of March 18, 2026.
The amounts and percentages of shares of our Common Stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be acquired this way are deemed to be outstanding for purposes of computing a person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities to which that person has no economic interest.
Except as otherwise indicated in the footnotes to the following table, each of the beneficial owners listed below has, to our knowledge, sole voting and investment power for the indicated shares of our capital stock. Unless otherwise noted, the address of each beneficial owner listed below is c/o US Foods Holding Corp., 9399 W. Higgins Road, Suite 100, Rosemont, IL 60018.

	Shares Of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number (#)	Percent (%)

The Vanguard Group, Inc.(1) 100 Vanguard Boulevard, Malvern, PA 19355	24,301,555	11.0
Blackrock, Inc.(2) 50 Hudson Yards, New York, NY	19,418,472	8.8
Boston Partners(3) One Beacon Street, 30th FL, Boston, MA 02108	15,457,447	7.0
FMR LLC(4) 245 Summer Street, Boston, MA 02210	15,288,433	6.9
Wellington Management Group LLP(5) 280 Congress Street, Boston MA 02210	12,875,970	5.8
Capital World Investors(6) 333 South Hope Street, 55th Floor, Los Angeles, CA 90071	11,695,346	5.3
Directors and Named Executive Officers(8)(9)
Cheryl A. Bachelder	39,145	*
David W. Bullock	6,806	*
David E. Flitman	319,221	*
Marla C. Gottschalk	14,278	*
Steven M. Guberman	271,279	*

74	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS

	Shares Of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number (#)	Percent (%)
Dirk J. Locascio	293,089(7)	*
Carl Andrew Pforzheimer	41,219	*
Quentin Roach	14,278	*
Randy J. Taylor	82,649	*
David M. Tehle	39,453	*
John A. Tonnison	129,515	*
Ann E. Ziegler	32,928	*
All directors and executive officers as a group (17 people)(8)	1,627,541	*
*Less than 1%.
(1)Based solely on information as of November 29, 2024, in Amendment No. 7 to Schedule 13G, filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on December 6, 2024. As of November 29, 2024, Vanguard reported having sole voting power over no shares of our Common Stock, shared voting power over 88,108 shares of our Common Stock, sole dispositive power over 23,939,282 shares of our Common Stock, and shared dispositive power over 362,273 shares of our Common Stock.
(2)Based solely on information as of December 31, 2023, in Schedule 13G, filed with the SEC by Blackrock, Inc. (“Blackrock”) on January 26, 2024. As of December 31, 2023, Blackrock reported having sole voting power over 18,820,971 shares of our Common Stock and sole dispositive power over 19,418,472 shares of our Common Stock.
(3)Based solely on information as of March 31, 2025, in Amendment No. 5 to Schedule 13G, filed with the SEC by Boston Partners on May 12, 2025. As of March 31, 2025, Boston Partners reported having sole voting power over 12,893,586 shares of our Common Stock and sole dispositive power over 15,457,447 shares of our Common Stock.
(4)Based solely on information as of June 30, 2025 in Amendment No. 12 to Schedule 13G, filed with the SEC by FMR LLC (“FMR”) and Abigail P. Johnson on August 6, 2025. As of June 30, 2025, FMR reported having sole voting power over 10,540,317 shares of our Common Stock and FMR and Abigail P. Johnson reported having sole dispositive power over 15,288,433 shares of our Common Stock.
(5)Based solely on information as of September 30, 2025, to Schedule 13G, filed with the SEC by Wellington Management Group LLP (“Wellington”), as parent holding company of certain holding companies and the Wellington Investment Advisers on November 12, 2025. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. As of September 30, 2025, Wellington reported having shared voting power over 11,611,696 shares of our Common Stock and shared dispositive power over 12,875,970 shares of our Common Stock.
(6)Based solely on information as of September 30, 2025, to Schedule 13G, filed with the SEC by Capital World Investors ("CWI"), a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities") on November 13, 2025. CWI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital World Investors.” As of September 30, 2025, CWI reported having sole voting power over 11,695,346 shares of our Common Stock and sole dispositive power over 11,695,346 shares of our Common Stock.
(7)Includes 20,000 shares by The Debra Locascio 2022 Living Trust and 79,285 shares held by The Dirk J. Locascio 2022 Living Trust, all of which are deemed beneficially owned by Mr. Locascio.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	75

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS
(8)Includes shares of our Common Stock subject to stock options that are or may become exercisable within 60 days of March 18, 2026 and shares underlying RSUs that are scheduled to vest within 60 days of March 18, 2026:

Name	Stock Options (#)	Unvested RSUs (#)

Cheryl A. Bachelder	—	2,306
David W. Bullock	—	2,306
David E. Flitman	—	78,975
Marla C. Gottschalk	—	2,306
Steven M. Guberman	172,449	14,262
Randy J. Taylor	33,409	8,956
Dirk J. Locascio	106,091	39,675
Carl Andrew Pforzheimer	—	2,306
Quentin Roach	—	2,306
David M. Tehle	2,436	2,306
John A. Tonnison	29,534	12,847
Ann E. Ziegler	—	2,306
All directors and executive officers as a group (17 people)	490,773	202,956
(9) Does not include the following number of unvested RSUs for our NEOs, since none of these RSUs vest within 60 days:

Name	Unvested RSUs (#)

David E. Flitman	68,556
Steven M. Guberman	11,798
Randy J. Taylor	13,826
Dirk J. Locascio	17,364
John A. Tonnison	10,826

76	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

ABOUT THE ANNUAL MEETING
Why did you provide me this Proxy Statement?
We provided you this Proxy Statement because you were a holder of our Common Stock as of the March 18, 2026 (the “Record Date”), and the Board is soliciting your proxy to vote your stock at the Annual Meeting. As permitted by SEC rules, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our registered and beneficial stockholders beginning on or about [DATE]. The Notice explains how to access the Proxy Statement and 2025 Annual Report and how to vote. If you have received a Notice by mail, you will not receive a printed copy of the Proxy Statement or fiscal year 2025 Annual Report in the mail, unless you request them. To request a printed copy of our proxy materials, you should follow the instructions included in the Notice.
What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has designated Dirk J. Locascio and Timothy D. Johnson as the Company’s proxies for the Annual Meeting.
What will I be voting on?
At the Annual Meeting, the holders of our Common Stock will be asked to vote on:

		Our Board’s Recommendation	More Information

Proposal 1	The election of eight director nominees to the Board	“FOR” EACH DIRECTOR NOMINEE	Page 6
Proposal 2	The approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement (commonly known as a “Say-on-Pay” proposal)	“FOR”	Page 33
Proposal 3	The ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2026	“FOR”	Page 69
Proposal 4	Approve an amendment to our certificate of incorporation to provide stockholders the right to call a special meeting at a 25% ownership threshold	“FOR”	Page 71
Who is entitled to vote on these matters? How many votes do I have?
You are entitled to vote at the Annual Meeting if you owned shares of our Common Stock as of the close of business on the Record Date. On the Record Date, 220,242,295 shares of our Common Stock were outstanding and eligible to be voted. Each share of Common Stock owned as of the close of business on the Record Date is entitled to one vote on each matter that is properly brought before the Annual Meeting and on which our common stockholders are entitled to vote.
How many shares of Common Stock must be present to hold the Annual Meeting?
Business may not be conducted at the Annual Meeting unless a quorum is present. Under our Bylaws, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting shall constitute a quorum. If there are not sufficient shares present or represented by proxy at the Annual Meeting to constitute a quorum for approval of any matter to be voted upon, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Abstentions or withheld votes and broker non-votes are counted as shares present and entitled to vote for purpose of determining whether a quorum is present.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	77

ABOUT THE ANNUAL MEETING
What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this Proxy Statement?

Proposal	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes

Proposal 1: The election of eight director nominees to the Board
Each director nominee must receive more votes cast “FOR” his or her election than votes cast “AGAINST” his or her election.

If an incumbent director nominee fails to be elected, he or she will promptly tender resignation to the Board. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. The Board will act on the resignation and publicly announce its decision and rationale within 120 days after the date the election results were certified.
		An abstention has no effect on the outcome of the proposal.	Broker non-votes have no effect on the outcome of this proposal.

Proposal 2: The approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement (commonly known as a “say-on-pay” proposal)	Votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal.	An abstention has no effect on the outcome of the proposal.	Broker non-votes have no effect on the outcome of this proposal.

Proposal 3: The ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2026	Votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal.	An abstention has no effect on the outcome of the proposal.	Broker non-votes are not expected and will have no effect on the outcome of this proposal.

Proposal 4: Approve an amendment to our certificate of incorporation to provide stockholders the right to call a special meeting at a 25% ownership threshold	At least a majority of the voting power of all outstanding shares voting “FOR” the proposal.	An abstention will have same effect as a vote “AGAINST” this proposal.	Broker non-votes will have same effect as a vote “AGAINST” this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH PROPOSAL.

78	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

ABOUT THE ANNUAL MEETING
Why are you conducting a virtual-only Annual Meeting?
We are conducting this year’s Annual Meeting entirely in a virtual-only meeting format, which provides our stockholders with expanded access to the Annual Meeting by providing an accessible platform for stockholders who would not otherwise be able to attend the meeting in-person.
How do I participate in the virtual Annual Meeting?
We are holding the Annual Meeting in a virtual-only meeting format, and you will not be able to attend the Annual Meeting at a physical location. To participate in the virtual Annual Meeting, login at www.virtualshareholdermeeting.com/USFD2026 and enter the 16-digit control number included on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form. If your shares are in “street name” (as defined below), instructions should be provided on the voting instruction card provided by your broker, bank, or other nominee. Contact your broker, bank, or other nominee as soon as possible so that you can be provided with a control number to gain access to the virtual meeting.
Who is allowed to attend the Annual Meeting?
You are entitled to participate in the virtual Annual Meeting if you were a stockholder of record as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. Even if you plan to attend the virtual Annual Meeting, we recommend that you also vote by proxy as soon as possible so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.
How can I request technical assistance during the Annual Meeting?
The live audio webcast of the Annual Meeting will begin promptly at 8:00 a.m. Central Daylight Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting to allow time for stockholders to log in and test the computer audio system. We encourage you to log in prior to the meeting start time. Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the audio webcast of the meeting. If you encounter technical difficulties accessing the audio webcast, please follow the instructions on the pre-meeting message listed on the website.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and mobile phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection from wherever they intend to participate in the virtual Annual Meeting.
May I ask questions at the virtual Annual Meeting?
Yes. A live question and answer session will be conducted in accordance with the Rules of Conduct for the Annual Meeting, which will be posted on the virtual meeting website and include instructions for submitting questions.
Who is soliciting proxies for the Annual Meeting with this Proxy Statement?
The Board is soliciting proxies for the Annual Meeting. We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, or by telephone, email, or other electronic means by our directors, officers, and employees without additional compensation. We will also reimburse brokers, nominees, and fiduciaries for their costs in sending proxy materials to holders of our common stock.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name with Equiniti Trust Company, LLC (formerly, American Stock Transfer & Trust Company, LLC), the Company’s transfer agent, you are considered the stockholder of record, or a registered holder, with respect to those shares.
If a broker, bank or other nominee holds shares of Common Stock for your benefit and the shares are not in your name on the transfer agent’s records, then you are considered the “beneficial owner” of those shares, which is sometimes also referred to as being held in “street name”.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	79

ABOUT THE ANNUAL MEETING
How do I vote by proxy before the Annual Meeting?
If your shares are held directly in your own name, and you received a Notice of Internet Availability of Proxy Materials, you may vote your shares over the internet at www.proxyvote.com or by telephone by dialing 1-800-690-6903. To vote over the internet or by telephone, you will need your unique 16-digit control number, which is included on the Notice. You may also vote your shares by mail by completing, signing, and dating the proxy card
If your shares are held in “street name”, you should vote your shares by following the instructions from your broker, bank or other nominee. If you have not heard from the broker, bank or other nominee who holds your Company stock, please contact them as soon as possible.
What shares are included on a proxy or voting instruction card?
Each proxy or voting instruction card represents the shares held by you as of the close of business on the Record Date. You may receive more than one proxy or voting instruction card if you hold your shares in multiple accounts, or if some of your shares are registered directly in your name with the Company’s transfer agent and some of your shares are held in “street name” through a broker, bank, or other nominee. Please vote the shares on each proxy card or voting instruction card to ensure that all of your shares are counted at the Annual Meeting.
What if I have shares registered in my name and don’t vote on a particular matter when returning a proxy card?
Properly executed proxy cards received by our Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a properly executed proxy card is returned without stockholder direction on a matter, the shares will be voted as recommended by the Board: “FOR” the election of all eight director nominees, “FOR” the approval of the Company’s “Say-On-Pay” proposal, “FOR” the ratification of the appointment of Deloitte as independent auditor and “FOR” the approval to amend the Company’s certificate of incorporation to allow stockholders to call a special meeting.
Will my shares held in “street name” be voted if I don’t provide instructions?
Under NYSE rules, if your shares are held in “street name” and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum.
Proposals 1 (election of directors), 2 (approval of the compensation of our named executive officers) and 4 (approval to amend the Company’s certificate of incorporation to allow stockholders to call a special meeting) are not considered routine matters, and without your instruction, your broker cannot vote your shares. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for the purpose of determining the number of votes cast on these proposals.
I have shares registered in my name, and also have shares in a brokerage account. How do I vote these shares?
Shares that you hold in “street name” are not included in the total number of shares set forth on your proxy card. Your broker, bank or other nominee will send you instructions on how to vote those shares.
How can I vote at the virtual Annual Meeting?
Stockholders of record may vote their shares electronically at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/USFD2026.
If you hold your shares in “street name”, you must follow the voting instructions provided by your brokerage firm, bank, or other nominee to vote your shares at the virtual Annual Meeting.
Even if you plan to attend the virtual Annual Meeting, we encourage you to vote your shares as soon as possible by internet, telephone, or mail prior to the Annual Meeting.

80	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

ABOUT THE ANNUAL MEETING
Can I change my vote or revoke my proxy?
If your shares are registered directly in your name, you may change your vote or revoke your proxy by:
■Delivering written notice to the Corporate Secretary that is received on or before 11:59 p.m. (Eastern Daylight Time) on May 13, 2026;
■Submitting a later dated proxy over the Internet or by telephone in accordance with the instructions in the Notice or the proxy card; or
■Voting your shares electronically during the Annual Meeting.
If your shares are held in “street name”, you should contact your broker, bank, or other nominee to change your vote or revoke your proxy.
Who counts the votes?
A representative of Broadridge Financial Solutions, Inc., the Company’s independent tabulating agent, will count the votes and serve as the independent inspector of election at the Annual Meeting.
What is the deadline for voting?
The deadline for voting by telephone or electronically is 11:59 p.m. (Eastern Daylight Time) on May 13, 2026. If you attend the virtual Annual Meeting, you may vote your shares electronically during the meeting.
What happens if the Annual Meeting is adjourned?
Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our Common Stock at the adjourned Annual Meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.
Where can I find the results of the Annual Meeting?
We will report the voting results of the Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days following our Annual Meeting, a copy of which will also be available on our website, https://ir.usfoods.com/investors.
How Can I Inspect a List of Stockholders Entitled to Vote at the Meeting?
A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to the Annual Meeting at 9399 W. Higgins Road, Suite 100, Rosemont, IL 60018, and on the date of the meeting, on the virtual platform for the Annual Meeting. To examine the list of stockholders entitled to vote at the Annual Meeting at our principal executive offices, you must be a stockholder as of the Record Date and will be required to provide a copy of your Notice, proxy card or voting instruction card bearing your Control Number and a copy of a valid picture identification, such as a driver’s license or passport, that matches the name on the Notice, proxy card, or voting instruction card.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	81

OTHER MATTERS
OTHER BUSINESS
We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares of our Common Stock they represent according to their judgment.
ABOUT HOUSEHOLDING
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account, or you may notify us if you are a stockholder of record. Stockholders of record may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
Stockholders who hold their shares in “street name” should contact their broker, bank, or other nominee regarding combined mailings.
STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING
Proposals for Business for Inclusion in Next Year’s Proxy Statement (Rule 14a-8 Stockholder Proposals): If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2027 annual meeting of stockholders under Rule 14a-8 under the Exchange Act, we must receive the proposal at our principal executive offices not later than the close of business on [XX], 2026. The proposal must comply with the SEC rules regarding eligibility for inclusion in our proxy statement, and should be addressed to: US Foods Holding Corp., 9399 W. Higgins Road, Suite 100, Rosemont, IL 60018, Attention: Chief Legal Officer and Corporate Secretary. We will not be required to include in our proxy statement or form of proxy a stockholder proposal that we receive after that date or that otherwise fails to meet the requirements for stockholder proposals established by the SEC rules.
Advance Notice Provisions for Item of business or Director Nominee: If you intend to present a proposal for other business or a nomination for election to the Board at our 2027 annual meeting of stockholders (other than any such proposal included in our proxy statement and form of proxy under Rule 14a-8 under the Exchange Act), you must comply with the notice requirements set forth in our Bylaws and such business must be a proper matter for stockholder action. The notice, among other requirements, must contain the information required by our Bylaws, and should be in proper written notice and addressed to: US Foods Holding Corp., 9399 W. Higgins Road, Suite 100, Rosemont, IL 60018, Attention: Chief Legal Officer and Corporate Secretary, no earlier than January 14, 2027, and no later than the close of business on February 13, 2027. If the date of the 2027 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 70 days after May 14, 2027, written notice must be delivered after the close of business on the 120th day prior to the meeting, but before the close of business on the later of the 90th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2027.

82	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

APPENDIX A
NON-GAAP FINANCIAL MEASURES
In this Proxy Statement, we discuss Adjusted Gross Profit, Adjusted EBITDA, Adjusted Diluted EPS, Net Leverage Ratio, Adjusted Operating Income and Adjusted Return on Invested Capital (“ROIC”), all of which are Non-GAAP financial measures. Set forth below is a methodology for determining, and our rationale for using, these measures.

Metric	Definition	Rationale for Use

Adjusted Gross Profit	Adjusted Gross profit (Non-GAAP) is calculated as Gross profit (GAAP) less the LIFO reserve adjustment.
We use Adjusted Gross profit as a supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments.

Adjusted EBITDA
EBITDA is defined as net income, plus interest expense – net, income tax provision (benefit), and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for: (1) restructuring costs and asset impairment charges; (2) shared-based compensation expense; (3) the non-cash impact of last-in, first-out (LIFO) reserve adjustments; (4) loss on extinguishment of debt; (5) business transformation costs; (6) recognition of net actuarial loss; and (7) other gains, losses, or costs as specified in the agreements governing our indebtedness.
We believe Adjusted EBITDA provides meaningful supplemental information about our operating performance because it excludes amounts that we do not consider part of our core operating results when assessing our performance. Adjusted EBITDA is used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe that the presentation of Adjusted EBITDA is useful to investors because it may be used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in our industry.

Adjusted Diluted EPS	Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (non-GAAP).	We believe the presentation of Adjusted Diluted EPS is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance and it may be used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in our industry.

Net Debt and Net Leverage Ratio	Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. The Net Leverage Ratio is calculated by dividing Net Debt by Adjusted EBITDA.	We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. We believe that the Net Leverage Ratio is useful to investors because it may be used by securities analysts, investors, and other interested parties in their evaluation of the relative capital structures of companies in our industry.

Adjusted Operating Income	Adjusted Operating Income is defined as operating income less other income, loss on extinguishment of debt and recognition of net actuarial loss then adjusted for: (1) restructuring costs and asset impairment charges; (2) shared-based compensation expense; (3) the non-cash impact of last-in, first-out (LIFO) reserve adjustments; (4) loss on extinguishment of debt; (5) business transformation costs; (6) recognition of net actuarial loss; and (7) other gains, losses, or costs as specified in the agreements governing our indebtedness.	We believe Adjusted Operating Income provides meaningful supplemental information about our operating performance because it excludes amounts that we do not consider part of our core operating results when assessing our performance.

Adjusted Return on Invested Capital (“ROIC”)	Adjusted ROIC is defined as Adjusted Operating Income after tax excluding amortization divided by Average Invested Capital.	We use Adjusted ROIC as a supplemental measure to GAAP measures to measure how efficiently we convert capital invested into after‑tax operating profit.

A-1	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

APPENDIX A
We caution readers that these definitions may not be the same as similar measures used by other companies. Not all companies and analysts calculate these measures in the same manner. We compensate for these limitations by using these Non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures.
About Forward-Looking Non-GAAP Information
The company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA CAGR and margin and Adjusted Diluted EPS CAGR, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring activity and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and planned divestiture costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the applicable periods. For the same reasons, the company is unable to address the significance of the unavailable information, which could be material to future results.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	A-2

APPENDIX A
US FOODS HOLDING CORP. NON-GAAP RECONCILIATION (UNAUDITED)

	Consolidated US Foods
	For Fiscal Year Ended
	2025	2024	2023	2022	2021
($ in millions, except share and per share data)	December 27, 2025	December 28, 2024	December 30, 2023	December 31, 2022	January 1, 2022

Net income (GAAP)	$676	$494	$506	$265	$164
Interest expense—net	305	315	324	255	213
Income tax provision	222	150	172	96	50
Depreciation expense	406	384	349	327	323
Amortization expense	56	54	46	45	55
EBITDA (Non-GAAP)	$1,665	$1,397	$1,397	$988	$805
Adjustments:
Restructuring activity and asset impairment charges(1)	33	25	14	12	11
Share-based compensation expense(2)	83	63	56	45	48
LIFO reserve adjustments(3)	65	61	(1)	147	165
Loss on extinguishment of debt(4)	—	10	21	—	23
Recognition of net actuarial loss for pension settlement(5)	—	124	—	—	—
Business transformation costs(6)	48	39	28	52	22
COVID-19 bad debt benefit(7)	—	—	—	—	(15)
COVID-19 other related expenses(8)	—	—	—	—	3
Business acquisition, integration related costs, divestitures and other(9)	38	22	44	66	(5)
Adjusted EBITDA (Non-GAAP)	$1,932	$1,741	$1,559	$1,310	$1,057
Diluted EPS (GAAP)	$2.94	$2.02	$2.02	$1.01	$0.54
Restructuring activity and asset impairment charges(1)	0.14	0.10	0.06	0.05	0.04
Share-based compensation expense(2)	0.36	0.26	0.22	0.18	0.19
LIFO reserve adjustments(3)	0.28	0.25	—	0.59	0.66
Loss on extinguishment of debt(4)	—	0.04	0.08	—	0.09
Recognition of net actuarial loss for pension settlement(5)	—	0.51	—	—	—
Business transformation costs(6)	0.21	0.16	0.11	0.21	0.09
COVID-19 bad debt benefit(7)	—	—	—	—	(0.06)
COVID-19 other related expenses(8)	—	—	—	—	0.01
Business acquisition, integration related costs, divestitures and other(9)	0.17	0.09	0.18	0.26	(0.02)
Income tax (benefit) provision, as adjusted(10)	(0.12)	(0.28)	(0.04)	(0.16)	0.01
Adjusted Diluted EPS (Non-GAAP)(11)	$3.98	$3.15	$2.63	$2.14	$1.55

A-3	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

APPENDIX A

	Consolidated US Foods
	For Fiscal Year Ended
	2025	2024	2023	2022	2021
($ in millions, except share and per share data)	December 27, 2025	December 28, 2024	December 30, 2023	December 31, 2022	January 1, 2022
Weighted-average diluted shares outstanding(12)	230.2	244.1	250.0	251.2	249.9

Gross profit (GAAP)	6,864	6,534	6,148	5,492	4,655
LIFO reserve adjustment(3)	65	61	(1)	147	165
Adjusted Gross profit (Non-GAAP)	$6,929	$6,595	$6,147	$5,639	$4,820
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges. For fiscal year 2022, also consists of the write-off of old leases ROU asset and lease liability of $9 million associated with entering into new lease agreements for four distribution facilities.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Recognition of net actuarial loss for pension settlement represents non-recurring expense for the termination of certain defined benefit plans.
(6)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable construction or technology. For both fiscal years 2025 and 2024, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies. For fiscal year 2023, business transformation costs related to projects associated with information technology infrastructure initiatives. For fiscal year 2022, business transformation costs consisted of new facility openings, supply chain strategy improvements, and information technology infrastructure initiatives. For fiscal year 2021, business transformation costs consisted of costs related to significant process and systems redesign across multiple functions.
(7)Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(8)Includes COVID-19 related costs that we are permitted to add back under certain agreements governing our indebtedness.
(9)Includes: (i) aggregate acquisition, integration related costs and planned divestiture costs of $32 million, $22 million, $41 million, $22 million and $22 million for fiscal year 2025, 2024, 2023, 2022, and 2021, respectively; (ii) CEO sign on bonus of $3 million for fiscal year 2023; (iii) contested proxy and related legal and consulting costs of $21 million for the fiscal year 2022 and favorable legal settlement recoveries of $29 million for fiscal year 2021; (iv) CEO severance of $5 million for fiscal year 2022 and (v) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(10)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(11)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding (Non-GAAP).
(12)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP) for fiscal years 2022 and 2021, when the Company has Net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has Net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	December 27, 2025	December 28, 2024	Saturday, December 30, 2023	December 31, 2022	January 1, 2022

Total Debt (GAAP)	$5,200	$4,928	$4,674	$4,854	$5,011
Cash, cash equivalents and restricted cash	$(41)	$(59)	$(269)	$(211)	$(148)
Net Debt (Non-GAAP)	$5,159	$4,869	$4,405	$4,643	$4,863
Adjusted EBITDA(1)	$1,932	$1,741	$1,559	$1,310	$1,057
Net Leverage Ratio(2)	2.7	2.8	2.8	3.5	4.6
(1)Trailing Twelve Months (“TTM”) Adjusted EBITDA
(2)Net Debt/TTM Adjusted EBITDA

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	A-4

APPENDIX A
US FOODS HOLDING CORP. NON-GAAP RECONCILIATION ADJUSTED ROIC (UNAUDITED)

	Consolidated US Foods
	For Fiscal Year Ended
	2025	2024	2023	2022	2021
($ in millions, except share and per share data)	December 27, 2025	December 28, 2024	December 30, 2023	December 31, 2022	January 1, 2022

Operating income (GAAP)	$1,199	$1,099	$1,017	$594	$424
Other income (expense)	4	(6)	6	22	26
Loss on extinguishment of debt	—	(10)	(21)	—	(23)
Recognition of net actuarial loss for pension settlement	—	(124)	—	—	—
Adjustments:
Restructuring activity and asset impairment charges(1)	33	25	14	12	11
Share-based compensation expense(2)	83	63	56	45	48
LIFO reserve adjustments(3)	65	61	(1)	147	165
Loss on extinguishment of debt(4)	—	10	21	—	23
Recognition of net actuarial loss for pension settlement(5)	—	124	—	—	—
Business transformation costs(6)	48	39	28	52	22
Business acquisition, integration related costs, divestitures and other(7)	38	22	44	66	(5)
COVID-19 bad debt benefit(8)	—	—	—	—	(15)
COVID-19 other related expenses(9)	—	—	—	—	3
Adjusted Operating Income (Non-GAAP)	$1,470	$1,303	$1,164	$938	$679
Income tax provision, as adjusted (@25.5%)	(375)	(332)	(297)	(239)	(173)
Tax adjusted amortization	42	40	34	34	41
Adjusted Operating Income after tax excluding amortization (Non-GAAP)	1,137	1,011	901	732	547
Invested Capital
Average of Total Assets (excluding operating right of use assets)	13,388	12,992	12,702	12,381	12,196
Average of Adjustments:
Cash	(50)	(165)	(240)	(180)	(488)
Non-interest bearing current liabilities	(3,276)	(3,044)	(2,802)	(2,532)	(2,113)
Intangible Assets	(809)	(819)	(794)	(808)	(861)
Goodwill	(5,788)	(5,739)	(5,661)	(5,625)	(5,631)
Average Invested Capital	$3,465	$3,225	$3,205	$3,236	$3,103
Adjusted Return on Invested Capital (“ROIC”)	33%	31%	28%	23%	18%

A-5	US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

APPENDIX A

(1) Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(2) Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(3) Share-based compensation expense for the expected vesting of stock awards and employee stock purchase plan.
(4) Represents the non-cash impact of LIFO reserve adjustments.
(5) Recognition of net actuarial loss for pension settlement represents non-recurring expense for the termination of certain defined benefit plans.
(6) Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7) Includes: (i) aggregate acquisition and integration related costs of $32 million, $22 million, $41 million, $22 million and $22 million for fiscal years 2025, 2024, 2023, 2022 and 2021, respectively; (ii) CEO sign on bonus of $3 million for fiscal year 2023 (iii) contested proxy and related legal and consulting costs of $21 million for fiscal year 2022; (iv) CEO severance of $5 million for fiscal year 2022; (v) favorable legal settlement recoveries of $29 million for fiscal year 2021, and (vi) other gains, losses or costs that we are permitted to add back for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8) Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(9) Includes COVID-19 related costs that we are permitted to add back under certain agreements governing our indebtedness.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT	A-6

APPENDIX B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF US FOODS HOLDING CORP.

The undersigned, on behalf of US Foods Holding Corp., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is US Foods Holding Corp. (the “Corporation”).

2. The Corporation was originally incorporated under the name USF Holding Corp., a Delaware corporation, and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 23, 2007.

3. The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Amended and Restated Certificate of Incorporation).

4. The further amendment and restatement of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation the ~~18th~~[●] day of ~~2023~~ [●], 2026.

US FOODS HOLDING CORP.
By: /s/ ~~Stephanie D. Miller~~[●]
Name: ~~Stephanie D. Miller~~[●]
Title: Corporate Secretary

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APPENDIX B
EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
US FOODS HOLDING CORP.
FIRST: Name. The name of the corporation is US Foods Holding Corp. (the “Corporation”).

SECOND: Registered Office. The Corporation’s registered office in the State of Delaware is at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH: Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 625,000,000, consisting of: (x) 600,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(a) Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Section (b) of this Article FOURTH, or (iii) by resolutions, if any, of the board of directors of the Corporation (the “Board”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to any rights and preferences of the Preferred Stock (as fixed by resolutions, if any, of the Board), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

(b) Preferred Stock. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Board is authorized to fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any such class or series, the Board is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series.

FIFTH: Management of Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors constituting the Board shall be not fewer than two and not more than fifteen, each of whom shall be a natural person. Subject to any rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board.

(b) Directors shall be elected for one-year terms expiring at the next succeeding annual meeting of stockholders of the Corporation. Each director shall hold office until his or her term expires and his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
(c) Subject to this Article FIFTH, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors of the Corporation, as the case may be, at the time when the election is held and need not be by written ballot.

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT B-2

APPENDIX B
(d) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances any director may be removed, with or without cause, by the affirmative vote of holders of at least a majority of the votes that all the stockholders of the Corporation would be entitled to cast in any election of directors.

(e) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by law, any vacancy in the Board that results from an increase in the number of directors, from the death, disability, resignation, retirement, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of at least a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy or a newly created directorship shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor has been elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

(f) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the bylaws of the Corporation) shall be vested in and exercised by the Board.

(g) To the fullest extent permitted by the DGCL, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

(h) To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors and officers of the Corporation, provided that, except as otherwise provided in the bylaws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director or officer of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director or officer, unless such action, suit or proceeding (or part thereof) has been authorized by the Board. The rights provided by this Article FIFTH, Section (h) shall not limit or exclude any rights, indemnities or limitations of liability to which any director or officer of the Corporation may be entitled, whether as a matter of law, under the bylaws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

SIXTH. Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SEVENTH. Special Meetings. Subject to the special rights of any series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of (i) the Board pursuant to a resolution of the Board adopted by a majority of the total number of directors then in office~~. The stockholders of the Corporation do not have the power to call a special meeting of the stockholders. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time, as shall be specified in the notice of such special meeting. The bylaws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.~~ or (ii) the Secretary of the Corporation at the written request in proper form, made in accordance with the bylaws of the Corporation, by one or more record holders (or their duly authorized agent(s)) having an aggregate “net long position” (as defined below) of at least twenty-five percent (25%) of the outstanding Common Stock of the Corporation as of the date such request is delivered to the Corporation (the “Requisite Special Meeting Percent”). A disposition of any shares of Common Stock of the Corporation by a requesting party (as defined below) after the date such request is delivered to theCorporation shall be deemed a revocation of such request with respect to the shares so disposed and such shares will not be included in determining whether the Requisite Special Meeting Percent has been satisfied.
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APPENDIX B
(a) For purposes of this Article SEVENTH and determining whether the Requisite Special Meeting Percent is satisfied, “net long position” shall be determined by the Board with respect to each record holder requesting a special meeting and each beneficial owner who is directing a record holder to act on such owner’s behalf (each record holder and beneficial owner, a “requesting party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended, provided that:

(i) for purposes of such definition, in determining such requesting party’s “short position,” the reference in such Rule to (A) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be construed as a reference to the date the relevant special meeting request is delivered to the Corporation, (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall be construed as a reference to the closing sales price of the Common Stock of the Corporation on the New York Stock Exchange (or such other securities exchange designated by the Board if the Common Stock of the Corporation is not listed for trading on the New York Stock Exchange) on such corresponding date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall be construed as a reference to the Corporation and (D) a “subject security” shall be construed as a reference to the issued and outstanding shares of Common Stock of the Corporation; and

(ii) the net long position of such requesting party shall be reduced by the number of shares of Common Stock of the Corporation as to which such requesting party does not, or will not, have the right to vote or direct the vote at such special meeting or as to which such requesting party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Whether a requesting party has complied with the requirements of this Article SEVENTH shall be determined in good faith by the Board, which determination shall be conclusive and binding on the Corporation and the stockholders. Additional provisions regarding special meetings of the stockholders of the Corporation not inconsistent with this Article SEVENTH may be set forth in the bylaws of the Corporation. Nothing herein shall be construed to give any stockholder a right to fix the date, time, or place, if any, of, or to fix any record date for, any special meeting of the stockholders of the Corporation.

EIGHTH: Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders, directors, or officers are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article FIFTH, Section (g) or Section (h) shall not adversely affect any right or protection existing under this Amended andRestated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal.
NINTH: Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to amend, alter or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to amend, alter or repeal the bylaws. Any amendment, alteration or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the Board then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the bylaws of the Corporation by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class.
TENTH: Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL, this Amended andRestated Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation or any director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an
US FOODS HOLDING CORP. | 2026 PROXY STATEMENT B-4

APPENDIX B
alternative forum, the federal courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Failure to comply with the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article TENTH shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

B-5 US FOODS HOLDING CORP. | 2026 PROXY STATEMENT

APPENDIX C

US FOODS HOLDING CORP.

AMENDED AND RESTATED BYLAWS

As amended and restated effective ~~November 2, 2022~~[●], 2026

Article I STOCKHOLDERS
Section 1.01. Annual Meetings. The annual meeting of the stockholders of US Foods Holding Corp. (the “Corporation”) for the election of directors (each, a “Director”) to succeed Directors whose terms expire and for the transaction of such other business as properly may come before such meeting shall be held each year, either within or without the State of Delaware, at such place (if any, or in lieu of a place, by means of remote communication as provided in Section 1.03), and on such date and at such time, as may be fixed from time to time by resolution of the Corporation’s Board of Directors (the “Board”) and set forth in the notice or waiver of notice of the meeting, unless, subject to the Certificate of Incorporation of the Corporation as then in effect (as may be amended and/or restated from time to time, the “Certificate of Incorporation”) and Section 1.11 of these Bylaws, the stockholders have acted by written consent to elect Directors as permitted by the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 1.02. Special Meetings. ~~Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place (if any, or in lieu of a place, by means of remote communication as provided in Section 1.03), and on such date and time, as shall be specified in the notice of such special meeting. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board~~Subject to the special rights of any series of preferred stock, and applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only as set forth in Article SEVENTH of the Certificate of Incorporation and these Bylaws.

In order for a stockholder requested special meeting of the stockholders under Article SEVENTH of the Certificate of Incorporation and these Bylaws (a “Stockholder Requested Special Meeting”) to be called and subject to the following sentence, one or more written requests for a special meeting of the stockholders (each, a “Stockholder Special Meeting Request,” and collectively, the “Stockholder Special Meeting Requests”) must be signed by the Requisite Special Meeting Percent (as such term is defined in the Certificate of Incorporation) of record holders (or their duly authorized agent(s)) and must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation by registered mail, return receipt requested. In addition, to be validly made in accordance with these Bylaws, a Stockholder Special Meeting Request must:

(a) set forth a statement of the specific purpose(s) of the special meeting and the matters proposed to be acted on at it;

(b) as to each purpose for which the meeting is to be called, set forth (i) a reasonably brief description of such purpose, (ii) a reasonably brief description of the specific proposal to be made or business to be conducted at the special meeting in connection with such purpose, (iii) the text of any proposal or business to be considered at the special meeting in connection with such purpose (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iv) the reasons for calling a special meeting for such purpose, and (v) a reasonably brief description of any material interest of each requesting party (as defined in the Certificate of Incorporation) in any proposal or business to be considered at the special meeting in connection with such purpose;

(c) bear the date of signature of each record holder (or duly authorized agent) signing the Stockholder Special Meeting Request;

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(d) set forth (i) the name and address, as they appear in the Corporation’s stock ledger, of each such record holder (or on whose behalf the Stockholder Special Meeting Request is signed) and (ii) the class, if applicable, and the number of shares of common stock of the Corporation that are owned of record and beneficially by each such stockholder;

(e) include documentary evidence (i) of each such stockholder’s record and beneficial ownership of such stock and (ii) that the ownership of common stock of the Corporation by the requesting party(ies) satisfies the Requisite Special Meeting Percent;

(f) include (i) an acknowledgment of the requesting party(ies) that any disposition by such stockholder(s) after the delivery to the Corporation of the Stockholder Special Meeting Request of any shares of common stock of the Corporation shall be deemed a revocation of the Stockholder Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Special Meeting Percent has been satisfied and (ii) a commitment by such stockholder(s) to continue to satisfy the Requisite Special Meeting Percent through the date of the Stockholder Requested Special Meeting and to notify the Corporation upon any disposition of any shares of the Corporation’s common stock;

(g) set forth a representation that each record holder or beneficial owner requesting the special meeting, or one or more representatives of each such record holder or beneficial owner, intends to appear in person at the special meeting (or by other means in the case of a special meeting held by remote communication) to present the business bought before the special meeting;
(h) set forth all information relating to each such stockholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder;

(i) contain the information required by Section 1.12(a)(ii) of these Bylaws, to the extent not already provided as required by this Section 1.02; and

(j) such other information as reasonably requested by the Corporation.

Each requesting party is required to supplement and update the information required by the foregoing clauses (a) through (j), as necessary, so that such information shall be true and correct as of the fifth (5th) business day prior to the Stockholder Requested Special Meeting.

In determining whether a special meeting has been validly requested by stockholders satisfying, in the aggregate, the Requisite Special Meeting Percent, multiple Stockholder Special Meeting Requests delivered to the Secretary of the Corporation will be considered together only if each such Stockholder Special Meeting Request (A) identifies substantially the same purpose(s) of or business intended to be brought before the special meeting and substantially the same reasons for conducting such business at the special meeting, as determined by the Board, and (B) has been dated and delivered to the Secretary of the Corporation within sixty (60) days of the earliest dated Stockholder Special Meeting Request relating to such business.

Any requesting party may revoke its special meeting request at any time by written revocation delivered to the Secretary of the Corporation at the principal executive offices of the Corporation by registered mail, return receipt requested, and if, following such revocation or any time after the delivery of a valid Stockholder Special Meeting Request, there are unrevoked requests from stockholders holding in the aggregate less than the Requisite Special Meeting Percent, the Board, in its discretion, may cancel the special meeting. The requesting party(ies) shall certify in writing to the Secretary of the Corporation on the fifth (5th) business day prior to the date of the Stockholder Requested Special Meeting as to whether such stockholder(s) continue to satisfy the Requisite Special Meeting Percent.

Notwithstanding the foregoing, there shall be no requirement to call a Stockholder Requested Special Meeting if:

US FOODS HOLDING CORP. | 2026 PROXY STATEMENT C-2

APPENDIX C
(a) the Board calls an annual or special meeting of the stockholders to be held not later than sixty (60) days after the date on which a valid Stockholder Special Meeting Request has been delivered to the Secretary of the Corporation (the “Delivery Date”) relating to an identical or substantially similar item (a “Similar Item”) (as determined by the Board) to the item identified in the Stockholder Special Meeting Request(s); or

(b) the Stockholder Special Meeting Request(s): (i) is received by the Secretary of the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (ii) contains a Similar Item to an item that was presented at any meeting of stockholders held within one hundred and twenty (120) days prior to the Delivery Date; (iii) relates to an item of business that is not a proper subject for stockholder action under applicable law; (iv) was made in a manner that involved a violation of Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, or other applicable law; or (v) does not comply with the provisions of this Section 1.02 or the applicable provisions of the Certificate of Incorporation.

Any special meeting of the stockholders shall be held at such date, time and place (if any, or in lieu of a place, by means of remote communication as provided in Section 1.03) as may be fixed by the Board in accordance with these Bylaws and the DGCL. In the case of a Stockholder Requested Special Meeting, such meeting shall be held at such date, time and place, if any, as may be fixed by the Board, on condition that the date of any Stockholder Requested Special Meeting shall be not more than one hundred and twenty (120) days after the Delivery Date. In fixing a date, time and place, if any, for any Stockholder Requested Special Meeting, the Board may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board to call an annual meeting or a special meeting of the stockholders. Subject to the second sentence of this paragraph, the Board may postpone or reschedule any special meeting of the stockholders. Nothing herein shall be construed (A) to give any stockholder a right to fix the date, time, or place, if any, of, or to fix any record date for, any special meeting of the stockholders of the Corporation or (B) as limiting, fixing or affecting the time when a special meeting of the stockholders called by action of the Board may be held.

Only such business shall be conducted at a special meeting of the stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Business transacted at any Stockholder Requested Special Meeting shall be limited to the business stated in the Stockholder Special Meeting Request(s), except that nothing herein shall prohibit the Board from submitting additional matters, whether or not described in the Stockholder Special Meeting Request(s), to the stockholders at any Stockholder Requested Special Meeting. Notwithstanding the provisions of this Section 1.02 of these Bylaws, unless otherwise required by law, if the stockholders (or qualified representatives of the stockholders) who submitted Stockholder Special Meeting Requests do not appear at the Stockholder Requested Special Meeting for the presentation of the matters that were specified in the Stockholder Special Meeting Request, the Corporation need not present such matters for a vote at such meeting. Nothing herein will limit the power of the Board or chairperson appointed for any special meeting in respect of the conduct of any such meeting.

Section 1.03. Participation in Meetings by Remote Communication. The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the DGCL and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 1.04. Notice of Meetings; Waiver.

(a) The Secretary or any Assistant Secretary shall cause notice of each meeting of stockholders to be given in a manner permitted by the DGCL not less than 10 nor more than 60 days prior to the meeting, to each stockholder of record entitled to vote at such meeting, subject to such exclusions as are then permitted by the DGCL. The notice shall specify (i) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date of stockholders entitled to notice of the meeting), (ii) the place, if any, date and time of such meeting of the stockholders, (iii) the means of remote communications, if any, by which stockholders and
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proxyholders may be deemed to be present in person and vote at such meeting, (iv) in the case of a special meeting, the purpose or purposes for which such meeting is called and (v) such other information as may be required by law or as may be deemed appropriate by the Chair of the Board, the Board, the Chief Executive Officer or the Secretary of the Corporation. If the stockholder list referred to in Section 1.07 of these Bylaws is made accessible on an electronic network, the notice of meeting shall indicate how the stockholder list can be accessed. If a stockholder meeting is to be held solely by means of electronic communications, the notice of such meeting must provide the information required to access such stockholder list.

(b) A written waiver of notice of meeting signed by a stockholder, or a waiver by electronic transmission by a stockholder, whether given before or after the meeting, is deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a waiver of notice. The attendance of any stockholder at a meeting of stockholders is a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 1.05. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting, provided, however, that where a separate vote by a class or series is required, the holders of a majority in voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.08 of these Bylaws until a quorum shall attend.

Section 1.06. Voting. Except as otherwise provided in the Certificate of Incorporation, the certificate of designation for any series of preferred stock or by law, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each such share outstanding in his or her name on the books of the Corporation at the close of business on the record date for such vote. If no record date has been fixed for a meeting of stockholders, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote (unless otherwise provided by the Certificate of Incorporation) for each such share of stock outstanding in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law, the Certificate of Incorporation, these Bylaws, the rules and regulations of any stock exchange applicable to the Corporation, or any other rule or regulation applicable to the Corporation or its stockholders, the vote of a majority in voting power of the shares entitled to vote at a meeting of stockholders on the subject matter in question represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting. The stockholders do not have the right to cumulate their votes for the election of Directors. For purposes of this Section 1.06, a vote of a majority in voting power of the shares shall mean that the number of votes cast “for” a matter exceeds 50% of the number of votes cast with respect to that matter. Votes cast shall include votes against the matter and shall exclude abstentions and broker non-votes with respect to that matter, but abstentions and broker non-votes will be considered for purposes of establishing a quorum.

Section 1.07. Voting Lists. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before every meeting of the stockholders (and before any adjournment thereof for which a new record date has been set), a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. This list, which may be in any format including electronic format, shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days ending on the day before the meeting date (i) during ordinary business hours at the Corporation’s headquarters or (ii) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

Section 1.08. Adjournment. Any meeting of stockholders may be adjourned from time to time, by the presiding person of the meeting or by the vote of a majority in voting power of the shares of stock present in person or
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represented by proxy at the meeting, whether or not there is a quorum, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the place, if any, and date and time thereof (and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting) are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting after the adjournment, in which case notice of the adjourned meeting in accordance with Section 1.04 of these Bylaws shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section 1.09. Proxies. Any stockholder entitled to vote at any meeting of the stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing an electronic transmission setting forth an authorization to act as proxy to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary. Proxies by electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. If the Corporation receives proxies for disqualified or withdrawn nominees for the Board, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.

Section 1.10. Organization; Procedure; Inspection of Elections.

(a) At every meeting of stockholders the presiding person shall be the Chair of the Board or, in the event of his or her absence or disability, the Chief Executive Officer or, in the event of his or her absence or disability, a presiding person chosen by resolution of the Board. The Secretary, or in the event of his or her absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding person, shall act as secretary of the meeting. The Board may make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to any such rules and regulations, the presiding person of any meeting of stockholders shall have the right and authority to prescribe rules, regulations and procedures for such meeting and to take all such actions as in the judgment of the presiding person are appropriate for the proper conduct of such meetings. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders or records of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(b) Preceding any meeting of the stockholders, the Board may, and when required by law shall, appoint one or more persons to act as inspectors of elections, and may designate one or more alternate inspectors. If no inspector or alternate so appointed by the Board is able to act, or if no inspector or alternate has been appointed and the appointment of an inspector is required by law, the person presiding at the meeting shall appoint one or more
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inspectors to act at the meeting. No Director or nominee for the office of Director shall be appointed as an inspector of elections. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall discharge their duties in accordance with the requirements of applicable law.

Section 1.11. Stockholder Action by Written Consent. Except as otherwise provided in the Certificate of Incorporation, stockholders may not take any action by written consent in lieu of action at an annual or special meeting of stockholders.

Section 1.12. Notice of Stockholder Proposals and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of the meeting (or any supplement thereto) delivered pursuant to Section 1.04 of these Bylaws, (B) by or at the direction of the Board or a committee of the Board appointed by the Board for such purpose, or (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (ii) and (iii) of this Section 1.12(a) and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation and at the date of the meeting. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to subclause (C) of Section 1.12(a)(i) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and in the case of proposed business other than nominations for persons for election to the Board, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 70 days from such anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. The number of nominees a stockholder may nominate (or the number of nominees a stockholder may nominate on behalf of a beneficial owner) for election at an annual meeting of stockholders shall not exceed the number of directors to be elected at such annual meeting. Such stockholder’s notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or re-election as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the ~~Securities~~Exchange Act~~of 1934, as amended (the “Exchange Act”),~~, and the rules and regulations promulgated thereunder, including such person’s written consent to being named in any proxy statement and other proxy materials for the applicable meeting as a nominee and to serving as a Director if elected;

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolution proposed for consideration and if such business includes proposed amendments to the Certificate of Incorporation or Bylaws, the text of the proposed amendments), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and

(C) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class or series and number of shares of the Corporation which are owned beneficially (directly or indirectly) and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) (x) in the case of a
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nomination to elect one or more directors to the Board, a representation that the stockholder giving notice and/or beneficial owner that intends to solicit proxies in support of director nominees other than the Corporation’s nominees will, to the extent any such proxies are solicited, (i) solicit proxies from holders of the Corporation’s outstanding capital stock representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors, (ii) include a statement to that effect in its proxy statement and/or the form of proxy, (iii) otherwise comply with Rule 14a-19 promulgated under the Exchange Act and (iv) provide the Secretary of the Corporation not less than five (5) days prior to the meeting or any adjournment or postponement thereof, with reasonable documentary evidence (as determined by the Secretary of the Corporation in good faith) that such stockholder and/or beneficial owner complied with such representations and (y) in the case of a proposal not involving the nomination of directors, a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (ii) otherwise to solicit proxies or votes from stockholders in support of such proposal. Notice of a stockholder nomination or proposal shall also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business; (B) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities (a “Derivative Instrument”); (C) to the extent not disclosed pursuant to the immediately preceding clause (B), the principal amount of any indebtedness of the Corporation or any of its subsidiaries beneficially owned by such stockholder or by any such beneficial owner, together with the title of the instrument under which such indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of such stockholder or such beneficial owner relating to the value or payment of any indebtedness of the Corporation or any such subsidiary; and (D) any other information relating to such stockholder and any such beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a−8 (or any successor thereof) and Rule 14a-19 (or any successor thereof) promulgated under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Corporation and to determine the independence of such Director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules. In addition, a stockholder seeking to bring an item of business before the annual meeting shall promptly provide any other information reasonably requested by the Corporation.

(iii) Notwithstanding anything in the second sentence of Section 1.12(a)(ii) of these Bylaws to the contrary, in the event that the number of Directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board made by the Corporation at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice under this Section 1.12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation’s notice of meeting called pursuant to and in accordance with Section 1.02 of these Bylawsshall be conducted at such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee of the Board appointed by the Board for such purpose or (ii) provided that the Board has determined that ~~the~~Directors shall be elected at such
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meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.12(b) and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. The number of nominees a stockholder may nominate (or the number of nominees a stockholder may nominate on behalf of a beneficial owner) for election at a special meeting of stockholders shall not exceed the number of directors to be elected at such special meeting. The foregoing clause (ii) of this Section 1.12(b) shall be the exclusive means for a stockholder to propose nominations of persons for election to the Board at a special meeting of stockholders.In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors of the Corporation, ~~any~~a stockholder entitled to vote at such meeting may nominate a person or persons, as the case may be, for election to such position(s) as specified by the Corporation, if the stockholder’s notice as required by Section 1.12(a)(ii) of these Bylaws, in addition to any other applicable requirements, shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c) General.

(i) Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presiding person of a meeting of stockholders shall have the power and duty (x) to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by this Section 1.12), and (y) if any proposed nomination or business is not in compliance with this Section 1.12, to declare that no action shall be taken on such nomination or other proposed business and such defective nomination shall be disregarded or that such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) If the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 1.12 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and/or the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation. For purposes of this Section 1.12, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iii) If a stockholder providing notice and/or beneficial owner that intends to solicit proxies in support of director nominees other than the Corporation’s nominees no longer intends to solicit proxies in accordance with its representation pursuant to subclause (C)(4) of Section 1.12(a)(ii), such stockholder and/or beneficial owner shall inform the Corporation of this change by delivering a writing to the Secretary of the Corporation no later than two business days after the occurrence of such change.

(iv) For purposes of this Section 1.12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, comparable national news service or widely disseminated wire service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations thereunder.

(v) Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.12. Nothing in this Section 1.12 shall be deemed to affect any rights of (x) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (y) the holders of any series of preferred stock to elect Directors pursuant to any applicable provisions of the Certificate of Incorporation or of the relevant preferred stock certificate of designation.

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(vi) The announcement of an adjournment, postponement or cancellation of an annual or special meeting does not commence a new time period (and does not extend any time period) for the giving of notice of a stockholder nomination or a stockholder proposal as described above.

Article II BOARD OF DIRECTORS

Section 2.01. General Powers. Except as may otherwise be provided by law, by the Certificate of Incorporation or by these Bylaws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board and the Board may exercise all the powers and authority of the Corporation.

Section 2.02. Election of Directors. Subject to the provisions of the Certificate of Incorporation and any rights of the holders of shares of any class or series of preferred stock, if any, to elect additional Directors, at each meeting of stockholders for the election of Directors, provided a quorum is present, each Director who is standing for election shall be elected by the vote of a majority of the votes validly cast with respect to such Director’s election, provided that if the number of nominees for Director exceeds the number of Directors to be elected, the Directors shall be elected by the votes of a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of Directors, provided, however, that if prior to the time the Corporation mails its initial proxy statement in connection with such election of Directors, one or more notices of nomination are withdrawn such that the number of candidates for election as Director no longer exceeds the number of directors to elected, the Directors shall be elected by the vote of a majority of votes validly cast with respect to such Director’s election. In an election of Directors, a majority of the votes cast means that the number of votes cast “for” a Director’s election must exceed the number of votes cast “against” such Director’s election (with abstentions and “broker nonvotes” not counted as a vote cast either “for” or “against” such Director’s election). If an incumbent Director is not elected, such Director shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee, or such other committee designated by the Board from time to time, shall recommend to the Board whether to accept or reject the resignation of such incumbent Director or to take other action. The Board shall act on the resignation and shall “publicly announce,” in the manner provided in Section 1.12, its decision regarding the tendered resignation and the rationale behind the decision within 120 days from the date the election results are certified. The incumbent Director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board that concern such Director’s resignation. If a Director’s resignation is accepted by the Board pursuant to this Section 2.02, or if a nominee for Director is not elected and the nominee is not then an incumbent Director, then the Board, acting in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, as provided in the Certificate of Incorporation. If a Director’s resignation is not accepted by the Board pursuant to this Section 2.02, such Director shall continue to serve until the next annual meeting of stockholders, or until his or her successor shall have been designated or until his or her earlier death, resignation or removal.

Section 2.03. Annual and Regular Meetings; Notice. The annual meeting of the Board for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders either (i) at the place of such annual meeting of the stockholders, in which event notice of such annual meeting of the Board need not be given, or (ii) at such other time and place as shall have been specified in advance notice given to members of the Board of the date, place and time of such meeting. Any such notice shall be given at least 48 hours in advance if sent to each Director by facsimile or any form of electronic transmission previously approved by a Director, which approval has not been revoked (“Approved Electronic Transmission”), or delivered to him or her personally, or at least five days in advance, if notice is mailed to each Director, addressed to him or her at his or her usual place of business or other designated address. Any such notice need not be given to any Director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice (including by Approved Electronic Transmission), whether before or after such meeting.

The Board from time to time may by resolution provide for the holding of regular meetings. Regular meetings of the Board shall be held at the place (if any), on the date and at the time as shall have been established by the Board and publicized among all Directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

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Section 2.04. Special Meetings; Notice. Special meetings of the Board shall be held whenever called by any member of the Board, at such place (within or without the State of Delaware), date and time as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board may be called on (i) 48 hours’ notice, if such notice is sent by facsimile or Approved Electronic Transmission to each Director or delivered to him or her personally or (ii) five days’ notice, if such notice is mailed to each Director, addressed to him or her at his or her usual place of business or other designated address. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice (including by electronic transmission), whether before or after such meeting. Any business may be conducted at a special meeting of the Board.

Section 2.05. Quorum. A quorum for meetings of the Board shall consist of a majority of the total number of Directors then in office.

Section 2.06. Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board.

Section 2.07. Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board to another time or place, provided such adjourned meeting is no earlier than 48 hours after written notice (in accordance with these Bylaws) of such adjournment has been given to the Directors (or such notice is waived in accordance with these Bylaws), and, at any such adjourned meeting, a quorum shall consist of a majority of the total number of Directors then in office.

Section 2.08. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or by Approved Electronic Transmission, and such writing or writings or Approved Electronic Transmissions are filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.09. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the property, affairs and business of the Corporation as the Board may deem appropriate. In addition to the election of the Chair of the Board, the Board may elect one or more vice-chairs or lead Directors to perform such other duties as may be designated by the Board.

Section 2.10. Action by Telephonic Communications. Members of the Board may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.11. Removal; Resignation. Directors may only be removed as set forth in the Certificate of Incorporation. Any Director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director, to the Chair of the Board, the Chief Executive Officer or the Secretary. Subject to Section 2.02, such resignation shall take effect upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of a specified event.

Section 2.12. Director Fees and Expenses. The amount, if any, which each Director shall be entitled to receive as compensation for his or her services shall be fixed from time to time by the Board or in the manner established by the Board. The non-employee Directors of the Corporation shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board and may be reimbursed a fixed sum for attendance at each meeting of the Board, paid an annual retainer or paid other compensation, including equity compensation, as determined by the Board or in the manner established by the Board.

Section 2.13. Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or Committees designated by the Board, or by any other person as to the matters
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the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Article III COMMITTEES

Section 3.01. How Constituted. The Board shall have an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and such other committees as the Board may determine (collectively, the “Committees”). Subject to law and the rules and regulations of any stock exchange applicable to the Corporation, each Committee shall consist of such number of Directors as from time to time may be fixed by a majority of the total number of Directors then in office. Any Committee may be abolished or re-designated from time to time by the Board. Each member of any such Committee (whether designated at an annual meeting of the Board or to fill a vacancy or otherwise) shall hold office until his or her successor shall have been designated or until he or she shall cease to be a Director, or until his or her earlier death, resignation or removal.

Section 3.02. Powers. Each Committee shall have such powers and responsibilities as the Board may from time to time authorize and, each Committee, except as otherwise provided in this Section 3.02, shall have and may exercise such powers of the Board as may be provided by resolution or resolutions of the Board. No Committee shall have the power or authority:

(a) to amend the Certificate of Incorporation (except that a Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the DGCL, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);

(b) to adopt an agreement of merger or consolidation or a certificate of ownership and merger;

(c) to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

(d) to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or

(e) to amend these Bylaws of the Corporation.

Any Committee may be granted by the Board, power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.
Section 3.03. Proceedings. Each Committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time, provided that the Board may adopt other rules and regulations for the governance of any Committee not inconsistent with the provisions of these Bylaws and the rules and regulations of any stock exchange applicable to the Corporation. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board at the meeting of the Board following any such proceedings.

Section 3.04. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating a Committee, at all meetings of any Committee the presence of members constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of the majority of the members of a Committee present at any meeting at which a quorum is present shall be the act of such Committee. Any action required or permitted to be taken at any meeting of any Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

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Section 3.05. Action by Telephonic Communications. Members of any Committee designated by the Board may participate in a meeting of such Committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.06. Resignations. Any member of any Committee may resign from such Committee at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by the Director, to the Chair of the Board, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.
Section 3.07. Removal. Any member of any Committee may be removed from his or her position as a member of such Committee at any time, either for or without cause, by resolution adopted by a majority of the number of Directors then in office.
Section 3.08. Vacancies. If any vacancy shall occur in any Committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members shall continue to act, and any such vacancy may be filled by the Board subject to Section 3.01 of these Bylaws.

Article IV OFFICERS
Section 4.01. Number. The officers of the Corporation shall be chosen by the Board and, subject to the last sentence of this Section 4.01, shall be a Chair of the Board, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents and a Secretary. In addition, the Board from time to time may delegate to any officer the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any action by an appointing officer may be superseded by action by the Board. The Board may also designate as officers a President, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers and agents as it shall deem necessary. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person, except that one person may not concurrently hold both the office of Chief Executive Officer and Secretary. The Board may determine that the Chair of the Board will not be an officer of the Corporation.

Section 4.02. Election. Unless otherwise determined by the Board and except as otherwise provided in these Bylaws, the officers of the Corporation shall be elected by the Board at the annual meeting of the Board, and shall be elected to hold office until the next succeeding annual meeting of the Board at which his or her successor has been elected and qualified. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Section 4.03. Salaries. The salaries and other compensation of all officers and agents of the Corporation shall be fixed by the Board or in the manner established by the Board.

Section 4.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board or by the Chief Executive Officer as permitted pursuant to Section 4.07. Any officer may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Chair of the Board, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board, or, if the Chief Executive Officer has authority pursuant to Section 4.07 of these Bylaws to fill such office, then by the Chief Executive Officer subject to Section 4.07 of these Bylaws or by the Board.

Section 4.05. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws or in a resolution of the Board, except that in any event each officer shall exercise such powers and perform such duties as may be required by law. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 4.06. Chair of the Board. The Chair of the Board shall preside at all meetings of the Board and stockholders at which he or she is present and shall have such other powers and duties as may from time to time be assigned by the Board.

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APPENDIX C
Section 4.07. Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board, the general powers and duties of supervision, direction, and management of the business and affairs of the Corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect. In addition, the Chief Executive Officer shall have such other powers and perform such other duties as may be delegated to him or her by the Board or as are set forth in the Certificate of Incorporation or these Bylaws. If the Board has not elected or appointed a President or the office of the President is otherwise vacant, and no officer otherwise functions with the powers and duties of the President, then, unless otherwise determined by the Board, the Chief Executive Officer shall also have all the powers and duties of the President.

Section 4.08. President. The President, if there is such an officer and the Board so directs, shall serve as chief operating officer and have the powers and duties customarily and usually associated with the office of chief operating officer unless the Board provides for another officer to serve as chief operating officer (or to have the powers and duties of chief operating officer). The President shall have such other powers and perform such other duties as may be delegated to him or her from time to time by the Board or the Chief Executive Officer. If the Board has not elected or appointed a Chief Executive Officer or the office of Chief Executive Officer is otherwise vacant, then, unless otherwise determined by the Board, the President shall also have all the powers and duties of the Chief Executive Officer.

Section 4.09. Vice President. Each Vice President shall have the powers and duties delegated to him or her by the Board, the Chief Executive Officer or the President. One Vice President may be designated by the Board to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.10. Secretary and Assistant Secretaries. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board. He or she shall have charge of the corporate books and shall perform other duties as the Board may from time to time prescribe.

Any Assistant Secretary, if there is such an officer, shall perform such duties and possess such powers as the Board, the Chief Executive Officer, President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board), shall perform the duties and exercise the powers of the Secretary.

Section 4.11. Chief Financial Officer, Treasurer and Assistant Treasurers. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board, the Chief Executive Officer or the President shall designate from time to time. The Chief Executive Officer or President may direct the Treasurer or any Assistant Treasurer, if there is such an officer, to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board, the Chief Executive Officer or the President shall designate from time to time.
Section 4.12. Security. The Board may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his or her duties, in such amount and of such character as may be determined from time to time by the Board.

Section 4.13. Action with Respect to Securities of Other Companies. Unless otherwise directed by the Board, the Chief Executive Officer, the President, or any officer of the Corporation authorized thereby, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of stockholders or equityholders of, any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

Article V CAPITAL STOCK
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Section 5.01. Certificates of Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, except to the extent that the Board has provided by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have, and the Board may in its sole discretion permit a holder of uncertificated shares to receive upon request, a certificate signed by the appropriate officers of the Corporation, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws.

Section 5.02. Signatures; Facsimile. All signatures on the certificates referred to in Section 5.01 of these Bylaws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.03. Lost, Stolen or Destroyed Certificates. A new certificate may be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, only upon delivery to the Corporation of an affidavit of the owner or owners (or their legal representatives) of such certificate, setting forth such allegation and a bond or undertaking as may be satisfactory to a financial officer of the Corporation to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL. Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

Section 5.05. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer and to the fullest extent permitted by law, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests, provided that if a transfer of shares shall be made for collateral security, and not absolutely, this fact shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.06. Transfer Agent and Registrar. The Board may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

Article VI INDEMNIFICATION
Section 6.01. Nature of Indemnity. The Corporation shall indemnify, to the fullest extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a Director or officer of the Corporation, or while serving as a Director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a Director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in
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APPENDIX C
settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding had no reasonable cause to believe his or her conduct was unlawful; provided that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of these Bylaws, the Corporation shall not be obligated to indemnify a Director or officer of the Corporation in respect of a proceeding (or part thereof) instituted by such Director or officer, unless such proceeding (or part thereof) has been authorized in the specific case by the Board.

The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 6.02. Successful Defense. To the extent that a present or former Director or officer of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Section 6.01 of these Bylaws or in defense of any claim, issue or matter therein, he or she shall be indemnified by the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 6.03. Determination That Indemnification Is Proper. Any indemnification of a present or former Director or officer of the Corporation under Section 6.01 of these Bylaws (unless ordered by a court) shall be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01 of these Bylaws. Any such determination shall be made, with respect to a person who is a Director or officer at the time of such determination (i) by a majority vote of the Directors who are not parties to such proceeding, even though less than a quorum, or (ii) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.

Section 6.04. Advance of Expenses. Expenses (including attorneys’ fees) incurred by a present or former Director or officer in defending any civil, criminal, administrative or investigative proceeding shall be paid by the Corporation prior to the final disposition of such proceeding upon written request by such person and delivery of an undertaking by such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation under this Article or applicable law; provided that the Board may not require such Director or officer to post any bond or otherwise provide any security for such undertaking. The Corporation or, in respect of a present Director or officer, the Board may authorize the Corporation’s counsel to represent (subject to applicable conflict of interest considerations) such present or former Director or officer in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 6.05. Procedure for Indemnification of Directors and Officers. Any indemnification of a Director or officer of the Corporation under Sections 6.01 and 6.02 of these Bylaws, or advance of expenses to such persons under Section 6.04 of these Bylaws, shall be made promptly, and in any event within 30 days, upon the written request by or on behalf of such person (together with supporting documentation). If a determination by the Corporation that such person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article shall be enforceable by such person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified, to the fullest extent permitted by law, by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and
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expenses under Section 6.04 of these Bylaws where the required undertaking, if any, has been received by or tendered to the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these Bylaws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board or any Committee thereof, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of these Bylaws, nor the fact that there has been an actual determination by the Corporation (including its Board or any Committee thereof, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.06. Contract Right; Non-Exclusivity; Indemnification Priority Survival.

(a) The rights to indemnification and advancement of expenses provided by this Article shall be deemed to be separate contract rights between the Corporation and each Director and officer who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not adversely affect any right or obligation then existing with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such “contract rights” may not be modified retroactively as to any present or former Director or officer without the consent of such Director or officer.

(b) The rights to indemnification and advancement of expenses provided by this Article shall continue as to a person who has ceased to be a Director or officer and shall not be deemed exclusive of any other rights to which a present or former Director or officer of the Corporation seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise; provided, that to the extent that that an indemnitee is entitled to be indemnified by the Corporation pursuant to this Article and by any stockholder of the Corporation or any affiliate of any such stockholder (other than the Corporation) under any other agreement or instrument, or by any insurer under a policy maintained by such stockholder or affiliate, the obligations of the Corporation pursuant to this Article shall be primary, and the obligations of such stockholder, affiliate or insurer secondary and the Corporation shall not be entitled to contribution or indemnification from or subrogation against such stockholder or affiliate.

(c) The rights to indemnification and advancement of expenses provided by this Article to any present or former Director or officer shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.07. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, provided that such insurance is available on commercially reasonable terms consistent with then prevailing rates in the insurance market.

Section 6.08. Subrogation. In the event of payment under this Article, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all documents, and do all acts, that as the Corporation may reasonably request to secure such rights, including the execution of such documents as the Corporation may reasonably request to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.09. Employees and Agents. The Board, or any officer authorized by the Board generally or in the specific case to make indemnification decisions, may cause the Corporation to indemnify any present or former employee or agent of the Corporation in such manner and for such liabilities as the Board may determine, up to the fullest extent permitted by the DGCL and other applicable law.

Section 6.10. Interpretation; Severability. Terms defined in Sections 145(h) or (i) of the DGCL have the meanings set forth in such sections when used in this Article. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director
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APPENDIX C
or officer as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any proceeding, whether, civil, criminal, administrative, investigative or otherwise, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article VII OFFICES

Section 7.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at the location provided in the Certificate of Incorporation.

Section 7.02. Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board may from time to time determine or as the business of the Corporation may require.

Article VIII GENERAL PROVISIONS

Section 8.01. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board at any regular or special meeting of the Board and any such dividend may be paid in cash, property, or shares of the Corporation’s capital stock.

A member of the Board, or a member of any Committee designated by the Board, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees of the Board, or by any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 8.02. Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board shall think conducive to the interest of the Corporation and the Corporation’s stockholders, and the Board may similarly modify or abolish any such reserve.

Section 8.03. Execution of Instruments. Except as otherwise provided by law or the Certificate of Incorporation, the Board or the Chief Executive Officer may authorize the Chief Executive Officer or any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.

Section 8.04. Voting as Stockholder. Unless otherwise determined by resolution of the Board, the Chair of the Board or the Chief Executive Officer or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock at any such meeting or through action without a meeting. The Board may by resolution from time to time confer such power and authority upon (in general or confined to specific instances) any other person or persons.

Section 8.05. Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by resolution of the Board.

Section 8.06. Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware”. The form of such seal shall be subject to alteration by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

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Section 8.07. Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board.

Section 8.08. Electronic Transmission. “Electronic transmission”, as used in these Bylaws, means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX AMENDMENT OF BYLAWS

Section 9.01. Amendment. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be amended, altered or repealed either:

(a) by resolution adopted by a majority of the Board if at any special or regular meeting of the Board if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, or

(b) in addition to any other vote otherwise required by law, at any regular or special meeting of the stockholders upon the affirmative vote of a majority of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

Notwithstanding the foregoing, no amendment, alteration or repeal of Article VI shall adversely affect any right or protection existing under these Bylaws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former Director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment.

Article X CONSTRUCTION

Section 10.01. Construction. In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.

Article XI FORUM FOR ADJUDICATION OF DISPUTES

Section 11.01. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL, the Restated Certificate of Incorporation or these Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation or any director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Failure to comply with the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. If any provision or provisions of this Section 11.01 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Section 11.01 shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.01.
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US FOODS

US FOODS HOLDING CORP.
9399 WEST HIGGINS ROAD
SUITE 100
ROSEMONT, IL 60018

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Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information by 11:59 P.M. Eastern Time on May 13, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/USFD2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions by 11:59 P.M. Eastern Time on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85329-P40943 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

US FOODS HOLDING CORP.

The Board of Directors recommends you vote "FOR" each of the nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Cheryl A. Bachelder	☐	☐	☐
1b. David W. Bullock	☐	☐	☐
1c. David E. Flitman	☐	☐	☐
1d. Marla C. Gottschalk	☐	☐	☐
1e. Carl Andrew Pforzheimer	☐	☐	☐
1f. Quentin Roach	☐	☐	☐
1g. David M. Tehle	☐	☐	☐
1h. Ann E. Ziegler	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V85330-P40943

PROXY
US FOODS HOLDING CORP.
ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2026 AT 8:00 AM (CDT)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of 2026 Annual Meeting of Stockholders and Proxy Statement with respect to the 2026 Annual Meeting of Stockholders of US Foods Holding Corp. (the "Company") to be held at 8:00 AM (CDT) on May 14, 2026, via the Internet at www.virtualshareholdermeeting.com/USFD2026. The undersigned hereby appoints Dirk J. Locascio and Timothy D. Johnson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this proxy, all the shares of common stock of the Company which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before such meeting or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE PROXY IS PROPERLY EXECUTED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side